Exhibit 10.1

SUPER-PRIORITY SENIOR SECURED PRIMING DEBTOR-IN-POSSESSION CREDIT AGREEMENT AND GUARANTY

dated as of August 14, 2025

by and among

TPI COMPOSITES, INC.,

as the Borrower

and Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,

as the Subsidiary Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO

as the

Lenders,

and

OAKTREE FUND ADMINISTRATION, LLC,

as the Administrative Agent

U.S. $82,500,000

TABLE OF CONTENTS

Section 1. DEFINITIONS	2
1.01 Certain Defined Terms	2
1.02 Accounting Terms and Principles	43
1.03 Interpretation	44
1.04 Division	45
1.05 Payment In Full	45
Section 2. THE COMMITMENT AND THE LOANS	45
2.01 Commitments and Loans	45
2.02 Borrowing Procedures	47
2.03 Notes	47
2.04 Use of Proceeds	47
Section 3. PAYMENTS OF PRINCIPAL AND INTEREST, ETC.	48
3.01 Repayments and Prepayments Generally; Application	48
3.02 Interest	48
3.03 Prepayments	49
3.04 Rates; Inability to Determine Rate; Illegality; Benchmark Replacement	51
Section 4. PAYMENTS, ETC.	56
4.01 Payments	56
4.02 Computations	57
4.03 Set-Off	57
4.04 Fees	58
Section 5. ADDITIONAL COSTS, TAXES, ETC.	60
5.01 Additional Costs	60
5.02 Taxes	62
5.03 Mitigation Obligations	66
5.04 Survival	67
Section 6. CONDITIONS	67
6.01 Conditions to the Closing Date	67

6.02 Conditions to the DIP Tranche 2 Draw after the Closing Date	70
Section 7. REPRESENTATIONS AND WARRANTIES	72
7.01 Power and Authority	72
7.02 Authorization; Enforceability	72
7.03 Governmental and Other Approvals; No Conflicts	72
7.04 Financial Statements; Material Adverse Change	73
7.05 Properties	74
7.06 No Actions or Proceedings	75
7.07 Compliance with Other Instruments	78
7.08 Taxes	79
7.09 Full Disclosure	79
7.10 Investment Company Act and Margin Stock Regulation.	80
7.11 Subsidiaries	80
7.12 [Reserved]	80
7.13 Material Agreements	80
7.14 Restrictive Agreements	81
7.15 Transactions with Affiliates	81
7.16 OFAC; Anti-Terrorism Laws	81
7.17 Anti-Corruption	82
7.18 Priority of Obligations	82
7.19 Security Interest	82
7.20 Data Privacy	82
7.21 Insurance	83
7.22 Certain Transactions	83
7.23 [Reserved]	83
7.24 Employee Agreements	83
7.25 Permits	84
7.26 [Reserved]	84
7.27 Approved Budget Variance Report	84
7.28 Orders	84
Section 8. AFFIRMATIVE COVENANTS	84
8.01 Financial Statements and Other Information	84

8.02 Notices of Material Events	88
8.03 Existence	90
8.04 Payment of Obligations	90
8.05 Insurance	91
8.06 Books and Records; Inspection Rights	91
8.07 Compliance with Laws and Other Obligations	92
8.08 Maintenance of Properties, Etc	92
8.09 Licenses	93
8.10 Management Meetings	93
8.11 Use of Proceeds	93
8.12 Further Assurances	93
8.13 Termination of Non-Permitted Liens	96
8.14 [Reserved].	96
8.15 Management Retention/Incentive Plan	97
8.16 ERISA Compliance	97
8.17 Cash Management	97
8.18 Information Regarding the Collateral	97
8.19 Post-Closing Obligations	98
8.20 Approved Budget.	98
8.21 Required Milestones.	99
8.22 Certain Bankruptcy Matters.	100
8.23 Bankruptcy Notices	101
8.24 Priority of Liens and Claims.	101
Section 9. NEGATIVE COVENANTS	102
9.01 Indebtedness	102
9.02 Liens	104
9.03 Fundamental Changes and Acquisitions	107
9.04 Lines of Business	108
9.05 Investments	108
9.06 Restricted Payments	111
9.07 Payments of Indebtedness	112
9.08 Changes in Fiscal Year	112

9.09 Sales of Assets, Etc.	112
9.10 Transactions with Affiliates	114
9.11 Restrictive Agreements	114
9.12 Modifications and Terminations of Organic Documents	115
9.13 Sales and Leasebacks	116
9.14 Hazardous Materials	116
9.15 Loans to Rank Senior	116
9.16 Investment Company Act	116
9.17 Accounting Changes	116
9.18 Compliance with ERISA	116
9.19 Sanctions; Anti-Corruption Use of Proceeds	117
9.20 [Reserved]	117
9.21 Settlements	117
9.22 Orders	117
9.23 Bankruptcy Actions	118
9.24 [Reserved]	118
9.25 Insolvency Proceeding Claims	118
9.26 Transfers of Material Assets or Material Intellectual Property	118
9.27 Turkish Subsidiary Undertakings	118
Section 10. [RESERVED]	118
Section 11. EVENTS OF DEFAULT	118
11.01 Events of Default	118
11.02 Remedies	124
Section 12. THE ADMINISTRATIVE AGENT	125
12.01 Appointment and Duties	125
12.02 Binding Effect	126
12.03 Use of Discretion	127
12.04 Delegation of Rights and Duties	127
12.05 Reliance and Liability	127
12.06 Administrative Agent Individually	129
12.07 Lender Credit Decision	129
12.08 Expenses; Indemnities	129

12.09 Resignation of the Administrative Agent	130
12.10 Release of Collateral or Obligors	131
12.11 Additional Secured Parties	132
12.12 Agent May File Proofs of Claims	132
12.13 Acknowledgements of Lenders	133
Section 13. GUARANTY	135
13.01 The Guaranty	135
13.02 Obligations Unconditional	135
13.03 Discharge Only Upon Payment in Full	136
13.04 Additional Waivers; General Waivers	137
13.05 Reinstatement	138
13.06 Subrogation	138
13.07 Remedies	139
13.08 Instrument for the Payment of Money	139
13.09 Continuing Guarantee	139
13.10 Contribution with Respect to Guaranteed Obligations	139
13.11 General Limitation on Guarantee Obligations	140
Section 14. MISCELLANEOUS	140
14.01 No Waiver	140
14.02 Notices	141
14.03 Expenses, Indemnification, Etc	141
14.04 Amendments, Etc	144
14.05 Successors and Assigns	145
14.06 Survival	148
14.07 Captions	149
14.08 Counterparts, Effectiveness	149
14.09 Governing Law	149
14.10 Jurisdiction, Service of Process and Venue	149
14.11 Waiver of Jury Trial	150
14.12 Waiver of Immunity	150
14.13 Entire Agreement	150
14.14 Severability	150

14.15 No Fiduciary Relationship	150
14.16 Confidentiality	151
14.17 Interest Rate Limitation	151
14.18 Judgment Currency	152
14.19 USA PATRIOT Act	152
14.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	152

SCHEDULES AND EXHIBITS

Schedule 1	-	Loan Commitments
Schedule 1.01(a)	-	Permitted Licenses
Schedule 2	-	Company Debt Agreements
Schedule 2.01(d)	-	Interim Roll-Up Distribution
Schedule 2.01(e)	-	Final Roll-Up Distribution
Schedule 6.01(f)	-	Security Agreements and Collateral Agreements
Schedule 7.05(a)(ii)	-	Real Property Owned or Leased by Obligors
Schedule 7.05(b)(i)	-	Borrower Intellectual Property
Schedule 7.06(a)	-	Litigation
Schedule 7.06(c)	-	Pension Matters
Schedule 7.11	-	Information Regarding Subsidiaries
Schedule 7.13(d)	-	Defaults Under Material Agreements
Schedule 7.14	-	Restricted Agreements
Schedule 7.16	-	Transactions with Affiliates
Schedule 8.01(g)	-	Obligor Information
Schedule 8.01(h)	-	New Material Intellectual Property
Schedule 8.19	-	Post-Closing Obligations
Schedule 8.20	-	Approved Budget
Schedule 9.02(a)	-	Liens Existing on the Closing Date
Schedule 9.02(o)	-	Liens on Properties or Assets
Schedule 9.05	-	Existing Investments

Exhibit A	-	Form of Note
Exhibit B	-	Form of Borrowing Notice
Exhibit C	-	Form of Guarantee Assumption Agreement
Exhibit D-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	[Reserved]
Exhibit H	-	Form of Intercompany Subordination Agreement
Exhibit I	-	Form of Interim Order
Exhibit J	-	Form of Closing Date Certificate

SUPER-PRIORITY SENIOR SECURED PRIMING DEBTOR-IN-POSSESSION CREDIT AGREEMENT AND GUARANTY

SUPER-PRIORITY SENIOR SECURED PRIMING DEBTOR-IN-POSSESSION CREDIT AGREEMENT AND GUARANTY, dated as of August 14, 2025 (this “Agreement”), among TPI COMPOSITES, INC., a Delaware corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), the Subsidiaries of the Borrower required to provide Guarantees from time to time hereunder (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”), the lenders from time to time party hereto (which shall include, for the avoidance of doubt, both lenders of New Money Loans and the Senior Secured Lenders (as defined below) in respect of the Roll-Up Loans) (each a “Lender” and collectively, the “Lenders”), and OAKTREE FUND ADMINISTRATION, LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, on August 13, 2025 (the “Petition Date”), the Borrower and certain Subsidiaries of the Borrower (each, a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (each such case, a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) and the Debtors have retained possession of their assets and are authorized under the Bankruptcy Code to continue the operations of their businesses as debtors-in-possession;

WHEREAS, prior to the Petition Date, the Lenders (or, as applicable, their designated affiliated funds) (the “Senior Secured Lenders”) provided financing to the Borrower pursuant to that certain Credit Agreement and Guaranty, dated as of December 14, 2023 (the “Senior Secured Credit Agreement”), among the Borrower, the subsidiary guarantors party thereto from time to time, the Senior Secured Lenders and Oaktree Fund Administration, LLC, as administrative agent (the “Prepetition Administrative Agent”);

WHEREAS, the Borrower has requested, and, upon the terms set forth in this Agreement, the Lenders have agreed to make available to the Borrower, a super-priority senior secured priming debtor-in-possession term loan credit facility of $82,500,000 (the “DIP Facility”), consisting of the following: (a) a $7,500,000 new money term loan facility to be funded on the Closing Date; (b) a $20,000,000 new money term loan facility to be funded on or after the Final Order Date; and (c) a $55,000,000 term loan facility resulting from the roll-up of the Senior Secured Obligations in the aggregate principal amount of $15,000,000 on the DIP Tranche 1 Draw Date and an additional aggregate principal amount of $40,000,000 on the DIP Tranche 2 Draw Date, in each case, subject to the conditions set forth herein and in the DIP Order;

WHEREAS, the proceeds of the DIP Facility shall be used solely in accordance with the DIP Order and the Approved Budget (subject to the Permitted Variance) (a) for working capital and general corporate purposes of the Debtors, (b) to fund costs and expenses related to the Chapter 11 Cases, (c) to fund the payment of interest, fees, costs and expenses related to the DIP Facility, including the DIP Professional Fees and (d) for any other purposes specifically set forth in the Approved Budget (subject to the Permitted Variance);

WHEREAS, subject to the terms hereof and the DIP Order, the Borrower and the Subsidiary Guarantors have agreed to secure all of their Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a security interest in and lien upon the Collateral;

WHEREAS, the priority of the DIP Facility with respect to the Collateral granted as security for the payment and performance of the Obligations shall be as set forth in the Interim Order and the Final Order, as applicable, in each case, upon entry thereof by the Bankruptcy Court, and in the Collateral Documents; and

WHEREAS, the Borrower and the Subsidiary Guarantors are engaged in related businesses, and each Subsidiary Guarantor acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the Borrower as provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Section 1.
DEFINITIONS

1.01          Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“5.25% Convertible Senior Notes” means the 5.25% Convertible Senior Notes issued pursuant to the Indenture dated as of March 3, 2023, among the Borrower and U.S. Bank Trust Company, National Association, as trustee, as in effect as of the date of this Agreement.

“Acceptable Plan” means a Chapter 11 Plan in form and substance satisfactory to the Majority Lenders in their sole discretion.

“Acquisition” means any transaction, or any series of related transactions, by which any Person (for purposes of this definition, an “acquirer”) directly or indirectly, by means of amalgamation, merger, purchase of assets, purchase of Equity Interests, or otherwise, (a) acquires all or substantially all of the assets of any other Person, (b) acquires an entire business line or unit or division of any other Person, (c) with respect to any other Person that is managed or governed by a Board, acquires control of Equity Interests of such other Person representing more than fifty percent (50%) of the economic rights or ordinary voting power (determined on a fully-diluted basis) for the election of directors of such Person’s Board or (d) acquires control of more than fifty percent (50%) of the Equity Interests in any other Person (determined on a fully-diluted basis) that is not managed by a Board.

“Actual Cash Receipts” means with respect to any period, as the context requires, (a) the amount of actual cash receipts during such period of the Obligors (excluding any borrowings under this Agreement) that correspond to each line item (on a line item by line item basis) under the heading “Total Operating Receipts” in the Approved Budget and/or (b) the sum, for such period, of all such receipts for all such line items which comprise “Total Operating Receipts” (as set forth in the Approved Budget), on a cumulative basis, in each case, as determined by reference to the Approved Budget as then in effect.

“Actual Disbursement Amounts” means with respect to any period, as the context requires, (a) the amount of actual disbursements made by the Obligors and their Subsidiaries during such period that correspond to each line item (on a line item by line item basis) under the heading “Total Operating Disbursements” in the Approved Budget and/or (b) the sum, for such period, of all such disbursements for all such line items which comprise “Total Operating Disbursements” (as set forth in the Approved Budget), on a cumulative basis, in each case, as determined by reference to the Approved Budget as then in effect and which, for the avoidance of doubt, do not include DIP Professional Fees.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that Oaktree will not be considered an Affiliate of the Borrower for purposes of this definition.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocable Amount” has the meaning set forth in Section  13.10(b).

“ALTA” means American Land Title Association.

“Anti-Terrorism Laws” means any applicable laws relating to terrorism or money laundering, including (a) the Money Laundering Control Act of 1986 (e.g., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (e.g., 31 U.S.C. §§ 5311 – 5330), as amended by the Patriot Act, (c) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (d) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (e) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (f) any similar laws enacted in the United States, European Union, India, Mexico, Switzerland, Turkey, the People’s Republic of China, the United Kingdom or any other jurisdictions in which the parties to this agreement are organized or operate, and all other legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war.

“Approved Bankruptcy Court Orders” means, collectively, (a) the Interim Order, (b) the Final Order, (c) the Cash Management Order, (d) the Disclosure Statement Order and (e) any other order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Lender, (ii) the Loan Documents (including the Obligors’ obligations thereunder), (iii) the Collateral, any Liens thereon or any Superpriority Claims (including any sale or other disposition of Collateral or the priority of any such Liens or Superpriority Claims), (iv) use of Cash Collateral in the Chapter 11 Cases, (v) any debtor-in-possession financing of the Debtors, or (vi) adequate protection or otherwise relating to any Senior Secured Obligations, in the case of each of the foregoing clauses (i) through (vi), (A) solely with respect to those provisions thereof that affect the rights and duties of the Lenders, in form and substance satisfactory to the Majority Lenders and (B) that has not been vacated, reversed or stayed.

“Approved Budget” means the then most current budget prepared by the Borrower and approved by the Majority Lenders in accordance with Section 8.20. As of the Closing Date, the Approved Budget is attached hereto as Schedule 8.20.

“Approved Budget Variance Report” means a report (in a form, and with supporting information, satisfactory to the Majority Lenders) provided by the Borrower to the Lenders showing, in each case, on a line item by line item and cumulative basis, the Actual Cash Receipts and the Actual Disbursement Amounts, as of the last day of the Prior Week, and the Variance Testing Period then most recently ended, (a) noting therein all variances, on a line item by line item basis and a cumulative basis, from the Budgeted Disbursement Amounts for such period as set forth in the Approved Budget as in effect for such period and (b) containing an indication as to whether each variance is temporary or permanent and explanations for all material variances, (c) certifying compliance or non-compliance with the Permitted Variance, and (d) including explanations for all material variances and all violations, if any, of such covenant and if any such violation exists, setting forth the actions which the Borrower has taken or intends to take with respect thereto.

“Approved Retention/Incentive Plan” means any retention, bonus, incentive or similar plan that (a) is in effect prior to the Petition Date and has been disclosed to the Lenders or (b) is implemented on or after the Petition Date on terms determined by the Borrower and satisfactory to the Majority Lenders; provided that any payment made with respect to any such plan described in clause (a) or (b) on or after the Petition Date shall be subject to the Approved Budget.

“Approved Sale” means any sale of: (a) Equity Interests issued by the Debtors; or (b) assets of the Debtors; provided that each such sale shall be subject to the consent of the Majority Lenders; provided, further, that the proceeds of any such sale shall be applied in accordance with Section 3.03(c).

“Arm’s Length Transaction” means, with respect to any transaction, the terms of such transaction shall not be less favorable to the Borrower or any of its Subsidiaries than commercially reasonable terms that would be obtained in a transaction with a Person that is an unrelated third party.

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender substantially in the form of Exhibit F, or such other form as agreed by the Administrative Agent.

“Automatic Stay” means the automatic stay imposed with respect to creditors of the Debtors pursuant to Section 362 of the Bankruptcy Code and any equivalent stay on enforcements proceedings under Debtor Relief Laws in any other jurisdiction.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.04(h)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may be amended from time to time, in effect and applicable to the Chapter 11 Cases.

“Bar Date Motion” means the motion to establish a general bar date by which all creditors must file proofs of claim in the Chapter 11 Cases and a governmental bar date by which all governmental units must file proofs of claim in the Chapter 11 Cases.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such date, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) Term SOFR determined on such date (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) for a deposit in Dollars with a maturity of one month plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively, automatically and without notice to any Person. Notwithstanding anything contained herein to the contrary, the Base Rate shall not be less than the Floor.

“Base Rate Loan” means any Loan which bears interest at a rate based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.04(h).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (at the Direction of the Majority Lenders) giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined (including any related Benchmark Replacement Adjustment) would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero), that has been selected by the Administrative Agent (at the Direction of the Majority Lenders) giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)       in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)       in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04(h) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04(h).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, as amended.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means, with respect to any Person, the board of directors or equivalent management or oversight body of such Person or any committee thereof authorized to act on behalf of such board (or equivalent body).

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Intellectual Property” means all Intellectual Property owned or purported to be owned by the Borrower and its Subsidiaries.

“Borrower Party” has the meaning set forth in Section 14.03(b).

“Borrowing” means a borrowing of the Loans on the Closing Date or the DIP Tranche 2 Draw Date, as the context may require.

“Borrowing Notice” means a written notice substantially in the form of Exhibit B.

“Bringdown Date” means each date on which a Loan is advanced pursuant to Section 2.01(a) and any other date the representations and warranties under the Loan Documents are required to be made (other than the Closing Date).

“Budgeted Cash Receipts” means with respect to any period, as the context requires, (a) the amount that corresponds to the line item under the heading “Total Operating Receipts” in the Approved Budget and/or (b) the sum, for such period, of all such line items which comprise “Total Operating Receipts” (as set forth in the Approved Budget), on a cumulative basis, in each case, as determined by reference to the Approved Budget as then in effect.

“Budgeted Disbursement Amounts” means with respect to any period, as the context requires, (a) the amount that corresponds to the line item under the heading “Total Operating Disbursements” in the Approved Budget and/or (b) the sum, for such period, of all such line items which comprise “Total Operating Disbursements” (as set forth in the Approved Budget), on a cumulative basis, in each case, as determined by reference to the Approved Budget as then in effect.

“Business Day” means any day that is not (a) a Saturday, Sunday or other day on which commercial banks are authorized or required by law to remain closed in New York City and (b) if such day relates to a SOFR Loan, any such day described in clause (a) which is also a U.S. Government Securities Business Day.

“Business IT Systems” has the meaning set forth in Section 7.05(b)(ii).

“Capital Lease” means any lease that is classified as a capital, direct financing, or direct financing arrangement lease for GAAP presentation; provided that no lease that would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the Financial Accounting Standards Board Accounting Standard Update 2016 02, Leases (Topic 842), issued in February 2016 (or any other changes in GAAP subsequent to the date hereof) shall be considered a Capital Lease for purposes of this Agreement (and shall not constitute a Capital Lease hereunder).

“Carve-Out” has the meaning assigned to such term in the DIP Order.

“Cash Collateral” has the meaning assigned to such term in the Interim Order or the Final Order, as applicable.

“Cash Management Order” means the order of the Bankruptcy Court entered in the Chapter 11 Cases after the “first day” hearing, together with all extensions, modifications and amendments thereto, in form and substance reasonably acceptable to the Administrative Agent (at the Direction of the Majority Lenders).

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of the Borrower or any of its Subsidiaries in excess of $250,000 with respect to any individual event or series of related events and $500,000 in the aggregate during the term of this Agreement.

“Change of Control” means an event or series of events (a) as a result of which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Act, but excluding any of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such Plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the Equity Interests of the Borrower entitled to vote for members of the Board of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right); provided, that no Change of Control shall be deemed to have occurred pursuant to this clause (a) due solely to the acquisition of shares of common stock by Oaktree upon the exercise of any warrants of the Borrower, (b) that results in the sale of all or substantially all of the assets or businesses of the Borrower and its Subsidiaries, taken as a whole; or (c) except to the extent permitted by this Agreement, that results in the Borrower’s failure to own, directly or indirectly, beneficially and of record, one-hundred percent (100%) of all issued and outstanding Equity Interests of each Subsidiary Guarantor.

“Chapter 11 Case” has the meaning set forth in the recitals to this Agreement.

“Chapter 11 Plan” means a Chapter 11 Plan of liquidation or reorganization in the Chapter 11 Cases.

“Claim” means (and includes) any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgement or other similar process duly asserted and of which the required notice has been given in accordance with Law, whether in respect of assessments or reassessments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Closing Date” means the date on which the conditions precedent specified in Section 6.01 are satisfied (or waived in accordance with Section 14.04).

“Closing Date Certificate” means a certificate substantially in the form of Exhibit J.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means (a) all “Collateral” or “DIP Collateral” (or equivalent term) as defined in the DIP Order or any other Collateral Document, and (b) any other asset or property in which a Lien is purported to be granted under any Collateral Document, including future acquired, developed or created assets or properties (or collectively, all such real, personal and mixed property, as the context may require), in each case, to secure payment of the Obligations, it being understood that notwithstanding anything in this Agreement to the contrary, Excluded Assets shall not constitute Collateral.

“Collateral Documents” means, collectively, the DIP Order, the Security Agreement, any control agreements, any Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to Section 8.12 or Section 8.19 to secure any of the Obligations.

“Commitment” means, with respect to each Lender, such Lender’s DIP Tranche 1 Commitment and DIP Tranche 2 Commitment.

“Commitment Fee” has the meaning set forth in Section 4.04(b)(ii).

“Company Debt Agreement Cap” has the meaning set forth in Section 9.01(b).

“Company Debt Agreements” means each of the loan or credit agreements or other instruments evidencing Indebtedness for borrowed money existing on the date of this Agreement, as listed in Schedule 2 and any agreement or other instruments evidencing Indebtedness for borrowed money that refinance, replace, renew or extend a Company Debt Agreement in accordance with Section 9.01(b).

“Company Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Borrower, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Compliance Certificate” has the meaning set forth in Section 8.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Confidential Information Agreement” has the meaning set forth in Section 7.24.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters that the Administrative Agent (at the Direction of the Majority Lenders) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (at the Direction of the Majority Lenders) decides is necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contracts” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise).

“Control” means, in respect of a particular Person, the possession by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.17(a).

“Copyright” means published and unpublished works of authorship whether or not copyrightable, including (a) software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (b) website and mobile content; and (c) copyright registrations and applications for copyright registrations, including all renewals, extensions, restorations, derivative works and reversions thereof and all common law rights, moral rights and other rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“Debtor” has the meaning set forth in the recitals to this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to the then applicable Interest Rate plus 2.00% per annum, to the fullest extent permitted by applicable Laws.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is itself the subject of country- or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic (DNR) and Luhansk People’s Republic (LNR) regions of Ukraine).

“DIP Agent Remedies Notice Period” shall have the meaning assigned to such term in the DIP Order.

“DIP Facility” has the meaning set forth in the recitals to this Agreement.

“DIP Order” means the Interim Order, and upon its entry, the Final Order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order is in effect and not vacated or stayed, together with all extensions, modifications and amendments thereto which are satisfactory to the Majority Lenders, which, among other matters but not by way of limitation, authorizes the Obligors to obtain credit, incur (or guarantee) the Obligations, and grant Liens under this Agreement and the other Loan Documents, as the case may be, provides for the superpriority of the Administrative Agent’s and the Lenders’ claims and authorizes the use of Cash Collateral.

“DIP Professional Fees” means the reasonable and documented fees and expenses of the DIP Professionals incurred in connection with the execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby or thereby.

“DIP Professional Fees Payment Date” means each of the following dates that occur on or prior to the date the Loans are repaid in full: (a) the DIP Tranche 1 Draw Date, (b) the DIP Tranche 2 Draw Date, (c) the date the Debtors incur any alternative (to this DIP Facility) post-petition debtor-in-possession financing, (D) the date of the consummation of a sale of all Equity Interests issued by the Debtors or substantially all of the Debtors’ assets, (e) the date of confirmation of a Chapter 11 Plan, (f) the refinancing of the DIP Facility or (g) the occurrence of the Maturity Date, in each case subject to the Approved Bankruptcy Court Orders.

“DIP Professionals” means each of (a) Sullivan & Cromwell LLP, New York counsel to the Administrative Agent and the Oaktree Lenders, (b) Bracewell LLP, Texas counsel to the Administrative Agent and the Oaktree Lenders, (c) such other local counsel and special counsel to the Administrative Agent and the Oaktree Lenders as shall be deemed necessary or advisable by them, (d) Moelis & Company LLC, and (e) such other consultants, and financial and other advisors to, accountants, and other professionals of, the Administrative Agent and the Oaktree Lenders as shall reasonably be deemed necessary or advisable by the Administrative Agent and the Oaktree Lenders.

“DIP Tranche 1 Commitment” means, with respect to each Lender, the obligation of such Lender to make a DIP Tranche 1 Loan to the Borrower on the Closing Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name in Schedule 1 under the caption “Applicable Commitment for DIP Tranche 1 Loan”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate amount of the DIP Tranche 1 Commitments on the date of this Agreement equals $7,500,000.

“DIP Tranche 1 Draw Date” has the meaning set forth in Section 2.02(a).

“DIP Tranche 1 Loan” has the meaning set forth in Section  2.01(a).

“DIP Tranche 2 Commitment” means, with respect to each Lender, the obligation of such Lender to make a DIP Tranche 2 Loan to the Borrower on the DIP Tranche 2 Draw Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name in Schedule 1 under the caption “Applicable Commitment for DIP Tranche 2 Loan”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate amount of the DIP Tranche 2 Commitments on the date of this Agreement equals $20,000,000.

“DIP Tranche 2 Draw Conditions” has the meaning set forth in Section  6.02.

“DIP Tranche 2 Draw Date” has the meaning set forth in Section 2.02(a).

“DIP Tranche 2 Loan” has the meaning set forth in Section 2.01(b).

“Direction of the Majority Lenders” means a written direction or instruction from Lenders constituting the Majority Lenders which may be in the form of an email or other form of written communication and which may come from any DIP Professional. Any such email or other communication from a DIP Professional shall be conclusively presumed to have been authorized by a written direction or instruction from the Majority Lenders and such DIP Professional shall be conclusively presumed to have acted on behalf of and at the written direction or instruction from the Majority Lenders (and the Administrative Agent shall be entitled to rely on such presumption). For the avoidance of doubt, with respect to each reference herein to (a) documents, agreements or other matters being “satisfactory,” “acceptable,” “reasonably satisfactory” or “reasonably acceptable” (or any expression of similar import) to the Majority Lenders, such determination may be communicated by a Direction of the Majority Lenders as contemplated above and/or (b) any matter requiring the consent or approval of, or a determination by, the Majority Lenders, such consent, approval or determination may be communicated by a Direction of the Majority Lenders as contemplated above. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any purported Direction of the Majority Lenders, and the Administrative Agent shall not have any responsibility to independently determine whether such direction has in fact been authorized by the Majority Lenders.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the adequacy of the disclosure statement and authorizing solicitation of votes on the Acceptable Plan, which shall be satisfactory to the Majority Lenders.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable or requires such Person to use efforts to redeem such Equity Interests (in each case, other than solely for Qualified Equity Interests and cash in lieu of fractional shares), including pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), in whole or in part, (c) provides for the scheduled payments of dividends or other distributions in cash (other than the payment of cash in lieu of fractional shares) or other securities that would constitute Disqualified Equity Interests, or (d) is or becomes convertible into or exchangeable for cash, Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Division” has the meaning set forth in Section 1.04.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Collateral and Guarantee Requirement” means, at any time and solely with respect to any Person that becomes or is required to become a Domestic Obligor after the Closing Date other than an Excluded Subsidiary (including by ceasing to be an Excluded Subsidiary), the requirement that:

(a)               the Administrative Agent shall have received from such Person (i) a Guarantee Assumption Agreement, duly executed and delivered on behalf of such Person, and (ii) a supplement to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person together with, in the case of any such Loan Documents executed and delivered after the Closing Date, to the extent requested by the Administrative Agent, opinions, documents and certificates of the type referred to in Section 6.01;

(b)               all outstanding Equity Interests of the Borrower and its Subsidiaries (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of such Person shall have been pledged pursuant to the Security Agreement and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)               (x) if any Indebtedness for borrowed money of the Borrower or any Subsidiary is owing by such obligor to such Person, if such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Security Agreement and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank, and (y) such Person shall execute and deliver a supplement to the Intercompany Subordination Agreement;

(d)               upon the request of the Administrative Agent (at the Direction of the Majority Lenders), all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, control agreements and Short-Form IP Security Agreements required by the Security Documents or applicable Law and requested by the Administrative Agent, to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Domestic Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent in proper form for filing, registration or recording;

(e)               the Administrative Agent shall have received as soon as possible and in any event within sixty (60) days after the date such Person becomes a Domestic Obligor (or such later date as the Administrative Agent shall agree) all Mortgage Deliverables required pursuant to Section 8.12(c); and

(f)                upon the request of the Administrative Agent (at the Direction of the Majority Lenders), with respect to any deposit account, securities account, commodities account, disbursement account, investment account (or other similar account) and lockbox of such Person (in each case, other than any Excluded Accounts), upon becoming a Domestic Obligor such Person shall enter into a control agreement with respect to each such account as soon as possible and in any event within thirty (30) days after the date such Person becomes a Domestic Obligor (or such later date as the Administrative Agent shall agree).

Notwithstanding the foregoing provisions of this definition, Liens shall be subject to exceptions and limitations set forth in the Security Documents.

Each such Domestic Obligor will also take any and all other action to comply with the applicable Security Agreement and any other Loan Document, including to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and any other filings, registrations or recordings), which may be required under any applicable Law, or which the Administrative Agent may request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the applicable Security Documents or the validity or priority of any such Lien.

“Domestic Obligor” means an Obligor that is not a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means any Person other than a natural person.

“Environmental Law” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Material; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Obligor or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, presence, emission, discharge, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests, beneficial interests in a trust or equivalent, whether now outstanding or issued after the Closing Date, and in each case, however designated and whether voting or non-voting, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (c) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (f) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the material failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430 and 432 of the Code or Sections 303 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (l) the occurrence of a non-exempt prohibited transaction under Section 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (m) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (n) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such plan; or (p) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 303(k) of ERISA or to Section 430(k) of the Code.

“Erroneous Payment” has the meaning set forth in Section 12.13(a).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 12.13(d).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 12.13(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means, as of any date, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Reuters screen at or about 11:00 a.m. (Eastern time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be designated by the Administrative Agent.

“Excluded Accounts” means (a) deposit accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Obligor’s employees in the Ordinary Course, (b) zero balance accounts in the Ordinary Course and consistent with past practice, swept at least daily to a Controlled Account, (c) accounts (including trust accounts) used exclusively for bona fide escrow, insurance or fiduciary purposes, and not in respect for Indebtedness for borrowed money and (d) accounts constituting cash collateral pledged in connection with any Permitted Liens pursuant to Section 9.02(l), (n) or (r).

“Excluded Asset” has the meaning set forth in the Security Agreement.

“Excluded Subsidiary” means (a) any Foreign Subsidiary (other than any “Foreign Obligor” (as defined in the Senior Secured Credit Agreement) under the Senior Secured Credit Agreement that the Borrower and the Administrative Agent (acting at the Direction of the Majority Lenders) agree shall become an Obligor hereunder), (b) any Subsidiary that is prohibited or restricted by any applicable Law or by contractual limitations in existence at the time of the acquisition thereof from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained (and in each case only for so long as such prohibition or restrictions is in effect or such consent, approval, license or authorization has not been obtained), it being understood and agreed that the Obligors shall have no obligation to obtain any such consent, approval, license or authorization), (c) any Subsidiary with respect to which a guarantee by it of the Obligations would result in a material and adverse tax consequence to the Borrower and its, taken as a whole as determined by the Borrower and the Administrative Agent (acting at the Direction of the Majority Lenders), and (d) any Subsidiary for which the cost of guaranteeing the Obligations outweighs the benefits to the Lenders, as determined by the Administrative Agent (acting at the Direction of the Majority Lenders) in its sole discretion.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.02, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.02(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exit Fee” has the meaning set forth in Section 4.04(c).

“Extraordinary Receipts” means any cash payments received by any Obligor or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds relating to an Asset Sale or Casualty Event as described in Section 3.03(b)(i) of this Agreement, or Indebtedness permitted by Section 9.01 on or after the Closing Date), consisting of (a) cash proceeds of judgments, cash proceeds of settlements, or other cash consideration of any kind received in connection with any cause of action or claim, (b) indemnity payments (other than (i) to the extent such indemnity payments are payable to a Person that is not an Obligor or any of its Subsidiaries or (ii) the amounts so received are applied for the purpose of remedying the condition giving rise to the indemnity claim), (c) Tax refunds, (d) proceeds of business interruption insurance, and (e) any purchase price adjustment received in connection with any purchase agreement. For the avoidance of doubt, Extraordinary Receipts shall not include any customer payments previously withheld as an asserted setoff or recoupment by GE Vernova International, LLC and any of its affiliates or Vestas Wind Systems A/S and any of its affiliates.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased or operated by any Obligor or any of its Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the Fee Letter dated as of the date of this Agreement, between the Borrower and the Administrative Agent.

“Fees” has the meaning set forth in Section 4.04(c).

“Final Order” means a final order of the Bankruptcy Court authorizing and approving on a final basis, among other things, the matters and provisions in the Interim Order, in substantially the form of the Interim Order, with only such modifications thereto as are necessary to convert the Interim Order to a final order and such other modifications, solely with respect to those provisions thereof that affect the rights and duties of the Lenders, in form and substance satisfactory to the Majority Lenders.

“Final Order Date” means the date on which the Final Order is entered by the Bankruptcy Court.

“Final Roll-Up Loans” has the meaning set forth in Section 2.01(e).

“Financial Statements” has the meaning set forth in Section 7.04(a).

“First Day Order” means any interim or final order of the Bankruptcy Court granting the relief requested in the first-day pleadings that the Debtors determine are necessary or desirable to file in the Chapter 11 Cases acceptable to the Majority Lenders.

“Floor” means a rate of interest per annum equal to 0%.

“Foreign Casualty Event” has the meaning set forth in Section 3.03(b)(i).

“Foreign Collateral and Guarantee Requirement” means, at any time and solely with respect to each Foreign Obligor or Foreign Subsidiary of the Borrower not constituting an Excluded Subsidiary, the requirement that:

(a)               the Administrative Agent shall have received from (i) each Foreign Obligor or Foreign Subsidiary of the Borrower not constituting an Excluded Subsidiary a Guarantee Assumption Agreement, duly executed and delivered on behalf of such Person; provided that such Guarantee assumption agreement may be modified as agreed by the Administrative Agent (acting at the Direction of the Majority Lenders) to account for restrictions, limitations, conditions, and any other material terms required under the Laws of the jurisdiction of organization of such Foreign Subsidiary, and (ii) each Foreign Obligor or Foreign Subsidiary of the Borrower not constituting an Excluded Subsidiary, a Foreign Security Agreement, or, if applicable, a supplement to the then-existing Foreign Security Agreement in the same jurisdiction, as applicable, and in each case all other documents required by applicable Law or contemplated by such Foreign Security Agreement, duly executed and delivered on behalf of such Person, together with, in the case of any such Loan Documents executed and delivered after the Closing Date, to the extent requested by the Administrative Agent (acting at the Direction of the Majority Lenders), opinions, documents and certificates of the type referred to in Section 6.01; provided that, any Foreign Security Agreement or supplement thereto or any other documents required to be delivered after the Closing Date pursuant to this clause (ii) shall be subject to such terms and conditions, limitations, restrictions, or other material terms as are agreed to by the Administrative Agent (acting at the Direction of the Majority Lenders), taking into account the applicable Law and customary market practice of the relevant jurisdiction.

(b)               all outstanding Equity Interests of any Subsidiary of the Borrower (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Foreign Obligor shall have been pledged pursuant to the applicable Foreign Security Agreement and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank (or the foreign equivalent, if any);

(c)               (x) if any Indebtedness for borrowed money of the Borrower or any Subsidiary is owing by such obligor to such Person, if such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the applicable Foreign Security Agreement and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank, and (y) such Person shall execute and deliver a supplement to the Intercompany Subordination Agreement;

(d)               upon the request of the Administrative Agent (at the Direction of the Majority Lenders), all certificates, agreements, documents and instruments, including financing statements, control agreements and intellectual property security agreements, or in each case, any corresponding instruments in the applicable jurisdiction (if any), required by the applicable Foreign Security Agreement or applicable Law and requested by the Administrative Agent (acting at the Direction of the Majority Lenders) to be filed, delivered, registered or recorded to create the Liens intended to be created by the applicable Foreign Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the applicable Foreign Security Agreement and the other provisions of the term “Foreign Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent in proper form for filing, registration or recording;

(e)               the Administrative Agent shall have received as soon as possible and in any event within the applicable time period set forth in Schedule 8.19 or sixty (60) days after the date such Person becomes a Foreign Obligor, as applicable (or such later date as the Administrative Agent shall agree (acting at the Direction of the Majority Lenders)) or the date on which an existing Foreign Obligor acquires real property, all Mortgage Deliverables required pursuant to Section 8.12(e); and

(f)                upon the request of the Administrative Agent (at the Direction of the Majority Lenders), with respect to any deposit account, securities account, commodities account, disbursement account, investment account (or other similar account) and lockbox of such Person (in each case, other than any Excluded Accounts), as soon as possible and no later than the applicable time period set forth in Schedule 8.19 or thirty (30) days after the date such Person becomes a Foreign Obligor, as applicable, such Person shall enter into a control agreement (or comparable agreement or instrument with equivalent effect in the applicable jurisdiction, if any) with respect to each such account (or such later date as the Administrative Agent shall agree (acting at the Direction of the Majority Lenders)).

Each such Foreign Obligor will also take any and all other action to comply with the applicable Security Agreement and any other Loan Document, including to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and any other filings, registrations or recordings), which may be required under any applicable Law, or which the Administrative Agent (acting at the Direction of the Majority Lenders) may request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the applicable Security Documents or the validity or priority of any such Lien.

“Foreign Disposition” has the meaning set forth in Section 3.03(b)(i).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Obligor” means each Obligor organized under the laws of a jurisdiction outside of the United States.

“Foreign Security Agreement” means (a) after execution and delivery thereof, each agreement listed on Schedule 8.19 and designated as a “Foreign Security Agreement” thereunder and (b) each other security agreement, charge, assignment by way of security, lien, pledge, debenture, hypothec, mortgage or other instrument or document, as applicable, governed by applicable Law in jurisdictions other than the United States in connection with this Agreement and the other Security Documents; provided that each Foreign Security Agreement shall be in form and substance acceptable to the Administrative Agent (acting at the Direction of the Majority Lenders).

“Foreign Subsidiary” means any Subsidiary of the Borrower that is formed under the laws of a jurisdiction other than a State of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. All references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements of the Borrower for the fiscal year ended December 31, 2024.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance or exemption that is issued or granted by or from (or pursuant to any act of) any Governmental Authority, including any application or submission related to any of the foregoing.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any state, territory, county, city or other political subdivision of any country, in each case whether U.S. or non-U.S.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, that the term Guarantee shall not include (i) endorsements for collection or deposit in the Ordinary Course, (ii) guarantees of performance under supply agreements, customer agreements and other trade contracts in the Ordinary Course or (iii) guarantees of operating leases.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 8.12(b), is required to become a “Subsidiary Guarantor.”

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Guarantor Payment” has the meaning set forth in Section 13.10(a).

“Guaranty” means the Guaranty made by the Subsidiary Guarantors under Section 13 in favor of the Secured Parties (including any Guaranty assumed by an entity that is required to become a “Subsidiary Guarantor” pursuant to a Guarantee Assumption Agreement).

“Hazardous Material” means any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof.

“Hedging Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Hedging Agreement.

“Illegality Notice” has the meaning set forth in Section 3.04(c).

“Indebtedness” of any Person means, without duplication, (a) all liabilities of such Person for borrowed money or with respect to deposits or advances of any kind, whether current or funded, secured or unsecured, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding interest penalties for late payments under commercial contracts entered into in the Ordinary Course and, for the avoidance of doubt, which commercial contracts do not relate to obligations for borrowed money or purchase money indebtedness), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property, assets, securities or services, including all earn-out payments, seller notes and other similar payments (but only after becoming a liability under GAAP); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (viii) all liabilities of such Person in respect of any Capital Lease, (h) all obligations of such Person, contingent or otherwise, as an account party in respect of bankers’ acceptances, any letter of credit or similar credit transaction, and all liabilities of such Person as obligor, guarantor, or otherwise, to the extent of the obligation secured, (i) obligations under any Hedging Agreement, (j) any Disqualified Equity Interests of such Person, (k) all obligations of such Person under Sale and Leaseback Transactions and (l) all other obligations required to be classified as indebtedness of such Person under GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (i) operating leases, (ii) prepaid or deferred revenue arising in the Ordinary Course, and (iii) guarantees of performance under supply agreements, customer agreements and other trade contracts in the Ordinary Course.

“Indemnified Party” has the meaning set forth in Section 14.03(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Information Certificate” means the Information Certificate delivered pursuant to Section 6.01(c).

“Initial Variance Testing Period End Date” has the meaning set forth in the definition of “Variance Testing Period.”

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, administration, moratorium, liquidation, receivership, examinership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. federal or state law (including the Bankruptcy Code), foreign law or other applicable Law.

“Intellectual Property” means all intellectual property or proprietary rights of any kind anywhere in the world, including any rights in or to Patents, Trademarks, Copyrights, and Trade Secrets.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by each Obligor and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by an Obligor shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be in substantially the form attached hereto as Exhibit H.

“Interest Period” means, as to any SOFR Loan, the period commencing on the borrowing, continuation or conversion date, as the case may be, with respect to such SOFR Loan and ending one, three or six months thereafter (as selected by the Borrower in the applicable notice of borrowing, continuation or conversion); provided, however:

(a)       each Interest Period shall commence on the date the SOFR Loan is made and shall expire on the numerically corresponding day in the following calendar month;

(b)       if any Interest Period commences on a day for which there is no corresponding day in the following calendar month or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month and, if any Interest Period would expire on a day that is not a Business Day, the Interest Period shall expire on the next Business Day, unless the next Business Day falls in the next calendar month then it shall expire on the preceding Business Day;

(c)       no Interest Period shall extend beyond the Maturity Date; and

(d)       if the Borrower shall fail to specify the Interest Period in any notice of borrowing of, conversion to, or continuation of, SOFR Loans, the Borrower shall be deemed to have selected an Interest Period of one month.

“Interest Rate” means, (a) with respect to SOFR Loans, the sum of Term SOFR plus 9.00% per annum, and (b) with respect to Base Rate Loans, the sum of the Base Rate and 8.00% per annum.

“Interim Order” means an interim order of the Bankruptcy Court approving the Loan Documents and related matters in the form set forth as Exhibit I, with such modifications thereto solely with respect to those provisions thereof that affect the rights and duties of the Lenders, in form and substance satisfactory to the Majority Lenders, as the same may be amended, supplemented, or modified from time to time after entry thereof solely with respect to those provisions thereof that affect the rights and duties of the Lenders, the consent of the Majority Lenders.

“Interim Roll-Up Loans” has the meaning set forth in Section 2.01(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of any debt or Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) any Acquisition, (c)  the making of any deposit with, or advance, loan, assumption of debt or other extension of credit to, or capital contribution in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding one hundred twenty (120) days arising in connection with the sale of inventory or supplies by such Person in the Ordinary Course; or (d) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. The amount of an Investment shall be the amount actually invested (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the fair market value of such asset or property at the time such Investment is made), less the amount of cash received or returned for such Investment, without adjustment for subsequent increases or decreases in the value of such Investment or write-ups, write-downs or write-offs with respect thereto; provided that in no event shall such amount be less than zero or increase any basket or amount pursuant to Section 9.05 above the fixed amount set forth therein.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“IT Systems” means technology devices, computers, mobile devices, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Key Employee” means any executive-level employee (including division director and vice president-level positions), as well as any employee who either alone or in concert with others develops, invents, programs or designs any Borrower Intellectual Property.

“Law” means, collectively, all U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning set forth in the preamble hereto.

“Lien” means (a) any mortgage, lien, license, pledge, hypothecation, charge, security interest, or other encumbrance of any kind or character whatsoever, whether or not filed, recorded or otherwise perfected under applicable Law, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any other encumbrance on title to real property, any option or other agreement to sell, or give a security interest in, such asset and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes of any jurisdiction)) or any preferential arrangement that has the practical effect of creating a security interest and (b) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.

“Loan Documents” means, collectively, this Agreement, the DIP Order, the Notes, any Borrowing Notice, the Security Documents, the Fee Letter, any Guarantee Assumption Agreement, the Intercompany Subordination Agreement and any subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate delivered to the Administrative Agent (for itself or for the benefit of any other Secured Party) in connection with this Agreement (including in connection with Section 3) or any of the other Loan Documents, in each case, as amended or otherwise modified from time to time.

“Loans” means the New Money Loans, the Roll-Up Loans and the additional Loans deemed made in satisfaction of the Commitment Fee in accordance with Section 4.04(b), plus in each case any accrued and capitalized PIK Interest thereon.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate (a) Commitments then in effect and (b) Loans outstanding at such time.

“Mandatory Prepayment” has the meaning set forth in Section  3.03(b)(i).

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (a) the business, financial performance, operations, financial condition, the assets or liabilities of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents, as and when due, (c) the legality, validity, binding effect or enforceability of the Loan Documents or (d) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or the Secured Parties under any of the Loan Documents; provided that it is understood and agreed that the following shall be disregarded in determining whether a “Material Adverse Change” or “Material Adverse Effect” has occurred: the effect of (w) any matters disclosed to the Lenders in writing on or prior to the Petition Date (including the Schedules and Exhibits hereto), (x) the filing of the Chapter 11 Cases, the events and conditions related to and/or leading up thereto and/or typically resulting from the filing of the cases under Chapter 11 of the Bankruptcy Code, (y) any actions required to be taken under the Loan Documents or the DIP Order and (z) any matters (including, for the avoidance of doubt, any litigation) disclosed in schedules to the Loan Documents and/or publicly disclosed in any first day pleadings or declarations in the Chapter 11 Cases.

“Material Agreement” means any Contract, that (a) is material to the business of the Borrower or any of its Subsidiaries, taken as a whole, or (b) the absence or termination of which would reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor or Subsidiary thereof (other than the Obligations or Indebtedness between or among the Borrower and its Subsidiaries) that is incurred after the Petition Date in accordance with this Agreement and an Approved Budget, the outstanding principal amount of which, individually or in the aggregate, exceeds $1,000,000 (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means all Intellectual Property, whether currently owned by (or purported to be owned by) or licensed to (or purported to be licensed to) the Borrower or any of its Subsidiaries, or acquired, developed, created or obtained by or otherwise licensed to the Borrower or any of its Subsidiaries after the date hereof that is, in each case, material to the business of the Borrower or any of its Subsidiaries, taken as a whole.

“Maturity Date” means the date that is the earliest of (a) May 13, 2026, (b) the date on which the Obligations become due and payable pursuant to this Agreement, whether by acceleration or otherwise, and (c) the effective date of a Chapter 11 Plan for the Debtors.

“Maximum Rate” has the meaning set forth in Section  14.17.

“Mortgage” has the meaning set forth in Section 8.12(e).

“Mortgage Deliverables” has the meaning set forth in Section 8.12(e).

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means:

(a)       100% of the cash proceeds actually received by the Borrower or any of its Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received, and excluding any proceeds from business interruption insurance) from any Asset Sale or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith; (ii) the amount of any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or is subordinated to the Liens securing the Obligations) on the asset subject to such Asset Sale or Casualty Event and that is required to be repaid in connection with such Asset Sale or Casualty Event by the terms of the applicable Indebtedness (other than the Senior Secured Obligations or any other Indebtedness outstanding as of the Petition Date), together with any applicable premium, penalty, interest and breakage costs; (iii) in the case of any Asset Sale or Casualty Event by a non-wholly owned Subsidiary of the Borrower, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Subsidiary of the Borrower as a result thereof; (iv) Taxes paid or reasonably estimated to be payable as a result thereof; (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of its Subsidiaries including pension and other postemployment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale or Casualty Event occurring on the date of such reduction); and (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that, to the extent that any amounts are released from such escrow to the Borrower or a Subsidiary thereof, such amounts net of any related expenses shall constitute Net Cash Proceeds);

(b)       100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Subsidiaries thereof of any Indebtedness (other than Permitted Indebtedness), net of (i) all Taxes paid or reasonably estimated to be payable as a result thereof and (ii) fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale; and

(c)       100% of the cash proceeds actually received by the Borrower or any of its Subsidiaries from any Extraordinary Receipts, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith; (ii) Taxes paid or reasonably estimated to be payable as a result thereof; and (iii) to the extent not duplicative of reductions to the amount of Extraordinary Receipts set forth in the definition thereof, the aggregate amount of the realized losses related to the event that caused the Extraordinary Receipt.

“New Money Loans” means the Loans made pursuant to Sections 2.01(a) and 2.01(b).

“Note” means a promissory note, in substantially the form of Exhibit A hereto, executed and delivered by the Borrower to any Lender in accordance with Section 2.03.

“NY UCC” means the UCC as in effect from time to time in New York.

“Oaktree” means, individually and collectively, Oaktree Power Opportunities Fund V (Delaware) Holdings, L.P., a Delaware limited partnership, Opps TPIC Holdings, LLC, a Delaware limited liability company, or Oaktree Phoenix Investment Fund, L.P., a Delaware limited partnership, or any of their Affiliated funds, investment vehicles and/or managed accounts.

“Oaktree Lender” means any Lender that is an Affiliate or managed fund or account of Oaktree Capital Management, L.P.

“Obligations” means the unpaid principal amount of the Loans and any interest, fees (including the Fees), premiums, expenses, costs, liabilities, indebtedness and other obligations (monetary (including post-petition interest, costs, fees, expenses, indemnities and other amounts, whether allowed or not) or otherwise) of (or owed by) the Borrower and the other Obligors to the Secured Parties under or in connection with the Loan Documents, in each case howsoever created, arising or evidenced, whether direct or indirect (including those acquired by assignment), absolute or contingent, now or hereafter existing, or due or to become due.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.

“OFAC” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws.”

“Ordinary Course” means, taking into account the Chapter 11 Cases, in respect of any obligation of, transaction involving, action taken by, or agreement or arrangement entered into by, any Obligor, the ordinary course of business or ordinary trade activities that are customary for similar businesses in the normal course of their ordinary operations in good faith and not for purposes of evading any covenant or restriction in, or any requirement of, any Loan Document or applicable Law; provided, that (a) any of the foregoing that occurs on or at any time after the Petition Date shall only be deemed to be in the Ordinary Course if and to the extent that the same constitutes “Ordinary Course” pursuant to section 363 of the Bankruptcy Code, and (b) any payment, disbursement or liability made or arising as of the Petition Date shall only be deemed to be in the Ordinary Course if, in addition to satisfying the foregoing requirements, the same shall be in accordance with the Approved Budget (including the Permitted Variance).

“Organic Document” means, for any Person, such Person’s formation documents, including, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03).

“Participant” has the meaning set forth in Section 14.05(e).

“Participant Register” has the meaning set forth in Section 14.05(e).

“Patents” means (a) any invention disclosures, patent applications and provisional applications including renewals, divisionals, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, and continued prosecution applications, (b) any patents that have issued or in the future issue from the foregoing described in clause (a), including utility models, and design patents and certificates of invention; and (c) all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, revisions, and term extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (a) and (b).

“Patriot Act” has the meaning set forth in Section 14.19.

“Payment Date” means (a) January 15, April 15, July 15 and October 15 of each year, commencing on the first such date to occur after the Closing Date (provided, that if such date is not a Business Day, then on the immediately preceding Business Day); and (b) the Maturity Date.

“Payment Recipient” has the meaning set forth in Section  12.13(a).

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PCB” has the meaning set forth in Section 7.06(b).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Cash Equivalent Investments” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any member states of the European Union or any agency or any state thereof having maturities of not more than two (2) years from the date of acquisition, (b) commercial paper maturing no more than three hundred sixty five (365) days after the date of acquisition thereof and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than two (2) years after issue that are issued by any bank organized under the Laws of the United States, or any state thereof, or the District of Columbia, or any U.S. branch of a foreign bank having, at the date of acquisition thereof, combined capital and surplus of not less than $500,000,000, (d) any money market or similar funds that exclusively hold any of the foregoing and (e) other short term liquid investments approved in writing by the Administrative Agent in its sole discretion.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Licenses” means licenses and sublicenses of rights to Intellectual Property existing on the Petition Date and disclosed in Schedule 1.01(a).

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Variance” has the meaning set forth in Section 8.20(c).

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Personal Information” has the meaning set forth in Section 7.20.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“PIK Interest” has the meaning set forth in Section 3.02(c).

“Prepayment Price” has the meaning set forth in Section 3.03(a)(i).

“Prepetition” means the time period ending immediately prior to the filing of the Chapter 11 Cases.

“Prepetition Administrative Agent” has the meaning set forth in the recitals to this Agreement.

“Prepetition Collateral” means the “Collateral” as defined in the Senior Secured Credit Agreement.

“Prime Rate” means the Wall Street Journal Prime Rate, as published and defined in The Wall Street Journal.

“Prior Week” means for any week, the immediately preceding calendar week (Saturday through Friday) ending on the Friday of such week.

“Privacy Requirements” has the meaning set forth in Section 7.20.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (a) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (b) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Real Property Security Documents” means any Mortgage Deliverables.

“Recipient” means any Lender, the Administrative Agent or any other recipient of any payment to be made by or on account of any Obligation, as applicable.

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Related Parties” has the meaning set forth in Section 14.16.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remaining Senior Secured Obligations” has the meaning set forth in Section 2.01(d).

“Resignation Effective Date” has the meaning set forth in Section 12.09(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer, senior vice president of finance, treasurer, general counsel and similar officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interests of any Obligor or any of its Subsidiaries, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of any Obligor or any of its Subsidiaries, or any option, warrant or other right to acquire any such Equity Interests of any Obligor or any of its Subsidiaries.

“Restrictive Agreement” means any Contract or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Obligor or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its properties or assets (other than (x) customary provisions in Contracts (including leases and in-bound licenses of Intellectual Property) restricting the assignment thereof and (y) restrictions or conditions imposed by any Contract governing secured Permitted Indebtedness permitted under Section 9.01(l), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), (b) the ability of any Obligor or any of its Subsidiaries to make Restricted Payments with respect to any of their respective Equity Interests or to make or repay loans or advances to any other Obligor or any of its Subsidiaries or such other Obligor or to Guarantee Indebtedness of any other Obligor or any of its Subsidiaries thereof or such other Obligor, or (c) the ability of any Obligor to dispose of any assets of any Obligor or any of its Subsidiaries.

“Roll-Up Loans” means the Loans converted from Senior Secured Obligations in accordance with Sections 2.01(d) and 2.01(e).

“Rolled-Up Obligations” has the meaning set forth in Section 2.01(d).

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset (whether real or personal) by any Person with the intent to lease such property or asset as lessee.

“Sanction” means any applicable international economic or financial sanction or trade embargo imposed, administered or enforced from time to time by the United States Government (including OFAC), the United Nations Security Council, the European Union or its Member States, His Majesty’s Treasury or other relevant sanctions authority in any jurisdiction where the Borrower or any Subsidiary is located or conducts business, including India, Mexico, Switzerland, Turkey and the People’s Republic of China.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States Government (including OFAC), the United Nations Security Council, the European Union or its Member States, His Majesty’s Treasury, or other relevant sanctions authority, including any such authority in India, Mexico, Switzerland, Turkey and the People’s Republic of China and any other jurisdiction where the Borrower or any Subsidiary is located or conducts business, (b) any Person organized or resident in a Designated Jurisdiction or (c) any Person fifty percent (50%) or more owned or is controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all forms, reports, schedules and statements that have been filed or furnished by the Borrower with the SEC under the Exchange Act or the Securities Act in the twelve (12) months prior to the Closing Date (excluding in each case any disclosures set forth in the risk factors or “forward-looking statements” sections of such reports, and any other disclosures included therein to the extent they are predictive or forward-looking in nature).

“Secured Parties” means the Lenders, the Administrative Agent and any of their respective permitted transferees or assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, delivered pursuant to Section 6.01(f), among the Obligors and the Administrative Agent, granting a security interest in the Obligors’ personal property in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document and each other security document, pledge, debenture, hypothec, mortgage, consent, control agreement or financing statement required or recommended to perfect Liens in favor of the Secured Parties for purposes of securing the Obligations.

“Senior Secured Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Senior Secured Lender” has the meaning set forth in the recitals to this Agreement.

“Senior Secured Obligations” means the “Obligations” as defined in the Senior Secured Credit Agreement.

“Senior Secured Parties” means the “Secured Parties” as defined in the Senior Secured Credit Agreement.

“Short-Form IP Security Agreements” means short-form Copyright, Patent or Trademark (as the case may be) security agreements, dated as of the Closing Date and substantially in the form of Exhibit C, D and E to the Security Agreement, entered into by one or more Obligors in favor of the Secured Parties, each in form and substance reasonably satisfactory to the Administrative Agent (and as amended, modified or replaced from time to time).

“Significant Subsidiary” means any Subsidiary that would be a significant subsidiary or group of Subsidiaries that would in the aggregate constitute a significant subsidiary, in each case of the Borrower, as determined in accordance with the definition in Rule 1-02(w) of Article 1 of Regulation S-X of the Exchange Act.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than a Base Rate Loan for which Base Rate is determined pursuant to clause (c) of the definition thereof.

“Specified Asset Sale” means an Asset Sale consummated pursuant to Sections 9.09(d), (f), (h), (j) or (n).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more direct or indirect subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding anything to the contrary set forth herein or in any of the other Loan Documents or Collateral Documents, for purposes of Section 7, Section 8 (other than Sections 8.01, 8.02, 8.04(c) and 8.07(a) and (c)), Section 9 (other than Sections 9.01(d) and 9.27) or Section 11 hereof, the Turkish Subsidiaries shall not be considered “Subsidiaries” hereunder.

“Subsidiary Guarantors” means each Subsidiary of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.12(b).

“Successor Case” means, with respect to the Chapter 11 Cases, any subsequent proceedings under Chapter 7 of the Bankruptcy Code, any subsequent proceedings under Chapter 11 of the Bankruptcy Code after the appointment of a trustee, or any other proceedings superseding or related to any of the foregoing.

“Superpriority Claims” means superpriority administrative expense claim status in the Chapter 11 Cases having a priority over all administrative expenses and any claims of any kind or nature whatsoever (but subject and subordinate to the Carve-Out), specified in or ordered pursuant to any applicable provisions of the Bankruptcy Code.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Conditions” has the meaning set forth in Section  13.03.

“Term SOFR” means,

(a)               for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, or

(b)               for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent (acting upon the instructions of the Majority Lenders, in their reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third Party” means any Person other than the Lenders, the Borrower or any if its Subsidiaries.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (b) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” means all trade names, trademarks and service marks, trade dress, corporate names, logos, Internet domain names, social media handles, uniform resource locators and other indicia of origin, trademark and service mark registrations, and applications for trademark and service mark registrations, whether or not registered, and any and all common law rights thereto, including (a) all renewals thereof and (b) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the goodwill associated therewith and symbolized thereby.

“Trade Secrets” means confidential or proprietary information, trade secrets, inventions, discoveries, ideas, improvements, information, know-how, data and databases, algorithms, techniques, processes, schematics, business and other methods, formulae, drawings, specifications, source code, prototypes, models, flow-charts, testing procedures and results, designs, customer lists and supplier lists.

“Tranche 1 Commitment Fee” has the meaning set forth in Section 4.04(b)(i).

“Tranche 2 Commitment Fee” has the meaning set forth in Section 4.04(b)(ii).

“Transactions” means (a) the negotiation, preparation, execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is (or is intended to be) a party, the making of the Loans hereunder, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents, including the creation of the Liens pursuant to the Security Documents and (b) the payment of all fees and expenses incurred or paid by the Obligors in connection with the foregoing.

“Turkish Subsidiaries” means TPI KOMPOZIT KANAT SANAYI VE TICARET A.S. and TPI KOMPOZIT KANAT 2 URETIM SANAYI VE TICARET Limited SIRKETI.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.02(f)(ii)(B)(3).

“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Variance Testing Period” means, initially, the three (3)-week period ending on the Friday of the third full calendar week following the Petition Date (the “Initial Variance Testing Period End Date”), and thereafter, each consecutive four (4)-week period ending on each Friday after the Initial Variance Testing Period End Date (it being understood and agreed that each such Variance Testing Period shall include the Friday on which such Variance Testing Period ends).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02          Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication. If the Borrower requests an amendment to any provision hereof to eliminate the effect of (a) any change in GAAP or the application thereof or (b) the issuance of any new accounting rule or guidance or in the application thereof, in each case, occurring after the date of this Agreement, then the Lenders and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Lenders and Borrower after such change or issuance conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) the Borrower shall provide to the Lenders a written reconciliation in form and substance reasonably satisfactory to the Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance.

1.03          Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a)               the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b)               words importing gender include all genders;

(c)               any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d)               any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e)               references to days, months and years refer to calendar days, months and years, respectively;

(f)                all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g)               the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h)               the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or property;

(i)                 accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP, subject to Section 1.02;

(j)                 the word “will” shall have the same meaning as the word “shall”;

(k)               where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or, to the knowledge of such Person, indirectly; and

(l)                 references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall deemed to be a Lien for the benefit of the Secured Parties.

Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents. Any definition or reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

If any payment required to be made pursuant to the terms and conditions of any Loan Document falls due on a day which is not a Business Day, then such required payment date shall be extended to the immediately following Business Day. For purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Obligors and their Subsidiaries will be deemed to be equal to 100% of the outstanding principal amount thereof or payment obligations with respect thereto at the time of determination thereof, or with respect to any Hedging Agreements, the amount that would be payable if the agreement governing such Hedging Agreements were terminated on the date of termination.

1.04          Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”), if (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.05          Payment In Full.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Obligations hereunder and under the other Loan Documents shall not be deemed indefeasibly paid-in-full and fully discharged and released until the payment by the Borrower of the applicable DIP Professional Fees that are owed in accordance with, and subject to the limitations contained in, Section 4.04(d).

Section 2.
THE COMMITMENT AND THE LOANS

2.01          Commitments and Loans.

(a)               Subject to the terms and conditions set forth in Section 6.01 and the other terms and conditions of this Agreement, each Lender agrees, severally and not jointly, to make Loans in Dollars to the Borrower in an aggregate principal amount not to exceed such Lender’s DIP Tranche 1 Commitment (the “DIP Tranche 1 Loans”) on the Closing Date.

(b)               Subject to the terms and conditions set forth in Section 6.02 and the other terms and conditions of this Agreement, each Lender agrees, severally and not jointly, to make Loans in Dollars to the Borrower in an aggregate principal amount not to exceed such Lender’s DIP Tranche 2 Commitment (the “DIP Tranche 2 Loans”), to be funded at any time on or after the Final Order Date upon satisfaction of the other DIP Tranche 2 Draw Conditions.

(c)               Upon a Lender’s funding of a New Money Loan, such Lender’s Commitment with respect to such New Money Loan shall be permanently reduced by the amount of such New Money Loan.

(d)               On the DIP Tranche 1 Draw Date, $7,500,000 in aggregate principal amount of Senior Secured Obligations shall be deemed converted into and exchanged for Roll-Up Loans (the Senior Secured Obligations rolled-up pursuant to this Section 2.01(d) and Section 2.01(e) below, the “Rolled-Up Obligations,” and the Senior Secured Obligations that are not Rolled-Up Obligations, the “Remaining Senior Secured Obligations”), and $15,000,000 of Roll-Up Loans shall be deemed funded on the DIP Tranche 1 Draw Date (such Roll-Up Loans, the “Interim Roll-Up Loans”), without constituting a novation, and shall satisfy and discharge $15,000,000 in aggregate principal amount of Rolled-Up Obligations. On the DIP Tranche 1 Draw Date, the Interim Roll-Up Loans shall be deemed to be made by each Senior Secured Lender set forth on Schedule 2.01(d) in an amount equal to $15,000,000 multiplied by the percentage opposite such Senior Secured Lender’s name on Schedule 2.01(d).

(e)               Subject to the entry, and the terms, of the Final Order, on the DIP Tranche 2 Draw Date, $20,000,000 in aggregate principal amount of Senior Secured Obligations shall be deemed converted into and exchanged for Roll-Up Loans, and $40,000,000 of Roll-Up Loans shall be deemed funded on the DIP Tranche 2 Draw Date (such Roll-Up Loans, the “Final Roll-Up Loans”), without constituting a novation, and shall satisfy and discharge $40,000,000 in aggregate principal amount of Rolled-Up Obligations. On the DIP Tranche 2 Draw Date, the Final Roll-Up Loans shall be deemed to be made by each Senior Secured Lender set forth on Schedule 2.01(e) in an amount equal to $40,000,000 multiplied by the percentage opposite such Senior Secured Lender’s name on Schedule 2.01(e).

(f)                No amounts paid or prepaid with respect to any Loan may be re-borrowed.

(g)               Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made to the Borrower will be denominated solely in Dollars and will be repayable solely in Dollars and no other currency.

2.02          Borrowing Procedures.

(a)               To request any Borrowing, the Borrower shall deliver to the Administrative Agent an irrevocable Borrowing Notice in the form of Exhibit B signed by a duly authorized representative of the Borrower (a) in the case of the DIP Tranche 1 Loans, not later than 12:00 P.M. (Eastern time), on the date of the proposed Borrowing (or such later time as the Administrative Agent may agree in its reasonable discretion) (the “DIP Tranche 1 Draw Date”), and (b) in the case of the DIP Tranche 2 Loans, not later than 12:00 P.M. (Eastern time), two (2) Business Days prior to the date of the proposed Borrowing (or such later time as the Administrative Agent may agree in its reasonable discretion) (the “DIP Tranche 2 Draw Date”). Each Borrowing shall be in a minimum principal amount of $1,000,000 and no Borrowing Notice for less than such amount shall be permitted.

(b)               Promptly following receipt of any written Borrowing Notice, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s New Money Loan to be made as part of the requested Borrowing. Each Lender shall, subject to the terms and conditions hereof, make each New Money Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 5:00 p.m. (Eastern time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all funds the Administrative Agent and satisfaction or waiver of the applicable conditions in Section 6.01 or Section 6.02, as applicable, will make such New Money Loans available to the Borrower promptly by wire transfer of the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Notice.

2.03          Notes. If requested by any Lender, the Loans of such Lender shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Lender such promissory note(s) substantially in the form attached hereto as Exhibit A.

2.04          Use of Proceeds. Subject to the terms and conditions herein, the Borrower shall use the proceeds of the Loans made hereunder solely in accordance with the DIP Order and the Approved Budget, including the Permitted Variances (a) for working capital and general corporate purposes of the Borrower and its Subsidiaries (other than the Turkish Subsidiaries), (b) to fund costs and expenses related to the Chapter 11 Cases, (c) to fund the payment of interest, fees, costs and expenses related to the DIP Facility, including the DIP Professional Fees and (d) for any other purposes specifically set forth in the Approved Budget, including the Permitted Variances.

Section 3.
PAYMENTS OF PRINCIPAL AND INTEREST, ETC.

3.01          Repayments and Prepayments Generally; Application. The Borrower hereby promises to pay to the Administrative Agent for the account of each Lender (as such amounts may in each case be reduced from time to time in accordance with Section 3.03) on the Maturity Date, all outstanding Obligations in full (in each case, together with accrued and unpaid interest and any other accrued and unpaid charges thereon and all other obligations due and payable by the Borrower under this Agreement) (other than inchoate indemnity and expense reimbursement obligations for which no claim has been made). Except as otherwise provided in this Agreement, each payment (including each repayment and prepayment) by the Borrower (other than fees payable pursuant to the Fee Letter) will be deemed to be made ratably in accordance with the Lenders’ Proportionate Shares. On any date occurring prior to the Maturity Date that payment or prepayment in full of the Loans hereunder occurs, the Borrower shall pay in full all outstanding Obligations.

3.02          Interest.

(a)               Interest Generally. The outstanding principal amount of the Loans shall accrue interest from the date made (or deemed made) to repayment (whether by acceleration or otherwise and whether voluntary or mandatory) at the Interest Rate. The Administrative Agent’s determination of the applicable Interest Rate shall be binding on the Borrower, its Subsidiaries and the Lenders in the absence of manifest or demonstrable error.

(b)               Interest Payment Dates. Accrued interest on the Loans shall be payable in arrears on each Payment Date and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid).

(c)               PIK Interest. Notwithstanding Section 3.02(b), so long as no Event of Default under Sections 11.01(a), (b) or 11.01(g) has occurred and is continuing, interest accrued and payable on each Payment Date pursuant to Section 3.02(a) or payable pursuant to Section 3.02(d) shall be paid in kind by capitalizing and adding such interest to the outstanding principal balance of the applicable Loans as additional principal obligations thereunder on and as of the last calendar day of each month and on the applicable Maturity Date (such interest added to the principal in accordance with this Section 3.02(c) is referred to herein as “PIK Interest”). PIK Interest shall automatically constitute Obligations and be considered principal of the Loans for all purposes, including for purposes of redemption and calculation of interest on subsequent Payment Dates.

(d)               Default Interest. Upon the occurrence and during the continuance of any Event of Default, all outstanding Obligations, including the amount of principal of any Loan, interest on overdue principal, interest, or any other Obligations shall bear interest at a rate per annum equal to the Default Rate, unless otherwise waived by the Lenders in accordance with Section 14.04 and without affecting any of Administrative Agent’s or any Lender’s rights and remedies hereunder or in respect hereof, to the fullest extent permitted by applicable Laws. Except as set forth in Section 3.02(c) above, interest accruing and due pursuant to this Section 3.02(d) shall be payable on demand in cash.

3.03          Prepayments.

(a)               Optional Prepayments.

(i)                 Subject to prior written notice pursuant to clause (ii) below, the Borrower shall have the right to optionally prepay in whole or in part, without premium or penalty, the outstanding principal amount of the Loans on any Business Day for an amount equal to the sum of (A) the aggregate principal amount of the Loans being prepaid, (B) any accrued but unpaid interest on the principal amount of the Loans being prepaid and (C) any other unpaid amounts then due and owing pursuant to this Agreement and the other Loan Documents, including any fees, costs, expenses and indemnities (other than inchoate indemnity and expense reimbursement obligations for which no claim has been made) (such aggregate amount, the “Prepayment Price”); provided, that, upon any optional prepayment of the Loans, the Borrower shall pay the Exit Fee in respect of the aggregate principal amount of the Loans being repaid in accordance with this Section 3.03(a); provided, further, that each partial prepayment of principal of Loans shall be in an aggregate amount at least equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining outstanding principal of the Loans).

(ii)              A notice of optional prepayment shall be effective only if received by the Administrative Agent not later than 2:00 p.m. (Eastern time) on a date not less than one (1) Business Day (nor more than fourteen (14) calendar days) prior to the proposed prepayment date; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Each notice of optional prepayment shall specify the proposed prepayment date, the Prepayment Price, the applicable Exit Fee, the principal amount to be prepaid and any conditions to prepayment (if applicable).

(b)               Mandatory Prepayments.

(i)                 Mandatory Prepayments for Casualty Events or Asset Sales. Upon the occurrence of any Casualty Event or a Specified Asset Sale for which the Net Cash Proceeds exceeds $100,000 after the date of this Agreement, the Borrower shall make a mandatory prepayment of the Loans, together with any accrued but unpaid or uncapitalized interest (which shall be paid in cash) on any principal amount of the Loans being prepaid (collectively, the “Mandatory Prepayment”), which Mandatory Prepayment shall be in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries with respect to such Specified Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event, as the case may be, together with the Exit Fee in respect of the aggregate principal amount of the Loans being repaid in accordance with this Section 3.03(b)(i), to be applied and allocated as set forth in Section 3.03(c).

(ii)              Mandatory Prepayments for Extraordinary Receipts. Immediately upon receipt by any Obligor of Net Cash Proceeds of any Extraordinary Receipts, the Borrower shall make a mandatory prepayment of the Loans, together with any accrued but unpaid or uncapitalized interest (which shall be paid in cash) on any principal amount of the Loans being prepaid, which mandatory prepayment shall be in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received, together with the Exit Fee in respect of the aggregate principal amount of the loans being repaid in accordance with this Section 3.03(b)(ii), to be applied and allocated as set forth in Section 3.03(c).

(iii)            Mandatory Prepayments for Debt Issuances. Immediately upon receipt by any Obligor of Net Cash Proceeds from any issuance, incurrence or assumption of Indebtedness other than Indebtedness permitted by Section 9.01 on or after the Closing Date, the Borrower shall make a mandatory prepayment of the Loans, together with any accrued but unpaid or uncapitalized interest (which shall be paid in cash) on any principal amount of the Loans being prepaid, which mandatory prepayment shall be in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received, together with the Exit Fee in respect of the aggregate principal amount of the Loans being repaid in accordance with this Section 3.03(b)(iii), to be applied and allocated as set forth in Section 3.03(c).

(iv)             Notwithstanding any other provisions of Sections 3.03(b)(i), 3.03(b)(ii) and 3.03(b)(iii), to the extent that the Borrower and the Administrative Agent (acting at the Direction of the Majority Lenders) agree that any or all of the Net Cash Proceeds of any Specified Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), or the Net Cash Proceeds of any Extraordinary Receipts from a Foreign Subsidiary (a “Foreign Extraordinary Receipt”) in each case giving rise to a prepayment event pursuant to Section 3.03(b)(i) or Section 3.03(b)(ii) are or is prohibited, restricted or delayed by applicable local law, rule or regulation (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of any director or officer of such Subsidiaries) from being repatriated to the Borrower or so prepaid or such repatriation or prepayment would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officer), or could reasonably be expected to result in material adverse tax consequences (including withholding tax) of the Borrower and its Subsidiaries, taken as a whole, the portion of such Net Cash Proceeds so affected will not be required to be applied to prepay Loans at the times provided in this Section 3.03 but may be retained by the applicable Foreign Subsidiary.

(v)               Notice. The Borrower shall notify the Administrative Agent not later than 2:00 p.m. (Eastern time) on a date not less than two (2) Business Days (or such shorter period agreed by the Administrative Agent) prior to any mandatory prepayment. Each notice of mandatory prepayment shall specify the proposed prepayment date, the principal amount to be prepaid, the applicable Exit Fee, the corresponding amount of accrued and unpaid interest on such principal amount to be prepaid and the Section under which the prepayment is required.

(c)               Application. Subject to the DIP Order (including the Carve-Out), all prepayments of Loans shall be applied in accordance with the waterfall set forth in Section 4.01(b)(B)-(D).

(d)               Prepayments. All prepayments shall be accompanied by accrued but unpaid or uncapitalized interest on the principal amount of the Loans being prepaid as set forth in Section 3.02 and this Section 3.03.

(e)               Declined Payment. Notwithstanding anything in Section 3.03(b) to the contrary, any Lender may elect, by notice to the Administrative Agent prior to 12:00 p.m. (Eastern Time) at least one (1) Business Day prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Loans pursuant to Section 3.03(b), in which case the aggregate amount of the prepayment that would have been applied to prepay Loans but was so declined may be retained by the Borrower and used for any purpose not prohibited by this Agreement.

3.04          Rates; Inability to Determine Rate; Illegality; Benchmark Replacement.

(a)               The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the continuation of, internal administration of, submission of, or internal calculation of, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Conforming Changes consented to by the Borrower. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, that are unrelated to the Obligations and not in violation or contravention of this Agreement or any other Loan Document, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall, to the extent such actions are taken in accordance and compliance with this Agreement, have no liability to the Borrower, any Lender or any other person or entity for damages of any kind; provided that the foregoing absence of liability shall not apply to the extent it is determined by a court of competent jurisdiction by final and non-appealable judgement to have resulted from gross negligence or willful misconduct.

(b)               Inability to Determine Applicable Interest Rate. Subject to Section 3.04(h), if, on or prior to the first day of any Interest Period for any SOFR Loan, (i) the Administrative Agent (acting upon the direction of the Majority Lenders) shall have determined (which determination shall be final and conclusive and binding upon all parties hereto, absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR or (ii) the Majority Lenders determine (which determination shall be binding and conclusive absent manifest error) that for any reason in connection with any request for a SOFR Loan that Term SOFR with respect to any proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Majority Lenders have provided notice of such determination to the Administrative Agent, then, in the case of clauses (i) and (ii), the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (at the direction of the Majority Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Subject to Section 3.04(h), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(c)               Illegality. Notwithstanding any other provision of this Agreement, if, on or after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes party to this Agreement), the adoption of or any change in any applicable Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (i) any obligation of the Lenders to make SOFR Loans and any right of the Borrower to continue SOFR Loans shall be suspended and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case, until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”) on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such date, in each case, until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, or Term SOFR. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid together with any additional amounts required pursuant to Section 3.04(d).

(d)               Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its SOFR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender sustains: (i) if for any reason (other than a default by such Lender) a borrowing of any SOFR Loans does not occur on a date specified therefor in the Borrowing Notice for such SOFR Loans; (ii) if any prepayment or other principal payment of any SOFR Loans occurs on any day other than the last day of an Interest Period applicable to such Loans (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including as a result of an assignment in connection with the replacement of a Lender pursuant to Section 3.04; (iii) for any failure to borrow or prepay any of its SOFR Loans on any date specified in a notice given by such Borrower; or (iv) the assignment of any SOFR Loans for acceptance and purchase other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower.

(e)               Booking of Loans. Any Lender may make, carry or transfer SOFR Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(f)                Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in paragraph (c) of this Section 3.04 and the circumstances giving rise thereto shall be delivered to the Borrower and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(g)               Delay in Requests. The Borrower shall not be required to compensate a Lender pursuant to Section 3.04(d) for any such amounts incurred more than nine (9) months prior to the date that such Lender delivers to such Borrower the certificate referenced in Section 3.04(f).

(h)               Benchmark Replacement Setting.

(i)                 Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent (at the direction of the Majority Lenders) and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.04(h)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii)       Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)       Notices; Standards for Decisions and Determinations. The Administrative Agent (at the direction of the Majority Lenders) will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent (at the Direction of the Majority Lenders) will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 3.04(h) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.04(h), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.04(h).

(iv)       Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent (at the Direction of the Majority Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (at the Direction of the Majority Lenders) may, in its discretion, modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)       Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 4.
PAYMENTS, ETC.

4.01          Payments.

(a)               Payments Generally. Each payment of principal, interest (other than PIK Interest) and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made (i) in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the deposit account of the Administrative Agent designated by the Administrative Agent by notice to the Borrower, and (ii) not later than 2:00 p.m. (Eastern time) on the date on which such payment is due (each such payment made after such time on such due date may, in the Administrative Agent’s discretion, be deemed to have been made on the next succeeding Business Day).

(b)               Application of Payments. Monies to be applied to the Obligations, whether arising from payments by the Obligors, realization on the Collateral, set-off or otherwise, shall be applied as follows (subject, in all respects, to the terms of the DIP Order, including the Carve-Out):

(A)             first, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, expenses or other amounts (including fees and disbursements and other charges of counsel payable under Section 14.03) payable to the Administrative Agent in its capacity as such;

(B)              second, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, expenses or other amounts (other than principal and interest, but including fees and disbursements and other charges of counsel payable under Section 14.03) payable to the Lenders arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause (B) payable to them;

(C)              third, to the payment of that portion of the Obligations constituting unpaid principal of the Loans (excluding any PIK Interest) ratably among the Lenders in proportion to the respective amounts described in this clause (C);

(D)             fourth, to the payment of that portion of the Obligations constituting PIK Interest and any other accrued and unpaid interest on the Loans ratably among the Lenders in proportion to the respective amounts described in this clause (D) payable to them;

(E)              fifth, to the payment of any other Obligations then due and owing, ratably among the Administrative Agent and the Lenders based upon the respective aggregate amount of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(F)              sixth, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or such other Person as may be lawfully entitled to or directed by the Borrower to receive the remainder.

(c)               Non-Business Days. If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall continue to accrue and be payable for the period of such extension; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

4.02          Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable and for the avoidance of doubt shall not include any payment date.

4.03          Set-Off.

(a)               Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Any Person exercising rights of set off hereunder agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Lenders and each of their Affiliates under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b)               Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Administrative Agent, any Lender or any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

(c)               Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Administrative Agent or any Lender, or the Administrative Agent, any Lender or any Affiliate of the foregoing exercises its right of setoff pursuant to this Section 4.03, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

4.04          Fees.

(a)               Administrative Agent Fee. In addition to any fees, costs and expenses due and payable pursuant to Section 14.03, the Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter in the amounts and at the times specified therein.

(b)               Commitment Fee.

(i)                 On the Closing Date, the Borrower agrees to pay the Administrative Agent for the account of the Lenders, an upfront commitment fee in an amount equal to 3.00% of the aggregate amount of the Lenders’ DIP Tranche 1 Commitments funded on the Closing Date (the “Tranche 1 Commitment Fee”), which shall be fully earned and payable in the form of additional Loans on the Closing Date, subject to the entry of the Interim Order.

(ii)              On the DIP Tranche 2 Draw Date, the Borrower agrees to pay the Administrative Agent for the account of the Lenders, an upfront commitment fee in an amount equal to 3.00% of the aggregate amount of the Lenders’ DIP Tranche 2 Commitments funded on the DIP Tranche 2 Draw Date (the “Tranche 2 Commitment Fee,” and together with the Tranche 1 Commitment Fee, the “Commitment Fee”), which shall be fully earned and payable in the form of additional Loans on the DIP Tranche 2 Draw Date, subject to the entry of the Final Order.

(c)               Exit Fee. The Borrower agrees to pay to the Administrative Agent for the account of the Lenders, an exit fee in an amount equal to 3.00% of the aggregate amount, without duplication, of such Lender’s New Money Loans (the “Exit Fee” and, together with the Commitment Fee, the “Fees”), which shall be (i) fully earned (A) in the case of the DIP Tranche 1 Loan, on the funding thereof on the Closing Date, subject to the entry of the Interim Order, and (B) in the case of the DIP Tranche 2 Loan, on the funding thereof, subject to entry of the Final Order and (ii) payable in cash on the earlier of (A) the Maturity Date (including as a result of an acceleration) and (B) the date on which any of the Obligations are paid in part or in full or the Commitments are terminated in part or in full (other than the termination of any Commitment as a result of the funding of New Money Loans. The parties hereto further acknowledge and agree that the Exit Fee shall be presumed to be the liquidated damages sustained by each Lender as a result of the early repayment, prepayment or acceleration of the New Money Loans (and not intended to act as a penalty or to punish the Obligors for any such repayment, prepayment or acceleration). EACH OF THE BORROWER AND THE SUBSIDIARY GUARANTORS EXPRESSLY WAIVE (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING EXIT FEE IN ACCORDANCE WITH THE TERMS HEREOF. The Borrower and the Subsidiary Guarantors expressly agree that (A) the Exit Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment or redemption is made, (C) there has been a course of conduct among the Lenders, the Borrower and the Subsidiary Guarantors giving specific consideration in this transaction for such agreement to pay the Exit Fee, (D) the Borrower and the Subsidiary Guarantors shall be estopped hereafter from claiming differently than as agreed to herein, (E) their respective agreement to pay or guarantee the payment of the Exit Fee is a material inducement to the Lenders to make the New Money Loans, and (F) the Exit Fee represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such event.

(d)               DIP Professional Fees.

(i)                 As consideration for the funding of the Loans by the Lenders under this Agreement with respect to the DIP Facility, and in acknowledgement that such Lenders have incurred legal and other professional fees in connection therewith, subject to paragraph 19 of the Interim Order, the Borrower agrees to pay (or cause to be paid) the accrued and unpaid DIP Professional Fees (for which invoices have previously been provided to the Borrower at least two (2) Business Days prior to the applicable DIP Professional Fees Payment Date) on each DIP Professional Fees Payment Date subject to the terms and conditions of this Section 4.04(d).

(ii)              For the avoidance of doubt, subject to paragraph 19 of the Interim Order, the obligation of the Borrower to pay the DIP Professional Fees on each DIP Professional Fees Payment Date in accordance with this Section 4.04(d) shall be fully earned upon the entry of the Interim Order and shall be entitled to a Superpriority Claim thereof.

(e)               All fees, discounts and premiums payable hereunder shall be paid on the dates due, in immediately available funds, to the Lenders, in the case of discounts and fees due to the Lenders hereunder. The Obligors and the Lenders agree that (i) the fees and discounts paid hereunder (A) are made without set-off or counterclaim and (B) shall not be refundable under any circumstances and (ii) for U.S. federal, and applicable state and local, income tax purposes, the Borrowers and the Lenders shall treat (A) the Tranche 1 Commitment Fee as an acquisition of additional DIP Tranche 1 Loans by the Lenders, and not as a separate payment, for purposes of determining issue price, (B) the Tranche 2 Commitment Fee as an acquisition of additional DIP Tranche 2 Loans by the Lenders, and not as a separate payment, for purposes of determining issue price, and (C) the Exit Fee on the then-outstanding Obligations as part of the “stated redemption price at maturity” of the applicable Loans, and the Obligors and the Lenders shall not take any inconsistent position on any Tax return or otherwise with respect to U.S. federal, and applicable state and local, income taxes (whether in audits, Tax returns or otherwise), unless required to do so pursuant to a change in law following the date hereof or a “determination” as defined under Section 1313 of the Code.

Section 5.
ADDITIONAL COSTS, TAXES, ETC.

5.01          Additional Costs.

(a)               Change in Law Generally. If, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the Commitment, not as a result of any action or inaction on the part of such Lender, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, or subject any Lender to any Taxes on its Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto by an amount reasonably deemed by such Lender in good faith to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (iii) Connection Income Taxes), then the Borrower shall pay to such Lender, within ten (10) Business Days of receipt of the certificate contemplated by Section 5.01(c), such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)               Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), the adoption of any Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount deemed by it to be material, then the Borrower shall pay to such Lender, within ten (10) Business Days of receipt of the certificate contemplated by Section 5.01(c), such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c)               Notification by Lender. Each Lender promptly will notify the Borrower of any event of which it has knowledge, occurring after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error. The Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 5.01 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d)               Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02          Taxes.

(a)               Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by any Law. If any Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section  5.02) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)               Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent or each Lender, timely reimburse it for the payment of any Other Taxes.

(c)               Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section  5.02, the Borrower shall deliver to the Administrative Agent the receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)               Indemnification by the Borrower. The Borrower shall reimburse and indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section  5.02) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e)               Indemnification by the Lender. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.02(e).

(f)                Status of Lenders.

(i)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law as reasonably requested by the Borrower as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.02(f)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)              Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)             any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)               in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)               executed copies of IRS Form W-8ECI (or successor form);

(3)               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms); or

(4)               to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)             if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)               Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section  5.02 (including by the payment of additional amounts pursuant to this Section  5.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section  5.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.02(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.02(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.02(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.02(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)               FIRPTA. The Borrower shall deliver to each Lender a certificate, duly completed and executed pursuant to Section 1.897-2(h) of the United States Treasury Regulations, certifying that an interest in the Borrower is not a United States real property interest within the meaning of Section 897 of the Code.

5.03          Mitigation Obligations. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or Section 5.02, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (a) eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.02, as the case may be, in the future, (b) not subject such Lender to any unreimbursed cost or expense and (c) not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

5.04          Survival. Each party’s obligations under this Section 5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 6.
CONDITIONS

6.01          Conditions to the Closing Date. The effectiveness of this Agreement and the obligation of each Lender to make DIP Tranche 1 Loans on the Closing Date shall be subject to the delivery of a Borrowing Notice as required pursuant to Section 2.02, and satisfaction of each of the conditions precedent set forth below in this Section 6.01.

(a)               Loan Documents. The Administrative Agent shall have received each Loan Document required to be executed by the appropriate Obligor on the Closing Date and delivered by each applicable Obligor in such number as reasonably requested by the Administrative Agent (which may be delivered by facsimile or other electronic means for the purposes of satisfying this clause (a) on the Closing Date) and such Loan Documents shall be in form and substance satisfactory to the Administrative Agent and the Lenders and their respective counsels.

(b)               Secretary’s Certificate, Etc. The Administrative Agent shall have received from each Obligor (x) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (y) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Responsible Officer, as to:

(i)                 resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the Transactions;

(ii)              the incumbency and signatures of Responsible Officers authorized to execute and deliver each Loan Document to be executed by such Person; and

(iii)            the full force and validity of each Organic Document of such Person and copies thereof,

which certificates shall be in form and substance satisfactory to the Administrative Agent and upon which the Administrative Agent and the Lenders may conclusively rely until they shall have received a further certificate of the Responsible Officer of any such Person cancelling or amending the prior certificate of such Person.

(c)               Information Certificate. The Administrative Agent shall have received a fully completed Information Certificate in form and substance satisfactory to the Administrative Agent, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower. All documents and agreements required to be appended to the Information Certificate, shall be in form and substance satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties and shall be in full force and effect.

(d)               Closing Date Certificate. The Administrative Agent shall have received a Closing Date Certificate, dated as of the Closing Date and in form and substance satisfactory to the Administrative Agent, duly executed and delivered by a Responsible Officer of the Borrower.

(e)               Delivery of Notes. The Administrative Agent shall have received a Note to the extent requested by any Lender pursuant to Section 2.03 for the Loans duly executed and delivered by a Responsible Officer of the Borrower.

(f)                Security Documents. The Administrative Agent shall have received executed counterparts of a Security Agreement and each other Collateral Document, if any, set forth on Schedule 6.01(f) required to be executed on the Closing Date as indicated on such schedule, in form and substance acceptable to the Administrative Agent, dated as of the Closing Date, duly executed and delivered by each Obligor.

(g)               Lien Searches. The Administrative Agent shall be satisfied with Lien searches regarding the Borrower and the Subsidiary Guarantors made as of a date reasonably close to the Closing Date.

(h)               Fee Letter. The Administrative Agent shall have received an executed counterpart of the Fee Letter with respect to the Loans, duly executed and delivered by the Borrower.

(i)                 [Reserved].

(j)                 Closing Fees, Expenses, Etc. Each of the Administrative Agent, each Lender and each DIP Professional shall have received for its own account, all fees, costs, expenses due and payable to it pursuant to the Fee Letter, this Agreement and the DIP Order with respect to the Loans and Section 14.03, plus any collateral filing and recordation fees and searches, in each case, to the extent invoiced (or as to which a good faith estimate has been provided to the Borrower) at least two (2) Business Days prior to the Closing Date.

(k)               Material Adverse Change. Except as set forth in the Borrower’s SEC filings, since December 31, 2024, no Material Adverse Change shall have occurred, both before and after giving effect to the Loans to be made on the Closing Date.

(l)                 Know Your Customer. The Administrative Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Terrorism Laws.

(m)             No Default. No event shall have occurred or be continuing or would result from the making of the Loans that would constitute a Default or Event of Default.

(n)               Representations and Warranties. The representations and warranties contained in this Agreement and in the other Loan Documents delivered pursuant to Section  6.01 (a) shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date.

(o)               [Reserved].

(p)               Petition Date. The Petition Date shall have occurred and each Debtor shall be a debtor and debtor-in-possession in the Chapter 11 Cases.

(q)               Interim Order. The Bankruptcy Court shall have entered the Interim Order, and the Interim Order shall be in full force and effect and shall not have been reversed, stayed (whether by statutory stay or otherwise), modified or amended in a manner that materially adversely affects the Lenders without the written consent of the Administrative Agent (at the Direction of the Majority Lenders).

(r)                Chapter 11 Filings. The Administrative Agent shall have received draft copies of all material pleadings, motions, applications and other substantive documents to be filed in the Chapter 11 Cases (including any “first day” filings).

(s)                Chapter 11 Cases Ongoing. The Chapter 11 Cases shall not have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code.

(t)                 Trustee and Examiner. No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner (other than a fee examiner and only to the extent such examiner is granted expanded powers beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code and such powers entitle the examiner to control or dispose of Collateral without the Administrative Agent’s consent) shall have been appointed in any of the Chapter 11 Cases.

(u)               Beneficial Ownership Certificate. To the extent requested by any Lender or the Administrative Agent, the Borrower shall have provided to such Lender and the Administrative Agent all documentation and other information so requested, including a duly executed W-9 of the Borrower (or such other applicable tax form), in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, in each case prior to the Closing Date.

6.02          Conditions to the DIP Tranche 2 Draw after the Closing Date. The obligation of each Lender to make the DIP Tranche 2 Loans after the Closing Date shall be subject to the delivery of a Borrowing Notice as required pursuant to Section 2.02, and the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth below in this Section 6.02 (the “DIP Tranche 2 Draw Conditions”):

(a)               [Reserved]

(b)               Delivery of Notes. The Administrative Agent shall have received a Note to the extent requested by any Lender pursuant to Section 2.03 for the Loans duly executed and delivered by a Responsible Officer of the Borrower.

(c)               Fees, Expenses, Etc. Each of the Administrative Agent, each Lender and each DIP Professional shall have received for its own account all fees, costs and expenses due and payable to it on or prior to such DIP Tranche 2 Draw Date pursuant to the Fee Letter and Section 14.03, in each case, to the extent invoiced (or as to which a good faith estimate has been provided to the Borrower) at least two (2) Business Days prior to such DIP Tranche 2 Draw Date.

(d)               No Default or Event of Default. No event shall have occurred or be continuing or would result from the making of the Loans on such DIP Tranche 2 Draw Date that would constitute a Default or Event of Default.

(e)               Representations and Warranties; Updated Schedules. The representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the DIP Tranche 2 Draw Date, except (i) to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date and (ii) the representations and warranties made under Section 7.04(a) shall be deemed to refer to the most recent financial statements of the Borrower furnished to the Administrative Agent pursuant to Section 8.01. The Borrower shall have delivered to the Administrative Agent updated copies of Schedules to this Agreement to the extent required to satisfy the foregoing requirements set forth in this Section 6.02(e).

(f)                Final Order. The Bankruptcy Court shall have entered the Final Order, and the Final Order shall be in full force and effect and shall not have been reversed, stayed (whether by statutory stay or otherwise), modified or amended in a manner that materially adversely affects the Lenders without the written consent of the Administrative Agent (at the Direction of the Majority Lenders).

(g)               Chapter 11 Cases Ongoing. The Chapter 11 Cases shall not have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code.

(h)               Trustee and Examiner. No trustee under chapter 7 or chapter 11 of the Bankruptcy Code or examiner (other than a fee examiner and only to the extent such examiner is granted expanded powers beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code and such powers entitle the examiner to control or dispose of Collateral without the Administrative Agent’s consent) shall have been appointed in any of the Chapter 11 Cases.

(i)                 Compliance with Approved Budget. The Obligors shall have (i) complied with the requirements of Section 8.20; and (ii) shall have used the proceeds of the DIP Tranche 1 Loans to make the expenditures set forth in the Approved Budget (subject to Permitted Variances).

(j)                 Compliance with Milestones. The Obligors shall have complied with the requirements of Section 8.21.

(k)               GE Vernova and Vestas Contracts. The Obligors shall have entered into binding agreements or other documentation with each of (x) GE Vernova International, LLC and (y) Vestas Wind Systems A/S, in each case in form and substance satisfactory to the Lenders.

(l)                 Liquidity. Cash and Permitted Cash Equivalent Investments as set forth in the Approved Budget (for the avoidance of doubt, without giving effect to the proposed DIP Tranche 2 Loan) is less than $30,000,000 for the period following the DIP Tranche 2 Draw Date.

(m)             Acceptable Plan. The Obligors shall have delivered to the Lenders an Acceptable Plan.

Section 7.
REPRESENTATIONS AND WARRANTIES

The Borrower and each other Obligor hereby jointly and severally represent and warrant to the Administrative Agent and each Lender on the Closing Date, each Bringdown Date and any other date such representation and warranty is required to be made under the Loan Documents, as set forth below, except, (1) with respect to representations and warranties made on the Closing Date only, as disclosed in the SEC Documents, and (2) in the corresponding Schedule to this Agreement specified in a representation and warranty, which exceptions shall be deemed to be part of the representations and warranties made hereunder:

7.01          Power and Authority. Each Obligor and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other applicable power and authority to carry on its business as presently conducted and as proposed to be conducted, except (other than with respect to the Borrower) to the extent that the failure to have the same could not, individually or in the aggregate, reasonable be expected to result in a Material Adverse Effect, (c) is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have, individually or in the aggregate, a Material Adverse Effect and (d) subject to entry of the DIP Order and subject to any restrictions arising on account of any Obligor’s status as a “debtor” under the Bankruptcy Code, has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

7.02          Authorization; Enforceability. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, upon entry of the Interim Order or the Final Order, as applicable, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

7.03          Governmental and Other Approvals; No Conflicts. Subject to the DIP Order, none of the execution, delivery and performance by each Obligor of the Loan Documents to which it is a party or the consummation by each Obligor of the Transactions (i) requires any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for (x) such as have been obtained or made and are in full force and effect, (y) filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents and (z) filings under applicable securities laws, (ii) will violate (1) any Law, (2) any Organic Document of any Obligor or any of its Subsidiaries or (3) any order of any Governmental Authority, that in the case of clause (ii)(1) or clause (ii)(3), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (iii) will result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries.

7.04          Financial Statements; Material Adverse Change.

(a)               Financial Statements. As of their respective dates, the audited financial statements for the fiscal year ended and unaudited financial statements of the Borrower filed with the SEC under the Exchange Act or the Securities Act in the twelve (12) months prior to the date of this Agreement (including, in each case, the notes thereto, the “Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. The Financial Statements have been prepared in accordance with GAAP (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Borrower as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The Borrower is not currently contemplating to amend or restate any of the Financial Statements (including any notes or any letter of the independent accountants of the Borrower with respect thereto), nor, to the Borrower’s knowledge, do there exist any facts or circumstances which would require the Borrower to amend or restate any of the Financial Statements, in each case, in order for any of the Financial Statements to be in compliance with GAAP and the rules and regulations of the SEC. The Borrower has not been informed by its independent accountants that they recommend that the Borrower amend or restate any of the Financial Statements or that there is any need for the Borrower to amend or restate any of the Financial Statements.

(b)               No Material Adverse Change. Since December 31, 2024, there has not been:

(i)                 any Material Adverse Effect;

(ii)              any damage, destruction or loss, whether or not covered by insurance, that would be material to the Borrower and its Subsidiaries, taken as a whole;

(iii)            any waiver or compromise by the Borrower of any right or of a debt owed to it, that would be material to the Borrower and its Subsidiaries, taken as a whole; or

(iv)             any mortgage, pledge, transfer of a security interest in, or lien, created by the Borrower, with respect to any of its tangible or intangible properties or assets, that would be material to the Borrower and its Subsidiaries, taken as a whole, except (A) liens for taxes not yet due or payable, (B) liens that arise in the Ordinary Course and do not materially impair the Borrower’s ownership or use of such property or assets and (C) other Permitted Liens.

7.05          Properties.

(a)               Property Generally.

(i)                 The property and assets that each Obligor owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the Ordinary Course and do not materially impair such Obligor’s ownership or use of, nor the value of, such property or assets. With respect to the property and assets it leases, each Obligor is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets or their mortgagors. As of the Closing Date, no Obligor owns any real property.

(ii)              Schedule 7.05(a)(ii) correctly sets forth all real property that is owned or leased by the Obligors, indicating in each case whether the respective property is owned or leased, the identity of the owner and lessee (if applicable) and the location of the respective property.

(b)               Intellectual Property; IT Systems.

(i)                 Schedule 7.05(b)(i) set forth an accurate and complete list, as of the Closing Date, of all Borrower Intellectual Property that is issued by, registered with, or the subject of a pending application before, any Governmental Authority, indicating for each item, as applicable, the registration and application number, the registration and application date, and the filing jurisdiction. The Borrower and its Subsidiaries are the sole and exclusive owners of all right, title and interest in and to all Material Intellectual Property, free and clear of any Liens other than Permitted Liens. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Borrower and its Subsidiaries own or possess valid and sufficient rights to use all Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted. To the Borrower’s knowledge, the conduct of the respective businesses of the Borrower and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property of any Third Party, and to the Borrower’s knowledge, no Third Party is infringing, misappropriating or otherwise violating any Borrower Intellectual Property, except for such infringement, misappropriation or other violation that would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(ii)              The Borrower or its applicable Subsidiary has obtained from all current and former employees and contractors who have created or developed any Material Intellectual Property for or on behalf of the Borrower or any of its Subsidiaries, written, valid and enforceable present assignments of all such Intellectual Property. The Borrower and each of its Subsidiaries have taken reasonable precautions to protect the confidentiality and value of all material Trade Secrets owned or used by the Borrower or its Subsidiaries. To Borrower’s knowledge, there has been no security breach, or unauthorized encryption, access to or use, or any unscheduled unavailability, downtime or other disruption, of any IT Systems owned, used or held for use by the Borrower or any of its Subsidiaries (the “Business IT Systems”), or any information or data stored thereon, that has resulted in, or is reasonably likely to result in, material liability to, or material disruption of activities of, the Borrower or any of its Subsidiaries. The Borrower and its Subsidiaries have taken reasonable precautions protect the Business IT Systems against any of the foregoing. The Business IT Systems are sufficient for the current and, currently anticipated needs of the business of the Borrower and its Subsidiaries.

7.06          No Actions or Proceedings.

(a)               Litigation. Except for the Chapter 11 Cases, matters subject to the automatic stay under Section 362 of the Bankruptcy Code or as otherwise specifically disclosed on Schedule 7.06(a), there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Borrower’s knowledge, currently threatened (i) against any Obligor or any officer, director or Key Employee of an Obligor arising out of their employment or board relationship with the Borrower or any Obligor; (ii) to the Borrower’s knowledge, that questions the validity of the Loan Documents or the right of any Obligor to enter into them, or to consummate the Transactions; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. None of the Obligors nor, to the Borrower’s knowledge, any of an Obligor’s officers, directors or the Key Employees is a party to or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or the Key Employees, such as would affect an Obligor). There is no action, suit, proceeding or investigation by the Borrower or any other Obligor pending or which the Borrower or any other Obligor intends to initiate. The foregoing includes actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Borrower) involving the prior employment of any of Obligor’s employees, their services provided in connection with the business of the Obligors, any information or techniques allegedly proprietary to, or any Intellectual Property of, any of their former employers or their obligations under any agreements with prior employers. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Agreement.

(b)               Environmental Matters. Except as has not and would not reasonably be expected to result in a material liability to the Borrower or any other Obligor, and to the Borrower’s knowledge, (i) each Obligor and its Subsidiaries are and have been in compliance with all Environmental Laws; (ii) there has been no release or, to the Borrower’s knowledge, threatened release of any Hazardous Materials on, upon, into or from any site currently or heretofore owned, leased or otherwise used by any Obligor or its Subsidiaries; (iii) there have been no Hazardous Materials generated by any Obligor or its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by any Obligor or its Subsidiaries, except for the storage of hazardous waste in compliance with Environmental Laws. The Borrower has made available to the Administrative Agent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

(c)               Labor Matters.

(i)                 To the Borrower’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Borrower or that would conflict with the Borrower’s business. Neither the execution or delivery of the Loan Documents, the consummation of the Transactions nor the carrying on of the business of the Borrower and the other Obligors by the employees of the Borrower and its Subsidiaries, nor the conduct of the business of the Borrower and its Subsidiaries as now conducted and as presently proposed to be conducted, will, to the Borrower’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(ii)              No Obligor or any of its Subsidiaries is delinquent in payments to any of its respective employees, consultants or independent contractors for any wages, salaries, commissions, non-discretionary bonuses or other direct compensation for any service performed for them to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Each Obligor and its Subsidiaries have complied for the last three (3) years in all material respects with all applicable state, federal and foreign equal employment opportunity laws and with all other applicable state, federal and foreign laws related to employment, including but not limited to those related to wages, hours, worker classification and collective bargaining. Each Obligor and its Subsidiaries have withheld and paid to the appropriate governmental entity or are holding for payment not yet due to such governmental entity all amounts required to be withheld from their respective employees and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(iii)            Neither the execution and delivery of this Agreement and the other Loan Documents nor the consummation of the Transactions (either alone or in combination with another event) will (i) constitute a “change in control” or “change of control” or any similar term under any Company Plan, (ii) result in any payment becoming due to any current or former employee, director, officer or independent contractor of an Obligor or any Subsidiary of an Obligor, (iii) increase the amount of any compensation or benefits due under any Company Plan, (iv) result in the acceleration of the time of payment, vesting or funding under any Company Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan.

(iv)             To the Borrower’s knowledge, no Key Employee intends to terminate employment with the Borrower or any other Obligor or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Borrower have a present intention to terminate the employment of any of the foregoing. The employment of each employee of an Obligor or any Subsidiary of an Obligor is terminable at the will of the relevant Obligor or Subsidiary.

(v)               No Obligor or any Subsidiary of an Obligor has made any representations regarding equity incentives or compensation to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the applicable Board and provided to the Administrative Agent.

(vi)             Each Obligor and its Subsidiaries have made all required contributions and have no liability to any Company Plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and have complied in all material respects with all applicable Laws for any such Company Plan. None of the Obligors, any Subsidiary thereof or any ERISA Affiliate has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 or 302 of the Code or Title IV of ERISA.

(vii)          To the Borrower’s knowledge, none of the Key Employees or directors of any Obligor or Subsidiary thereof has been (A) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (B) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (C) subject to any order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement, in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (D) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended or vacated.

(viii)        No labor union, collective bargaining organization or labor representative has requested or, to the knowledge of the Borrower, has sought to represent any of the employees, representatives or agents of the Borrower or any of its Subsidiaries. There is no strike or other labor dispute involving the Borrower or any of its Subsidiaries pending, or to the Borrower’s knowledge, threatened.

(ix)             Each former Key Employee whose employment was terminated by the Borrower or any Subsidiary has entered into an agreement with the Borrower providing for the full release of any claims against the Borrower or any related party arising out of such employment or termination of employment.

(x)               Schedule 7.06(c) sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (i) all Title IV Plans, and (ii) all Multiemployer Plans. Except for those that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (v) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Laws, (w) each Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Benefit Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income Tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Obligor or any of its Subsidiaries, nothing has occurred that would prevent or cause the loss of such tax-qualified status, (x) the present value of all accrued benefits under each Title IV Plan (based on those assumptions used to fund such Title IV Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Title IV Plan allocable to such accrued benefits by a material amount, (y) there are no existing or pending (or to the knowledge of any Obligor or any of its Subsidiaries, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim or any action by any Governmental Authority with respect to a Benefit Plan and (z) no ERISA Event is reasonably expected to occur.

7.07          Compliance with Other Instruments. Except as a result of, and in connection with, the Chapter 11 Cases, no Obligor or any of its Subsidiaries is in violation or default (a) of any provisions of its Organic Documents, (b) of any instrument, judgment, injunction, order, writ or decree, (c) under any note, indenture or mortgage, (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (e) of any provision of federal or state statute, rule or regulation applicable to it, except, in the case of clauses (b) through (e), the violation of which (either individually or in the aggregate) would have a Material Adverse Effect. The execution, delivery and performance of the Loan Documents and the consummation of the Transactions will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of an Obligor or any of its Subsidiaries or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to an Obligor or any of its Subsidiaries. No Default or Event of Default has occurred and is continuing.

7.08          Taxes. Except (i) as could not reasonably be expected to result in a material liability to an Obligor or any Subsidiary thereof, (ii) where such payment is in violation of the Approved Budget covenant set forth in Section 8.20, including the Permitted Variance, and (iii) to the extent otherwise excused or prohibited by the Bankruptcy Code and not otherwise authorized by the Bankruptcy Court, (a) there are no federal, state, county, local or foreign taxes due and payable by an Obligor or any Subsidiary thereof which have not been timely paid, (b) there are no accrued and unpaid federal, state, county, local or foreign taxes of any Obligor or any Subsidiary thereof which are due, whether or not assessed or disputed, (c) there have been no examinations or audits of any tax returns or reports of any Obligor or any Subsidiary thereof by any applicable federal, state, local or foreign governmental agency, and (d) each Obligor and its Subsidiaries have duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed, all such returns are true, correct and complete in all respects and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

7.09          Full Disclosure. All disclosure provided to the Lenders regarding the Borrower and its Subsidiaries, their businesses and the transactions contemplated by the Loan Documents and the Transactions, including the schedules and exhibits to this Agreement and each other Loan Document, furnished by or on behalf of the Borrower or any of its Subsidiaries, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred and no information exists with respect to the Borrower or any of its Subsidiaries or its or their business, properties, liabilities, operations (including results thereof) or conditions (financial or otherwise), which, under applicable Law, requires public disclosure at or before the date hereof or announcement by the Borrower but which has not been so publicly disclosed. All financial projections and forecasts that have been prepared by or on behalf of the Borrower or any of its Subsidiaries and made available to the Lenders, including final projections and forecasts included in the Approved Budget, have been prepared in good faith based upon reasonable assumptions and represented, at the time each such financial projection or forecast was delivered to the Lenders, the Borrower’s best estimate of future financial performance (it being recognized that such financial projections or forecasts are not to be viewed as facts and that the actual results during the period or periods covered by any such financial projections or forecasts may differ from the projected or forecasted results).

7.10          Investment Company Act and Margin Stock Regulation.

(a)               Investment Company Act. No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b)               Margin Stock. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

7.11          Subsidiaries.

(a)               Set forth on Schedule 7.11 is a complete and correct list of all direct and indirect Subsidiaries of the Borrower, as of the Closing Date. Each Significant Subsidiary set forth therein is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.11. Each Obligor is the record and beneficial owner of one hundred percent (100%) of the equity interests of each Subsidiary of such Obligor, in each case, free and clear of any and all liens (other than restrictions imposed by applicable federal and state securities laws applicable to unregistered securities generally).

(b)               The Borrower has no Significant Subsidiaries except as set forth on Exhibit 21.1 to the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Borrower does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity.

7.12          [Reserved].

7.13          Material Agreements.

(a)               There are no agreements, understandings, instruments, contracts or proposed transactions to which the Borrower or any of its Subsidiaries is a party or by which any of them is bound that involve the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the exclusive right of the Borrower and its Subsidiaries to develop, manufacture, assemble, distribute, market or sell their products.

(b)               The Borrower has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its Equity Interests.

(c)               No Obligor or any Subsidiary thereof is a guarantor or indemnitor of any indebtedness of any other Person except (a) for guarantees of the Borrower on behalf of certain wholly-owned Subsidiaries of the Borrower entered into in the Ordinary Course and consistent with past practice of the Borrower and (b) to the extent permitted by Section 9.01.

(d)               Except as a result of, and in connection with, the Chapter 11 Cases, or as otherwise set forth on Schedule 7.13(d), no Obligor or any of its Subsidiaries is in default under any Material Agreement, nor does any Obligor have knowledge of (i) any Claim against it or any of its Subsidiaries for any material breach of any such Material Agreement or (ii) any default by any party to any such Material Agreement, in each case, which could reasonably be expected to result in a Material Adverse Effect.

7.14          Restrictive Agreements. Except as set forth in Schedule 7.14, as of the Closing Date, no Obligor or any of its Subsidiaries is subject to any Restrictive Agreement, except (a) those permitted under Section 9.11, (b) restrictions and conditions imposed by Law or by this Agreement, (c) any stockholder agreement, charter, by-laws, or other organizational documents of an Obligor or any of its Subsidiaries as in effect on the date hereof and (d) limitations associated with Permitted Liens.

7.15          Transactions with Affiliates. Except as set forth on Schedule 7.16 or otherwise permitted by Section 9.10, no Obligor nor any of its Subsidiaries has entered into, renewed, extended or been a party to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate.

7.16          OFAC; Anti-Terrorism Laws.

(a)               Neither the Borrower nor any of its Subsidiaries is in material violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any applicable Anti-Terrorism Laws.

(b)               Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors, officers, or employees (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction in violation of Sanctions, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction, in violation of Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used, directly or, to the knowledge of the Borrower, indirectly, to lend, contribute or provide to, or has been or will be otherwise made available for the purpose of funding, any activity or business in any Designated Jurisdiction in violation of Sanctions or for the purpose of funding any activity or business of any Person located, organized or residing in any Designated Jurisdiction, or who is the subject of any Sanctions, in violation of Sanctions, or in any other manner that will result in any violation by any party to this Agreement of Sanctions.

7.17          Anti-Corruption. Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors, officers or employees, directly or, to the knowledge of the Borrower, indirectly, has (a) materially violated or is in material violation of any applicable anti-corruption Law, or (b) made, offered to make, promised to make or authorized the payment or giving of, directly or, to the knowledge of the Borrower, indirectly, any Prohibited Payment.

7.18          Priority of Obligations. Pursuant to the DIP Order, all Obligations constitute unsubordinated obligations of the Obligors, and except for any obligations which have priority under applicable Law, rank at least pari passu in right of payment with all other unsubordinated Indebtedness of the Obligors.

7.19          Security Interest. Upon the entry by the Bankruptcy Court of the DIP Order, and in accordance therewith, the security interests and liens granted pursuant to the DIP Order shall automatically, and without further action, constitute a perfected, first-priority security interest in (to the extent intended to be created thereby and required to be perfected under the Loan Documents) all right, title and interest of each applicable Debtor in its Collateral described therein.

7.20          Data Privacy. In connection with its collection, storage, transfer (including any transfer across borders), use and/or any other processing of any information that is protected under Laws relating to privacy or personal information (collectively, “Personal Information”), each of the Borrower and each of its Subsidiaries is and has been in compliance with all applicable Laws relating to privacy, personal information, cyber security or data security (the “Privacy Requirements”), except for any non-compliance which would not have a Material Adverse Effect. The Borrower has implemented commercially reasonable physical, technical, organizational and administrative security measures and policies designed to protect all Personal Information collected, used, transmitted, stored or otherwise processed by it or by any of its Subsidiaries or on behalf of any of them (a) from and against unauthorized access, transmission, processing, use or disclosure; and (b) against any anticipated threats or hazards to the security or integrity of such Personal Information. None of the Borrower or any of its Subsidiaries has received any written complaint or notice of any claims alleging, or been charged by a Governmental Authority with, the violation of any Privacy Requirements. There have been no breaches, security incidents, misuse of, unauthorized access to or disclosure or encryption of any Personal Information in the possession or control of the Borrower or any of its Subsidiaries or collected, used, transmitted, stored or otherwise processed by or on behalf of the Borrower or any of its Subsidiaries, that has resulted in, or is reasonably likely to result in, material liability to, or material disruption of activities of, the Borrower or any of its Subsidiaries. None of the Borrower or any of its Subsidiaries has provided or been required to provide under Privacy Requirements any notices to any Person in connection with any misuse of, or unauthorized access to or disclosure or encryption, of Personal Information of such Person.

7.21          Insurance. The Borrower has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Borrower, with extended coverage, which, to the Borrower’s knowledge, would be sufficient in amount (subject to reasonable deductions) to allow it to replace any of the properties of the Borrower and its Subsidiaries that might be damaged or destroyed.

7.22          Certain Transactions.

(a)               Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of the Borrower, and (iii) there are no agreements, understandings or proposed transactions between the Borrower or any of its Subsidiaries and any of their respective officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)               None of the Borrower or any of its Subsidiaries is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses, domestic partners or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the Ordinary Course or employee relocation expenses and for other customary employee benefits made generally available to all employees. There have not been any transactions or contracts or series of related transactions or contracts required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

7.23          [Reserved].

7.24          Employee Agreements. Each Key Employee and any other current or former employee, consultant or officer of the Borrower and its Subsidiaries has executed an agreement with the Borrower regarding confidentiality and proprietary information substantially in the form or forms made available to the counsel for the Lenders (the “Confidential Information Agreements”). No current or former Key Employee has excluded any Intellectual Property from his or her assignment of Intellectual Property to the Borrower and its Subsidiaries, except where such exclusion would not, individually or in the aggregate, reasonable be expected to have a Material Adverse Effect. Each current and former Key Employee has executed a non-competition and non-solicitation agreement substantially in the form or forms made available to counsel for the Lenders prior to the date hereof. Each current and former Key Employee that is a consultant to the Borrower or any of its Subsidiaries has entered into a consulting agreement, substantially in the form previously provided or made available to the Lenders prior to the date hereof. The Borrower is not aware that any of its Key Employees is in violation of any agreement covered by this Section 7.24.

7.25          Permits.  Each of the Borrower and each of its Subsidiaries has all material franchises, permits, registrations, licenses and any similar authority necessary for the conduct of its business. Except as a result of, and in connection with, the Chapter 11 Cases, none of the Borrower or any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision under any of such franchises, permits, registrations, licenses or other similar authority, and none of the Borrower or any of its Subsidiaries is the subject of any pending or, to the knowledge of the Borrower, threatened action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification or impairment of any such franchises, permits, registrations, licenses or other similar authority.

7.26          [Reserved].

7.27          Approved Budget Variance Report. Each Approved Budget Variance Report delivered pursuant to Section 8.20(d) is true, complete and correct in all material respects for the period covered thereby as of the date such Approved Budget Variance Report is delivered.

7.28          Orders. The Debtors are in compliance in all material respects with the terms and conditions of the DIP Order. Each of the Interim Order (with respect to the period prior to the entry of the Final Order) and the Final Order (from and after the Final Order Date) is in full force and effect and has not been vacated or reversed, is not subject to a stay and has not been modified or amended in a manner that materially adversely affects the Lenders without the written consent of the Administrative Agent (at the Direction of the Majority Lenders).

Section 8.
AFFIRMATIVE COVENANTS

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash:

8.01          Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a)               as soon as available and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year (which date shall be automatically extended for a period not to exceed ten (10) Business Days, if and to the extent of any initial extension granted by the SEC for 10-Q reporting for such period) (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such fiscal quarter, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with (iii) a certificate of a Responsible Officer of the Borrower stating that (x) such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and (y) the results of operations of the Borrower and its Subsidiaries for the period ended on such date have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes; provided that documents required to be furnished pursuant to this Section 8.01(a) may be delivered electronically and if so delivered, shall be deemed furnished on the date that such documents are filed for public availability on “EDGAR” (with the related certificate separately delivered);

(b)               as soon as available and in any event within ninety (90) days after the end of each fiscal year (which date shall be automatically extended for a period not to exceed ten (10) Business Days, if and to the extent of any initial extension granted by the SEC for 10-K reporting for such period) (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of KPMG LLP or another firm of independent certified public accountants of recognized national standing acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards, and in the case of such consolidated financial statements, certified by a Responsible Officer of the Borrower; provided that documents required to be furnished pursuant to this Section 8.01(b) may be delivered electronically and if so delivered, shall be deemed furnished on the date that such documents are filed for public availability on “EDGAR” or the Borrower’s website;

(c)               as soon as available but in any event within thirty (30) days after the end of each month (or, with respect to the first month ending after the Closing Date, forty-five (45) days after the end of such month), (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such month and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries;

(d)               together with the financial statements required pursuant to Section 8.01(a), (b) and (c), a compliance certificate signed by a Responsible Officer of the Borrower as of the end of the applicable accounting period (which delivery may be by electronic communication including fax or email and shall be deemed to be an original, authentic counterpart thereof for all purposes) substantially in the form of Exhibit E (a “Compliance Certificate”);

(e)               promptly after the same are released, copies of all press releases (other than any press release that is immaterial, routine or administrative in nature);

(f)                promptly, and in any event within five (5) Business Days after receipt thereof by an Obligor thereof, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which the Borrower may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any such Subsidiary;

(g)               together with the delivery of each Compliance Certificate:

(i)                 in the case of annual Compliance Certificates only, a report setting forth the legal name and jurisdiction of formation of each Obligor, the location of the chief executive office of each Obligor, the organizational identification number, if any, of each Obligor that is a registered organization, and the Federal Taxpayer Identification Number, if any, of each Obligor on Schedule 8.01(g) or confirming that there has been no change in such information since the Closing Date or the date of the last such report;

(ii)              a description of each event, condition or circumstance during the last fiscal month, fiscal quarter or fiscal year covered by such Compliance Certificate requiring a mandatory prepayment under Section 3.03(b)(i) (to the extent notice of such event has not been previously furnished to the Administrative Agent);

(iii)            notice of (x) any new Material Agreement by the Borrower or any of its Subsidiaries (and a copy thereof, subject to any applicable confidentiality thereunder), (y) the termination of any Material Agreement other than in accordance with its terms, including as a result of a breach or default or (z) the non-renewal of any Material Agreement, in each case, occurring during the period covered by such Compliance Certificate;

(iv)             any licensing agreement or similar arrangement entered into by the Borrower or any of its Subsidiaries during the period covered by such Compliance Certificate as a result of any infringement or alleged infringement of any Intellectual Property of another Person whereby such Intellectual Property, when licensed to the Borrower, constitutes Material Intellectual Property; and

(v)               the occurrence during the period covered by such Compliance Certificate of any material product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, undertaken or issued by an Obligor, any Subsidiary thereof or their respective suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any product, or any basis for undertaking or issuing any such action or item;

(h)               promptly following delivery of the Compliance Certificate in respect of the financial statements required pursuant to Section 8.01(b), an updated Schedule 8.01(h) in respect of any U.S. registered, issued or applied for Material Intellectual Property acquired or created by the Borrower or any of its Subsidiaries during the period covered by such Compliance Certificate and correcting any outdated, inaccurate, incomplete or misleading information in such Schedule that the Obligors become aware of during such period, and promptly following request by the Administrative Agent (at the Direction of the Majority Lenders) such Obligor shall execute and deliver to Agent a supplemental Short-Form IP Security Agreement in respect of any such new and/or corrected Intellectual Property (other than Excluded Assets) that is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office and shall file such supplemental Short-Form IP Security Agreement with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable;

(i)                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent generally to the stockholders of each Obligor and its Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which any Obligor or its Subsidiaries may file or be required to file with any securities regulator or exchange to the authority of which such Obligor or such Subsidiary, as applicable, may become subject from time to time;

(j)                 the information regarding insurance maintained by the Borrower and its Subsidiaries as and when required under Section 8.05;

(k)               [reserved]; and

(l)                 such other information. including with respect to the businesses, financial performance, operations, condition of the assets or liabilities of the Obligors (including with respect to the Collateral and the Chapter 11 Cases) and their Subsidiaries as the Administrative Agent may from time to time reasonably request.

Documents required to be furnished pursuant to this Section 8.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed furnished on the date that such documents are filed for public availability on “EDGAR” or the Borrower’s website.

8.02          Notices of Material Events. The Borrower will furnish to the Administrative Agent written notice of the following within three (3) Business Days of:

(a)               the occurrence of any Default or Event of Default;

(b)               the occurrence of any event with respect to any property or assets of the Borrower or any of its Subsidiaries resulting in a Loss in an aggregate amount of $250,000 (or the Equivalent Amount in other currencies) or more, which notice shall include whether such Loss is covered by insurance or if the insurance carrier has disclaimed coverage of such Loss;

(c)               except for the Chapter 11 Cases and matters subject to the automatic stay under Section 362 of the Bankruptcy Code, any Claim or other proceeding pending, or to the Borrower’s knowledge, threatened (in writing) against or affecting the Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance, and operation of their respective businesses, operations or properties, whether made by a Governmental Authority or other Person that, if adversely determined could reasonably be expected to result in a Material Adverse Effect;

(d)               any proposed acquisition of stock, assets or property by the Borrower or any of its Subsidiaries that could reasonably be expected to result in Environmental Liability and (ii) any spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material by the Borrower or any of its Subsidiaries required to be reported to any Governmental Authority or that could reasonably be expected to result in Environmental Liability, in each case, which could reasonably be expected to result in a Material Adverse Effect;

(e)               the assertion of any Claim under any Environmental Law by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged liability or non-compliance with any Environmental Laws or any permits, licenses or authorizations issued pursuant to Environmental Laws which could reasonably be expected to involve damages in excess of $500,000 (or the Equivalent Amount in other currencies) other than any such Claim or alleged violation that would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

(f)                except as a result of, and in connection with, the Chapter 11 Cases, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that would reasonably be expected to result in a Material Adverse Effect;

(g)               (i) the intention of any ERISA Affiliate to file any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) the filing by any ERISA Affiliate of a request for a minimum funding waiver under Section 412 of the Code with respect to any Title IV Plan or Multiemployer Plan, in each case in writing and in reasonable detail (including a description of any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto);

(h)               (i) the receipt by the Borrower or any of its Subsidiaries of any notice of a breach or default (and a copy of such notice) under any Material Agreement asserting a default by such Obligor or any of its Subsidiaries where such alleged default would permit such counterparty to terminate such Material Agreement that would be required to be disclosed by the Borrower pursuant to the requirements of the SEC, (ii) the entering into any new Material Agreement by any Obligor that would be required to be disclosed by the Borrower pursuant to the requirements of the SEC (and a copy thereof) or (iii) any material amendment to a Material Agreement that would be adverse in any material respect to the rights and remedies of the Lenders hereunder (and a copy thereof); provided, that the Borrower shall not be required to provide such notice if such documents become publicly available on “EDGAR” or the Borrower’s website within the time period notice would otherwise be required pursuant to this Section 8.02;

(i)                 any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries (other than as required under GAAP);

(j)                 any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor that could reasonably be expected to result in a Material Adverse Effect;

(k)               any Claim of actual or alleged infringement, misappropriation or violation of any Intellectual Property by or against the Borrower or any of its Subsidiaries, or any Contract entered by the Borrower or any of its Subsidiaries in connection with such Claim, other than any such Claim or alleged infringement, misappropriation or violation that would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

(l)                 the creation, development or other acquisition (including any in-bound exclusive licenses or joint ownership) of any Material Intellectual Property by the Borrower or any Subsidiary after the Closing Date that is issued, registered or becomes issued, registered or the subject of an application for issuance or registration with any Governmental Authority; provided that, with respect to any such Material Intellectual Property created, developed or acquired (including through any in-bound exclusive license or joint ownership) in any fiscal year, notice thereof pursuant to this Section  8.02(l) shall be made in accordance with the timing of the financial statements for such fiscal year required pursuant to Section 8.01(b);

(m)             any change to any Obligor’s or any of its Subsidiaries’ ownership of any Controlled Account, by delivering the Administrative Agent a notice setting forth a complete and correct list of all such accounts as of the date of such change; and

(n)               any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Nothing in this Section 8.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document. Notwithstanding anything to the contrary in this Section 8.02, the Borrower shall be deemed to have complied with its obligations hereunder (other than with respect to Section 8.02(a), (l) or (m)) so long as the relevant information or documents have been publicly available on “EDGAR” or the Borrower’s website within the time period notice would otherwise be required pursuant to this Section 8.02.

8.03          Existence. Such Obligor shall, and shall cause each of its Significant Subsidiaries to, preserve, renew and maintain in full force and effect (a) its legal existence and, except (in the case of any Obligor other than the Borrower) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, good standing (to the extent such concept is applicable) under the applicable Laws of its jurisdiction of incorporation, organization or formation, as applicable, and (b) all qualifications to do business in each jurisdiction not covered by clause (a) above in which the failure to be so qualified would reasonably be expected, in the individual or in the aggregate, to have a Material Adverse Effect; provided that the foregoing shall not prohibit (other than with respect to the Borrower) any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03 or any Asset Sale permitted under Section 9.09.

8.04          Payment of Obligations. Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge its obligations, including (a) all material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrower or any of its Subsidiaries not constituting a Permitted Lien, except to the extent such Taxes, fees, assessments or governmental charges or levies or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien, and (c) pay all vendors (other than any vendor to the Turkish Subsidiaries that is not also a vendor in any material respect to the Obligors or any other Subsidiary) in the normal course of business, and, in the case of accounts payable arising after the Petition Date, such accounts payable shall not be overdue by more than seventy-five (75) days; except in the case of each of clauses (a), (b) and (c), where (x) such payment is in violation of the Approved Budget, including the Permitted Variance or (ii) such payment is excused by, or otherwise prohibited by the provisions of the Bankruptcy Code or as a result of the Chapter 11 Cases.

8.05          Insurance. Such Obligor will, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the request of the Administrative Agent, the Borrower shall furnish the Administrative Agent from time to time with (a) material information as to the insurance carried by it and, if so requested, copies of all such insurance policies and (b) a certificate from the Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case, the Borrower will be responsible for the reasonable and documented cost of such insurance (to be payable on demand). The amount of any such reasonable and documented expenses shall accrue interest at the same rate as Loans hereunder if not paid on demand and shall constitute “Obligations.” Subject to Section 8.20, such Obligor shall cause each such policy of insurance (other than director and officer indemnity or liability policies) (with respect to each such policy outstanding as of the Closing Date, no later than the Closing Date) to (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy (including business interruption, if any) contain a lender loss payable clause or endorsement naming the Administrative Agent, on behalf of the Secured Parties, as loss payee thereunder and providing for at least twenty (20) days’ (ten (10) days’ in the case of nonpayment of premium) prior written notice to the Administrative Agent of any cancellation of such policy, and otherwise reasonably satisfactory in form and substance to the Administrative Agent.

8.06          Books and Records; Inspection Rights. Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct in all material respects entries in accordance with GAAP or local accounting rules applicable to any Foreign Subsidiary, as applicable, are made of all dealings and transactions in relation to its business and activities. Such Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or the Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition (financial or otherwise) with its officers and independent accountants (so long as a representative of the Borrower is provided a reasonable opportunity to participate in any such discussion), during normal business hours (but not more often than once per year in total for all such visits and inspections unless an Event of Default has occurred and is continuing) as the Administrative Agent or the Lenders may reasonably request; provided that such representative shall use its commercially reasonable efforts to minimize disruption to the business and affairs of the Borrower as a result of any such visit, inspection, examination or discussion. Notwithstanding anything to the contrary contained herein or any other provision of the Loan Documents, no Obligor nor any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (a) in respect of which disclosure to any Lender (or their respective representatives or contractors) is prohibited by any applicable Law or any binding agreement with a third party (so long as such agreement is not entered into in contemplation of this Agreement) or (b) that is subject to attorney-client or similar privilege, which could reasonably be expected to be lost or forfeited if disclosed to the Administrative Agent or any Lender. The Borrower shall pay all reasonable and documented costs of all such inspections.

8.07          Compliance with Laws and Other Obligations. Subject to the Approved Budget, including the Permitted Variance, and any necessary Bankruptcy Court approval, such Obligor will, and will cause each of its Subsidiaries to, (a) comply with all Laws (including Environmental Laws, but other than Anti-Terrorism Laws and Sanctions) applicable to it and its business activities, (b) comply in all material respects with applicable Anti-Terrorism Laws and Sanctions, (c) comply in all material respects with all Governmental Approvals applicable to it and its business activities and (d) maintain in full force and effect, remain in compliance with, and perform all obligations under all Material Agreement to which it is a party, except, in the case of clauses (a), (c) and (d) above, (x) where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (y) where payment is excused or otherwise prohibited by the provisions of the Bankruptcy Code or as a result of the Chapter 11 Cases. Each Obligor shall maintain in effect and enforce policies and procedures reasonably designed to promote compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws and Sanctions.

8.08          Maintenance of Properties, Etc. Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its tangible assets and properties necessary or useful in the conduct of its business, in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted and except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Such Obligor shall, and shall cause each of its Subsidiaries to, maintain in full force and effect, pay all costs and expenses related to, and renew, file for, prosecute and enforce all Material Intellectual Property, and all other Intellectual Property owned, used or controlled by such Obligor or any such Subsidiary that are necessary or useful in the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.09          Licenses. Such Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.10          Management Meetings.

(a)       The Borrower (including at least one senior member of Lead Borrower’s management team) shall, and shall cause its financial advisors to, participate in an in-person or virtual meeting with the Lenders at reasonable times during business hours to be mutually and reasonably agreed from time to time among the Obligors and the Lenders, to review the most recently delivered Approved Budget Variance Reports, financial statements, the financial and operational performance and forecasts of Loan Parties and other reports and materials provided pursuant to Section 8.01, 8.02, and 8.23.

(b)       The Borrower shall make the members of its senior management (including the chief executive officer and chief financial officer) and its professional advisors, available from time to time, at reasonable times, and during business hours, upon the reasonable request of and reasonable advance notice by the Lenders and their professional advisors to discuss, inform and/or confer on the matters described in clause (a) above and other matters reasonably related thereto.

8.11          Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.04. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12          Further Assurances.

(a)               Promptly upon the request of the Administrative Agent or the Majority Lenders, the Obligors shall (and subject to the limitations set forth herein and in the other Loan Documents, shall cause each of their Subsidiaries (other than Excluded Subsidiaries) to) take such additional actions and execute such instruments, documents, certificates and financing and continuation statements as the Administrative Agent or the Majority Lenders may require from time to time in order to effectuate the purposes and objectives of this Agreement and the applicable Security Documents, in each case subject to the Domestic Collateral and Guarantee Requirement, the Foreign Collateral and Guarantee Requirement and the other limitations set forth herein and in the other Loan Documents.

(b)               Without limiting the generality of the foregoing, the Obligors shall, subject to the Domestic Collateral and Guarantee Requirement and the Foreign Collateral and Guarantee Requirement, cause each of their direct or indirect Subsidiaries (other than Excluded Subsidiaries), within thirty (30) days (or such later date as agreed by the Majority Lenders in their sole discretion) after the date of the formation (including pursuant to a Division) or acquisition thereof or becoming a Subsidiary that is not an Excluded Subsidiary, (i) to guaranty the Obligations pursuant to a Guaranty Assumption Agreement in the form of Exhibit C or other documentation reasonably acceptable to the Borrower and the Administrative Agent (acting at the Direction of the Majority Lenders) and otherwise in accordance with Section 13 and (ii) to cause each such Subsidiary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Loan Documents, all of such Subsidiary’s assets and property to secure such guaranty and to take such other actions requested by the Majority Lenders or the Administrative Agent with respect to making any such Subsidiary an Obligor under the Loan Documents. Furthermore, the Borrower shall notify the Administrative Agent in writing (i) within thirty (30) days (or such later date as agreed by the Majority Lenders in their sole discretion) after such date of the formation (including pursuant to a Division) or acquisition of any Subsidiary or becoming a Subsidiary that is not an Excluded Subsidiary or (ii) when required under the Security Agreement, of the issuance by or to any Obligor (other than by the Borrower) of any Equity Interests.

(c)               Subject to the Domestic Collateral and Guarantee Requirement and the Foreign Collateral and Guarantee Requirement, each Obligor shall pledge, and shall cause each of its Subsidiaries (other than any Excluded Subsidiary) to take such action as is necessary to effectuate the pledge of, in each instance, to the Administrative Agent, for the benefit of the Secured Parties, to secure the Obligations, any Equity Interests (other than Excluded Assets) acquired by such Obligor promptly after (and in any event within thirty (30) days (or such later date as may be agreed to by the Majority Lenders in their sole discretion) after) the date of (i) formation (including pursuant to a Division) or acquisition of such Subsidiary or becoming a Subsidiary that is not an Excluded Subsidiary or (ii) the issuance of such Equity Interests; provided, that the security interest or Lien shall be subject to the relevant requirements of the Security Documents.

(d)               Subject to the Domestic Collateral and Guarantee Requirement and the Foreign Collateral and Guarantee Requirement, the Obligors shall deliver, or cause to be delivered, promptly after (and in any event within thirty (30) days (or such later date as may be agreed to by the Majority Lenders in their sole discretion) after) such date, with respect to such newly formed or acquired Subsidiary (that is not an Excluded Subsidiary) required to become a Subsidiary Guarantor hereunder, to the Administrative Agent (i) appropriate resolutions, secretary certificates, certified Organizational Documents, (ii) joinder agreements with respect to the Security Agreement and, as reasonably requested by the Administrative Agent or the Majority Lenders, all other Collateral Documents and other documents reasonably requested to establish the Lien of the Administrative Agent in all Collateral of such Subsidiary, and (iii) UCC financing statements, documents and original collateral (including pledged Equity Interests, other securities and instruments) and such other documents and agreements as may reasonably be required by the Administrative Agent or any Lender, all as necessary or desirable to establish and maintain a valid, perfected Lien in all Collateral in which such Subsidiary has an interest consistent with the terms of the Loan Documents. In connection with each pledge of Equity Interests, on or prior to the date of any such pledge of Equity Interests, the Loan Parties shall deliver, or cause to be delivered, to the Administrative Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank, in each case, in form and substance satisfactory to the Majority Lenders.

(e)               Promptly (and in any event within ten (10) Business Days) following the acquisition by any Obligor following the Closing Date of any fee interest in real property having a purchase price in excess of $1,000,000, such Obligor shall notify the Administrative Agent of such fact and shall, if any time so requested by the Administrative Agent, within sixty (60) days following such request by Administrative Agent (or such longer period as agreed by the Administrative Agent in its sole discretion), with respect to any such owned real estate, deliver or cause to be delivered to the Administrative Agent the following (collectively, “Mortgage Deliverables”): (i) a mortgage or deed of trust (or comparable instrument creating a Lien thereon) by Obligor for the benefit of the Secured Parties (each, a “Mortgage”), as applicable, in form and substance reasonably satisfactory to the Administrative Agent, executed by the title holder thereof and recorded in the applicable jurisdiction, granting the Administrative Agent, on behalf of the Lenders, a first priority Lien on the fee interest in such real property, together with evidence reasonably satisfactory to the Administrative Agent that the applicable Obligor has paid all filing, recording and stamp taxes and fees (including mortgage recording and intangible taxes) and any similar taxes and fees in connection therewith or the recording thereof, (ii) a lender’s title insurance policy (including any endorsements the Administrative Agent may request in its reasonable discretion) issued by a title insurer reasonably satisfactory to the Administrative Agent in form and substance and in amounts reasonably satisfactory to the Administrative Agent (and, in any case, in amounts not lower than the purchase price thereof) insuring the Administrative Agent’s, for itself and on behalf of the Lenders, first priority Lien in the fee interest in such real property, free and clear of all defects and encumbrances except Permitted Liens, (iii) a current ALTA survey, certified to the Administrative Agent, for itself and on behalf of the Lenders, by a licensed surveyor, in form and substance reasonably satisfactory to the Administrative Agent, or survey affidavits sufficient to allow the issuance of the title products described in subsection I above without a standard survey exception, (iv) a certificate, in form and substance reasonably acceptable to the Administrative Agent, to the Administrative Agent from a national certification agency acceptable to the Administrative Agent, indicating whether such real property is located in a special flood hazard area, and such flood insurance as the Administrative Agent may require in its reasonable discretion, (v) legal opinions in form and substance reasonably acceptable to the Administrative Agent from one or more law firms in the relevant jurisdiction reasonably acceptable to the Administrative Agent opining as to due execution, authority, delivery, enforceability and perfection of such Mortgage and (vi) copies of all existing Phase I or Phase II environmental reports and any other environmental assessments, analyses and other studies in the possession of any Obligor with respect to the mortgaged estate; provided that, notwithstanding any provision in any Loan Document, no Obligor shall be required to provide Mortgage Deliverables with respect to any leasehold interest. Each of the Mortgages will be effective, upon delivery of the same to the Administrative Agent in accordance herewith, to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien with respect to the property described therein, and, without limiting the foregoing, when the Mortgages are validly filed in the applicable recorder’s offices and all relevant mortgage Taxes and recording and registration charges are duly paid by Obligor, each such Mortgage shall be, assuming the proper indexing thereof, sufficient to provide constructive notice to third parties of the Administrative Agent’s Lien on, and security interest in, all right, title and interest of the Obligors therein and the proceeds thereof, as security for the Obligations, subject only to Permitted Liens. In addition to the foregoing, Borrower shall, at the Administrative Agent’s request from time to time, deliver to the Administrative Agent or cooperate as necessary for the Administrative Agent to obtain (at Borrower’s expense), such appraisals as are required by law or regulation of real property (whether fee or leasehold interests) with respect to which the Administrative Agent has been granted a Lien. Notwithstanding anything in this Section 8.12(e) to the contrary, (A) any Mortgage Deliverable with respect to any real property located outside the United States shall be subject to such terms and conditions, limitations, restrictions, or other material terms as are agreed to by the Administrative Agent (acting at the Direction of the Majority Lenders), taking into account the applicable Law and customary market practice of the relevant jurisdiction, and (B) the Obligors shall not be required to deliver any Mortgage Deliverables or otherwise comply with this Section 8.12(e) with respect to any real property for which the cost of providing the Mortgage Deliverables with respect thereto to secure the Obligations outweighs the benefits to the Lenders, as determined by the Administrative Agent (acting at the Direction of the Majority Lenders).

8.13          Termination of Non-Permitted Liens. In the event that any Obligor shall become aware of, or be notified by the Administrative Agent or any Lender of the existence of, any outstanding Lien against any assets or property of such Obligor or any of its Subsidiaries, which Lien is not a Permitted Lien, such Obligor shall use its commercially reasonable efforts to promptly terminate or cause the termination of such Lien. This provision shall not limit any rights or remedies the Administrative Agent and Lenders have upon the occurrence and during the continuance of an Event of Default.

8.14          [Reserved].

8.15          Management Retention/Incentive Plan. The Borrower and its Subsidiaries shall not make any management retention, bonus, incentive or similar payments other than pursuant to an Approved Retention/Incentive Plan or payments of commission or similar incentives in the Ordinary Course and consistent with past practice.

8.16          ERISA Compliance. Such Obligor shall comply, and shall cause each of its Subsidiaries to comply, with the provisions of ERISA with respect to any Benefit Plans to which such Obligor or such Subsidiary is a party as an employer, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.17          Cash Management. Such Obligor shall, and shall cause each of its Subsidiaries to:

(a)               at all times, cause each deposit account, disbursement account, investment account (or other similar account) and lockbox of any Obligor (in each case, other than any Excluded Accounts) to be subject at all times to an account control agreement (or comparable agreement or other instrument or Security Agreement in order to effect a first-priority Lien over such account in the applicable jurisdiction) between the applicable Obligor, the Administrative Agent and the applicable depositary institution in favor of the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent (each such deposit account, disbursement account, investment account (or similar account) and lockbox, a “Controlled Account”) that (i) ensures, to the extent necessary under applicable Law, the perfection of a first priority security interest in favor of the Administrative Agent on such Controlled Account, (ii) provides that, upon written notice from the Administrative Agent, such depositary institution shall comply with instructions originated by the Administrative Agent directing disposition of the funds in such Controlled Account without further consent of the applicable Obligor and (iii) may not be terminated without prior written consent of the Administrative Agent; provided that, notwithstanding the foregoing, any account control agreement with respect to an account located at a depository institution or branch located outside the United States shall be subject to such terms and conditions, limitations, restrictions, or other material terms as are agreed to by the Administrative Agent (in consultation with the Borrower), taking into account the applicable Law and customary market practice of the relevant jurisdiction; and

(b)               at any time after the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent, each Obligor shall cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance reasonably satisfactory to the Administrative Agent.

8.18          Information Regarding the Collateral. The Borrower shall furnish to the Administrative Agent at least five (5) Business Days’ prior written notice (or such later period as the Administrative Agent may agree) of any change in any Obligor’s organizational structure or jurisdiction of incorporation or formation, the location of its registered office or chief executive office, or the location in which Collateral with fair market value exceeding $250,000 in the aggregate is located (other than inventory or equipment in transit from one location of an Obligor to another location of an Obligor, equipment in the field or equipment under repair). The Obligors agree not to effect or permit any change referred to in the preceding sentence unless such change is permitted by this Agreement and all filings have been made under the UCC or any equivalent legislation or regulation in the applicable jurisdiction by such Parties, as applicable, or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority Lien (subject only to Permitted Liens) in all the Collateral for its own benefit and the benefit of the other Secured Parties.

8.19          Post-Closing Obligations. The Borrower shall complete or shall cause to be completed each of the items set forth on Schedule 8.19 in the timeframes set forth therein (or, in each case, such longer timeframe as the Majority Lenders may agree in their reasonable discretion).

8.20          Approved Budget.

(a)               The use of Loans by the Obligors under this Agreement and the other Loan Documents shall be limited in accordance with the Approved Budget (subject to the Permitted Variance and other than any professional and advisory (including legal) fees of the Administrative Agent and the Lenders, which shall be payable pursuant to and in accordance with the DIP Order and other applicable orders of the Bankruptcy Court). The initial Approved Budget shall set forth, on a weekly basis, among other things, Budgeted Cash Receipts and Budgeted Disbursement Amounts for the thirteen (13)-week period commencing with the week that includes the Closing Date and shall be approved by, and be in form and substance satisfactory to, the Majority Lenders in their sole discretion (it being acknowledged and agreed that the Approved Budget attached hereto as Schedule 8.20 is approved by the Majority Lenders and is and shall be the Approved Budget unless and until replaced in accordance with terms of this Section).

(b)               The Approved Budget shall be updated, modified, replaced or supplemented by the Borrower on the final business day of the fourth (4th) full week after the Closing Date and, thereafter, on the final business day of the four (4) week anniversary thereof (or more frequently if determined by the Borrower), and each such updated, modified or supplemented budget shall be in form and substance satisfactory to the Majority Lenders in their sole discretion (which satisfaction may be communicated via an email from any of the DIP Professionals). No such updated, modified, replaced or supplemented budget shall be effective if Majority Lenders object in writing within three (3) Business Days of receipt and if no written objection is received by 5:00 p.m. three (3) Business Days after receipt, the updated, modified, replaced or supplemented budget shall be deemed an Approved Budget; provided, however, that in the event the Majority Lenders, on the one hand, and the Borrower, on the other hand, cannot agree as to an updated, modified, replaced or supplemented budget, the then-current Approved Budget shall remain in effect unless and until a new Approved Budget is not objected to the Majority Lenders. Each Approved Budget delivered to the Lenders shall be accompanied by such supporting documentation as requested by the Lenders. Each Approved Budget shall be prepared in good faith based upon assumptions believed by the Borrower to be reasonable.

(c)               For each Variance Testing Period the Borrower shall not permit Actual Disbursement Amounts to exceed (i) one hundred twenty-five percent (125%) of the Budgeted Disbursement Amounts for the initial Variance Testing Period and (ii) one hundred fifteen percent (115%) of the Budgeted Disbursement Amounts for each Variance Testing Period thereafter (each such variance, as applicable, for the relevant Variance Testing Period, the “Permitted Variance”), in each case, calculated on a cumulative basis as opposed to on a line by line basis.

(d)               The Borrower shall deliver to the Administrative Agent and the Lenders on or before 5:00 p.m. Arizona time on Friday of each week following the expiration of each Variance Testing Period a certificate which shall include such detail as is satisfactory to the Majority Lenders, signed by a Responsible Officer of the Borrower certifying that attached thereto is an Approved Budget Variance Report, which shall be prepared by the Borrower as of the last day of the Variance Testing Period then most recently ended, and shall be in a form satisfactory to the Majority Lenders in their sole discretion.

(e)               The Lenders (i) may assume that the Obligors will comply with the Approved Budget (subject to the Permitted Variance), (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. The line items in the Approved Budget for payment of interest, expenses and other amounts to the Administrative Agent and the Obligors are estimates only, and the Obligors remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents regardless of whether such amounts exceed such estimates. Nothing in any Approved Budget shall constitute an amendment or other modification of any Loan Document or other lending limits set forth therein.

8.21          Required Milestones.

(a)               Interim Order. By the date that is no later than three (3) days after the Petition Date, the Bankruptcy Court shall have entered the Interim Order;

(b)               Bar Date Motion. By the date that is no later than ten (10) days after the Petition Date, the Debtors shall have filed the Bar Date Motion with Bankruptcy Court.

(c)               Entry of Final Order. By the date that is no later than forty (40) days after the Petition Date, the Bankruptcy Court shall have entered the Final Order;

(d)               Disclosure Statement Order. By the date that is no later than forty-five (45) days after the Petition Date, the Bankruptcy Court shall have entered a Disclosure Statement Order;

(e)               Acceptable Plan. By the date that is no later than one hundred (100) days after the Petition Date, the Borrower shall have obtained an entry of an order confirming an Acceptable Plan; and

(f)                Acceptable Plan Effective Date. By the date that is no later than one hundred and twenty (120) days after the Petition Date, the effective date of the Acceptable Plan shall have occurred; provided however, that such milestone shall be automatically extended as needed to allow for the expiration or termination of any applicable waiting periods and the receipt of any necessary regulatory approvals, including in connection with any foreign direct investment filings; provided, further, that no such extension shall apply in the event that the delay results from a party’s failure to take necessary actions to obtain such approvals.

Notwithstanding anything to the contrary herein, , each of the above milestones (the “Milestones”) shall be deemed automatically extended to the extent the extension is a result of scheduling with the Bankruptcy Court or an order of the Bankruptcy Court setting such date (after the Debtors’ good faith efforts to comply) with the Milestones set forth herein; provided that any such dates may only be extended otherwise with the prior written consent of the Majority Lenders in their sole discretion (email shall suffice, including from counsel).

8.22          Certain Bankruptcy Matters.

(a)               After entry of the Approved Bankruptcy Court Orders and except to the extent any such order is vacated, reversed or stayed, the Obligors shall comply in all material respects with the requirements and obligations thereof to the extent violation of such provisions would materially and adversely affect the rights and duties of the Lenders; provided that, notwithstanding anything herein to the contrary, any actions taken to enforce any rights or remedies arising from a breach of this Section 8.22 shall be subject to any requirements in the DIP Order.

(b)               The Obligors shall deliver at least two (2) calendar days (or such shorter review period as is necessary in the event of exigent circumstances as determined by the Borrower in its reasonable discretion) prior to the filing with the Bankruptcy Court (i) drafts of the Interim Order and Final Order; and (ii) any other material pleading or filing (but excluding retention applications, fee applications and other declaration in support thereof or related thereto);

(c)               The Obligors shall provide counsel to the Majority Lenders with drafts of any press release or other public statements that constitute disclosure of the existence of terms regarding the restructuring at least two (2) Business Days (or such shorter review period as is necessary in the event of exigent circumstances as determined by the Borrower in its reasonable discretion) prior to making this disclosure.

(d)               The Obligors shall not file, support, solicit or take any action in further of a plan of reorganization that is not acceptable in form and substance to the Majority Lenders.

(e)               The Loan Parties shall support and take all steps necessary and desirable to consummate an Acceptable Plan.

8.23          Bankruptcy Notices. The Borrower will furnish to the Administrative Agent (for delivery to each Lender), prior to any of the Obligors or their Subsidiaries filing with the Bankruptcy Court, the Final Order and all other proposed orders and pleadings relating to the Loans and the Loan Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any Chapter 11 Plan and/or any disclosure statement.

8.24          Priority of Liens and Claims.

Each Obligor hereby covenants, represents and warrants that, upon entry of the Interim Order (and when applicable, the Final Order), its Obligations hereunder and under the other Loan Documents, in each case subject to the Orders, as applicable:

(a)       Each Obligor hereby covenants, represents and warrants that, upon entry of the Interim Order (and when applicable, the Final Order), its Obligations hereunder and under the other Loan Documents as applicable shall at all times (i) constitute an allowed Superpriority Claim against each of the Debtors on a joint and several basis, which will be payable from and have recourse to all pre- and post-petition property of such Debtors and all proceeds thereof (excluding Avoidance Actions (as defined in the DIP Order) but including, subject to entry of a Final Order, Avoidance Proceeds (as defined in the DIP Order)), subject and subordinate in all respects to the Carve-Out, and any payments or proceeds on account of such Superpriority Claim shall be distributed in accordance with this Agreement and the Collateral Documents and (ii) be secured by a valid, binding, continuing, enforceable, fully-perfected senior security interest and Lien, subject and subordinate in all respects to the Carve-Out, on all of the assets of the Debtors, whether currently existing or thereafter acquired, of the same nature, scope and type as the Collateral with the priorities set forth in the Orders.

(b)       Except to the extent of the Carve-Out and subject to entry of the Final Order, no costs or expenses of administration of the Chapter 11 Cases or any future proceeding that may result therefrom, including a case under Chapter 7 of the Bankruptcy Code, shall be charged against or recovered from the Collateral pursuant to sections 105 or 506(c) of the Bankruptcy Code, the enhancement of collateral provisions of section 552 of the Bankruptcy Code, or any other legal or equitable doctrine (including unjust enrichment) or any similar principle of law, without the prior written consent of the Majority Lenders, as the case may be with respect to their respective interests, and no consent shall be implied from any action, inaction or acquiescence by the Lenders. Subject only to and effective upon entry of the Final Order, in no event shall the Lenders or the Senior Secured Parties be subject to (i) the “equities of the case” exception contained in section 552(b) of the Bankruptcy Code, or (ii) the equitable doctrine of “marshaling” or any other similar doctrine with respect to the Collateral.

(c)       Except for the Carve-Out and as otherwise set forth in the applicable Order and herein, the Superpriority Claims shall at all times be senior to the rights of any Obligor that is a Debtor, any Chapter 11 trustee and, subject to section 726 of the Bankruptcy Code, any Chapter 7 trustee, or any other creditor (including post-petition counterparties and other post-petition creditors) in the cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any Chapter 7 cases (if any of the cases are converted to cases under Chapter 7 of the Bankruptcy Code).

Section 9.
NEGATIVE COVENANTS

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made), have been indefeasibly paid in full in cash:

9.01          Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, or enter into any agreement or otherwise agree to create, incur, assume or permit to exist any Indebtedness, except:

(a)               the Obligations and the Senior Secured Obligations;

(b)               Indebtedness incurred (i) pursuant to the Company Debt Agreements; provided that the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed the amount of commitments under the Company Debt Agreements as in effect as of the Petition Date (the “Company Debt Agreement Cap”), and (ii) in connection with a refinancing of any Indebtedness under the Company Debt Agreements; provided that the aggregate principal amount of commitments incurred in respect of such refinancing Indebtedness, together with any Indebtedness under the Company Debt Agreements that remains outstanding, shall not exceed the Company Debt Agreement Cap together with the reasonable and customary costs, fees, expenses, premium (if any) and any accrued and unpaid interest payable in connection with such refinancing;

(c)               The 5.25% Convertible Senior Notes outstanding on the Petition Date;

(d)               accounts payable to trade creditors for goods and services (not the result of the borrowing of money) in the Ordinary Course of such Obligor’s or such Subsidiary’s business and, in the case of accounts payable arising after the Petition Date, not overdue by more than seventy-five (75) days (or, in the case of any trade creditor of a Turkish Subsidiary that is not also a trade creditor in any material respect to the Obligors or any other Subsidiary, not overdue by more than one hundred twenty (120) days), unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(e)               Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for collection in the Ordinary Course;

(f)                Indebtedness (i) of an Obligor owing to any other Obligor, in each case, subject to the Intercompany Subordination Agreement, (ii) of any non-Obligor owing to any other non-Obligor, (iii) of a non-Obligor owing to any Obligor; provided such Indebtedness must be permitted by Section 9.05(d) (including with respect to the dollar cap thereunder) and (iv) of an Obligor to a non-Obligor, in each case, subject to the Intercompany Subordination Agreement;

(g)               Guarantees by any Obligor or any Subsidiary of Permitted Indebtedness of any Obligor;

(h)               Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued, created or incurred in the Ordinary Course, including in respect of workers compensation claims, health, disability or other employee benefits or property, leases (including leases of real property), commercial contracts, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims not to exceed $1,000,000 in the aggregate (excluding letters of credit outstanding at the Closing Date or Petition Date) outstanding at any time;

(i)                 Indebtedness arising in connection with the financing of insurance premiums in the Ordinary Course;

(j)                 Indebtedness in respect of netting services, overdraft protections, business credit cards, purchasing cards, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services in each case in the Ordinary Course;

(k)               obligations under Hedging Agreements incurred in the Ordinary Course for the purpose of hedging the interest rate exposure or foreign exchange exposure associated with Borrower’s and its Subsidiaries’ operations, and not for speculative purposes;

(l)                 Capital Leases and purchase money Indebtedness in the Ordinary Course; provided that, (i) if secured, the collateral therefor consists solely of the assets being financed, constructed, repaired or improved, the products and proceeds thereof and the books and records related thereto, and (ii) the total aggregate outstanding amount of such Indebtedness incurred post-Petition Date pursuant to this clause (l) does not exceed $500,000;

(m)             Indebtedness in respect of (i) performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds, government bonds, performance and completion guarantees and similar obligations arising in the Ordinary Course and (ii) customary indemnification obligations to purchasers outstanding on the Petition Date and otherwise in connection with Asset Sales permitted by Section 9.09; provided that such Indebtedness may not be seller notes or other Indebtedness for borrowed money;

(n)               purchase price adjustments, indemnity payments and other deferred acquisition consideration in connection with any Acquisition permitted under Section 9.05, provided that such Indebtedness may not be seller notes or other Indebtedness for borrowed money;

(o)               additional Indebtedness not otherwise permitted hereunder in an aggregate amount not to exceed $750,000 at any time outstanding, provided that such additional Indebtedness is not secured by any Liens; and

(p)               to the extent constituting Indebtedness, obligations with respect to cost-plus and transfer pricing among the Borrower and its Subsidiaries in the Ordinary Course;

provided that any Indebtedness permitted to be incurred by the foregoing provisions of this Section 9.01 may not be incurred unless it is in compliance with the Approved Budget (subject to the Permitted Variance).

9.02          Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property now owned by it or such Subsidiary (whether to secure Indebtedness or otherwise), or enter into any agreement or otherwise agree to create, incur, assume or permit to exist any Lien, except:

(a)               Liens (i) securing the Obligations and (ii) securing the Senior Secured Obligations;

(b)               Liens imposed by any Law arising in the Ordinary Course, including (but not limited to) carriers’, warehousemen’s, suppliers’, landlords’, and mechanics’ liens, liens relating to leasehold improvements and other similar Liens arising in the Ordinary Course which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person and would not otherwise constitute an Event of Default or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves are being maintained if required in accordance with GAAP;

(c)               pledges or deposits made in the Ordinary Course in connection with bids, contract leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation;

(d)               Liens securing Taxes, assessments and other governmental charges, the payment of which is either (i) not yet due and payable or (ii) is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP are being maintained;

(e)               servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or any of their Subsidiaries and any property specific exceptions to title as set forth in any applicable lender’s title insurance policy described in Section 8.12(b)(iv)(B);

(f)                with respect to any real property, such defects, encroachments or rights of access or use as might be revealed by an up-to-date survey of such real property, that are not material and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or its Subsidiaries;

(g)               bankers liens, rights of setoff and similar Liens incurred on deposits or other assets credited to any deposit or securities account made in the Ordinary Course and;

(h)               any judgment lien or lien arising from decrees or attachments not constituting an Event of Default;

(i)                 Liens arising from precautionary UCC financing statement filings regarding operating leases of personal property and consignment arrangements entered into in the Ordinary Course;

(j)                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and incurred in the Ordinary Course;

(k)               Permitted Licenses;

(l)                 (i) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the Ordinary Course (other than Liens imposed by ERISA) and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of any Obligor or any Subsidiary in the Ordinary Course supporting obligations of the type set forth in Section 9.01(h);

(m)             the interests of sub-lessees under subleases of real property and statutory or common law Liens of landlords;

(n)               Liens securing Indebtedness incurred pursuant to the Company Debt Agreements to the extent (i) such Liens are required by the Company Debt Agreements as in effect on the Closing Date or any refinancing of such Indebtedness permitted by Section 9.01(b) and (ii) such Indebtedness is permitted pursuant to Section 9.01(b);

(o)               any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth on Schedule 9.02(o) and renewals and extensions thereof in connection with a permitted refinancing of the Indebtedness being secured by such Lien; provided that, (i) no such Lien (including any renewal or extension thereof) shall extend to any other property or asset of the Borrower or such Subsidiary (other than improvements and accessions to such property or asset) and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and renewals, extensions and replacements thereof in connection with a permitted financing of the Indebtedness being secured by such Lien that do not increase the outstanding principal amount thereof (other than by an amount equal to the reasonable costs, fees, expenses, premiums (if any) and any accrued and unpaid interest payable in connection with such refinancing);

(p)               Liens securing Indebtedness permitted by Section 9.01(l); provided that such Liens are restricted solely to the collateral described in Section 9.01(l);

(q)               Liens incurred securing Indebtedness permitted under Sections 9.01(h), 9.01(i), 9.01(j) and 9.01(k);

(r)                to the extent constituting a Lien, customary cash escrow arrangements securing indemnification obligations associated with any Investment permitted under Section 9.05 not to exceed $500,000 in the aggregate;

(s)                Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(t)                 Liens of sellers of goods to the Borrower or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable Law in the Ordinary Course, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(u)               any Lien arising under condition sale, title retention, consignment or similar arrangements for the sale of goods in the Ordinary Course; provided that such Lien attaches only to the goods subject to such sale, title retention, consignment or similar arrangement; and

(v)               other Liens which secure obligations (other than Indebtedness for borrowed money) in an aggregate amount outstanding not to exceed $750,000,

provided that no Lien permitted by the foregoing provisions of this Section 9.02 (i) shall apply to any Material Intellectual Property, other than Liens permitted pursuant to the foregoing clauses (d), (h), (k) and (o) (if any); or (ii) shall be permitted if it is not in compliance with the Approved Budget (subject to the Permitted Variance).

9.03          Fundamental Changes and Acquisitions. Such Obligor will not, and will not permit any of its Subsidiaries to, (w) enter into any transaction of merger, amalgamation or consolidation (or otherwise merge, amalgamate or consolidate), (x) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or otherwise enter initiate an Insolvency Proceeding, (y) sell or issue any of its Disqualified Equity Interests, or (z) except as permitted by Section 9.05, make any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests of, or be a party to any Acquisition of, any Person, except:

(a)               the merger, amalgamation or consolidation or liquidation of any (i) Subsidiary with or into any Obligor; provided that with respect to any such transaction involving (A) the Borrower, the Borrower must be the surviving or successor entity of such transaction or (B) any other Obligor, an Obligor must be the surviving or successor entity of such transaction or the surviving Person shall concurrently therewith become an Obligor or (ii) any Subsidiary that is not a Subsidiary Guarantor with or into any other Subsidiary that is not a Subsidiary Guarantor;

(b)               the sale, lease, transfer or other disposition by (i) any Subsidiary of any or all of its property (upon voluntary liquidation or otherwise) to any Obligor or to any entity that concurrently therewith shall become an Obligor or (ii) any Subsidiary that is not an Obligor of any or all of its property (upon voluntary liquidation or otherwise) to any other Subsidiary that is not an Obligor;

(c)               the sale, transfer, or other disposition of the Equity Interests of (i) any Subsidiary to any Obligor or (ii) any Subsidiary that is not an Obligor to any other Subsidiary that is not an Obligor;

(d)               mergers, amalgamations or consolidations of any Subsidiary to effectuate any Asset Sales permitted under Section 9.09; provided that such merger, amalgamation or consolidation does not include the Borrower;

(e)               in connection with any Investment permitted under Section 9.05, any Obligor or any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, so long as (i) the Person surviving such merger with any Subsidiary shall be a direct or indirect wholly-owned Subsidiary of the Borrower, (ii) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person, and (iii) in the case of any such merger to which a Subsidiary Guarantor is a party, the surviving Person is such Subsidiary Guarantor or concurrently therewith becomes a Subsidiary Guarantor; and

(f)                any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided, that such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of such Subsidiary’s assets and business are transferred to an Obligor or, solely in the case of a Subsidiary that is not an Obligor, another Subsidiary that is not an Obligor prior to or concurrently with such dissolution, liquidation or winding up;

provided that no transaction or other action will be permitted under this Section 9.03 unless it is in compliance with the Approved Budget (subject to the Permitted Variance). Notwithstanding the foregoing or any other provision of the Loan Documents, (i) no transaction shall be permitted pursuant to this Section 9.03 that would result in (A) a direct wholly-owned Subsidiary of the Borrower becoming an indirect wholly-owned Subsidiary of the Borrower or a less than wholly-owned Subsidiary of the Borrower or (B) a change in jurisdiction of any Significant Subsidiary of the Borrower or (ii) except in connection with an Asset Sale permitted by Section 9.09, a release of any Lien over the assets of the Borrower or any Subsidiary under the Security Documents. No Obligor shall, nor shall permit any of its Subsidiaries to, establish or form any Subsidiary without the consent of the Majority Lenders.

9.04          Lines of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage in any business other than the business engaged in on the date hereof by such Persons or a business reasonably related, incidental or complementary thereto or reasonable expansions or extensions thereof; provided that such action that is otherwise permitted under this Section 9.04 may not be undertaken unless it is in compliance with the Approved Budget (subject to the Permitted Variance).

9.05          Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments, except:

(a)               operating deposit accounts with banks (or similar deposit-taking institutions) and securities accounts that shall be, Controlled Accounts (unless such accounts constitute Excluded Accounts);

(b)               extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the Ordinary Course;

(c)               Permitted Cash Equivalent Investments;

(d)               Investments by an Obligor in another Obligor; provided, that if such Investments are evidenced by promissory notes, such promissory notes shall be pledged to the Administrative Agent for the benefit of the Secured Parties;

(e)               Investments by a non-Obligor in (i) an Obligor (so long as such Investment does not involve the acquisition of Equity Interests of such Obligor and, to the extent such Investment constitutes Indebtedness, such Indebtedness is permitted subject to Section 9.01(f)(iv)) or (ii) any other Subsidiary that is not an Obligor; provided that if such Investments are evidenced by promissory notes, such promissory notes shall be pledged to the Administrative Agent, for the benefit of the Secured Parties;

(f)                Investments consisting of prepaid expenses, deposits under commercial contracts for the purchase of assets permitted under this Agreement, negotiable instruments held for collection or deposit, security deposits with utilities, landlords and other like Persons and deposits in connection with workers’ compensation and similar deposits, in each case, made in the Ordinary Course, and other deposits and cash collateral constituting Permitted Liens;

(g)               Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(h)               Investments consisting of the non-cash portion of the sales consideration received by the Borrower or any of its Subsidiaries in connection with any Asset Sale permitted under Section 9.09;

(i)                 Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course;

(j)                 Investments (but without giving effect to the cash return provision contained in the definition thereof) outstanding on the date hereof and identified in Schedule 9.05 and any renewals, amendments and replacements thereof that do not increase the amount thereof of any such Investment, net of cash returns thereon (not to extend beyond initial Investments), or require that any additional Investment be made unless otherwise permitted hereunder;

(k)               to the extent constituting Investments, obligations under Hedging Agreements permitted by Section 9.01(k);

(l)                 [reserved];

(m)             employee, officer and director loans, travel advances and guarantees in accordance with the Borrower’s usual and customary practices with respect thereto (if permitted by applicable Laws) and non-cash loans to employees, officers, or directors relating to the purchase of Equity Interests of the Borrower pursuant to employee stock purchase plans or agreements, which in the aggregate shall not exceed $100,000 outstanding;

(n)               other Investments in an aggregate outstanding amount not to exceed $500,000;

(o)               [reserved];

(p)               [reserved];

(q)               to the extent constituting Investments, Guarantees of Indebtedness, which Guarantees are permitted under Section 9.01;

(r)                Investments consisting of Permitted Liens;

(s)                to the extent constituting Investments, obligations with respect to cost-plus and transfer pricing among the Borrower and its Subsidiaries in the Ordinary Course; and

(t)                 Investments to the extent that payment for such Investment is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower, not to exceed a fair market value of $100,000 during the term of this Agreement;

provided that an Investment permitted by the foregoing provisions of this Section 9.05 may not be made (i) in any Turkish Subsidiary and (ii) unless such Investment is in compliance with the Approved Budget (subject to the Permitted Variance). Notwithstanding anything in this Agreement to the contrary, (A) no Obligor shall, nor shall such Obligor permit any of its Subsidiaries to (x) directly or indirectly transfer, contribute, sell, assign, lease or sublease, license or sublicense, or otherwise dispose of, including as an Investment, Restricted Payment or Asset Sale, any Material Intellectual Property to any Person other than the Borrower or another Obligor, other than pursuant to Permitted Licenses (subject to Section 9.09(f)), (y) permit any Person other than the Borrower or another Obligor to hold any interest in any Material Intellectual Property (other than as permitted by Section 9.09(f)), or (z) enter into any joint venture, partnership or similar arrangement involving the sharing of profits or revenue or directly or indirectly transfer, contribute, sell, assign, lease or sublease, license or sublicense, or otherwise dispose of any assets (including Material Intellectual Property) to a joint venture, partnership or similar arrangement (other than as permitted by Section 9.09(f)), and (B) no Material Intellectual Property shall be contributed as an Investment or distributed as a Restricted Payment to any Subsidiary other than a Subsidiary Guarantor (other than pursuant to a Permitted License).

9.06          Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that the following Restricted Payments shall be permitted so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur or result from such Restricted Payment:

(a)               (i) Restricted Payments payable solely in shares of the Borrower’s Qualified Equity Interests or (ii) any equity or equity-based award, warrant or other right to acquire any such Qualified Equity Interests (and any Restricted Payment pursuant to such awards, warrants or other rights);

(b)               [reserved];

(c)               (i) each Subsidiary that is an Obligor may make Restricted Payments to any other Obligor and (ii) each Subsidiary that is not an Obligor may make Restricted Payments to an Obligor and to another Subsidiary that is not an Obligor;

(d)               [reserved];

(e)               cashless repurchases of Equity Interests deemed to occur upon exercises of options and warrants or the settlement or vesting of other equity awards if such Equity Interests represent a portion of the exercise price of such options or warrants, or similar equity incentive awards;

(f)                cash payments made by the Borrower to redeem, purchase, repurchase or retire its obligations under options, warrants and other convertible securities issued by it in the nature of customary cash payments in lieu of fractional shares in accordance with the terms thereof;

(g)               acquisition (or withholding) of the Borrower’s Equity Interests pursuant to any employee stock option or similar plan to pay withholding or similar taxes for which the Borrower is liable in respect of a current or former officer, director, employee, member of management or consultant upon such grant or award (or upon vesting or exercise thereof) and deemed repurchases by the Borrower in connection with the exercise of stock options;

(h)               any payment of interest, principal or fees in respect of any Indebtedness owed by any Obligor or any of its Subsidiaries to any holder of any Equity Interests of any Obligor or any of its Subsidiaries, in each case to the extent permitted under Section 9.07; and

(i)                 other Restricted Payments in an aggregate amount not to exceed $100,000 in any fiscal year;

provided that any Restricted Payment permitted by the foregoing provisions of this Section 9.06 may not be made unless it is in compliance with the Approved Budget (subject to the Permitted Variance).

9.07          Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make directly or indirectly, any payment, prepayment, repayment or other distribution (whether in cash, securities or other property) of or in respect of principal of, premium, if any, interest on, fees on or redemption, exchange, purchase, retirement, defeasance or similar payment (whether in cash, securities or other property) in respect of any indebtedness for borrowed money, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Indebtedness, except in respect of the Obligations and any payments, prepayments, repayments or other distributions set forth in the Approved Budget (subject to the Permitted Variance) and permitted by the order of a Bankruptcy Court, provided that such payments otherwise permitted under this Section 9.07 may not be made unless they are in compliance with the Approved Budget (subject to the Permitted Variance).

9.08          Changes in Fiscal Year. Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof without the prior written consent of Administrative Agent (acting at the Direction of the Majority Lenders).

9.09          Sales of Assets, Etc. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease or sublease (as lessor or sub-lessor), sale and leaseback, assign, convey, exclusively license (in terms of geography or field of use), transfer, or otherwise dispose of (including abandonment) any of its businesses, assets or property of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired (including accounts receivable and Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to such Obligor or Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a)               sales of inventory in the Ordinary Course in an Arm’s Length Transaction;

(b)               transfers of assets, rights or property (i) by any Obligor to (x) any other Obligor or (y) to any Subsidiary that is not an Obligor to the extent constituting an Investment permitted by Section 9.05 and (ii) by a non-Obligor to (x) any Obligor in an Arm’s Length Transaction or (y) any other Subsidiary;

(c)               Asset Sales resulting from Casualty Events;

(d)               dispositions (including by way of abandonment or cancellation) of any equipment and other tangible property that is obsolete or worn out or no longer used or useful in the business of the Borrower and its Subsidiaries, disposed of in the Ordinary Course in an Arm’s Length Transaction; provided that the total aggregate consideration for all transactions made pursuant to this clause (d) shall not exceed $500,000;

(e)               dispositions in the Ordinary Course consisting of the abandonment, cancellation, lapse or expiration of Intellectual Property (other than Material Intellectual Property) which, in the reasonable good faith determination of Borrower, are not material to the conduct of the business of the Obligors and their Subsidiaries, taken as a whole;

(f)                the sale, license, lease or other disposition (including Permitted Licenses) of assets by the Borrower or its Subsidiaries; provided that the total aggregate consideration for any individual transaction or series of related transactions made pursuant to this clause (f) shall not exceed $2,500,000;

(g)               the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary in order to qualify members of the governing body of such Foreign Subsidiary if required by applicable Law;

(h)               [reserved];

(i)                 Approved Sales;

(j)                 sales, transfers and other dispositions of receivables (and not Intellectual Property or other assets) in connection with the compromise, settlement or collection thereof in the Ordinary Course consistent with past practice for fair market value and cash, and non-recourse factoring arrangements in the Ordinary Course consistent with past practice for fair market value and cash;

(k)               the forgiveness, release or compromise of any amount owed to an Obligor or Subsidiary in the Ordinary Course;

(l)                 the unwinding of any Hedging Agreement permitted by Section 9.05 pursuant to its terms;

(m)             to the extent constituting an Asset Sale, obligations with respect to cost-plus and transfer pricing among the Borrower and its Subsidiaries in the Ordinary Course; and

(n)               other Asset Sales not otherwise permitted by this Section 9.09 with aggregate fair market value not to exceed $100,000,

provided that no Asset Sale shall be permitted to be made pursuant to clause (f) unless such Asset Sale shall be made for fair market value and the relevant Obligor or its Subsidiary shall receive cash proceeds in an amount equal to no less than ninety percent (90%) of the total consideration (fixed or contingent) paid or payable to such Obligor or Subsidiary in connection with such transaction, and such proceeds shall be applied in accordance with Section 3.03(b)(i); provided, further, that (i) none of the Borrower or any of its Subsidiaries shall directly or indirectly sell, transfer, issue or otherwise dispose of Equity Interests of any direct or indirect Subsidiary of the Borrower unless such sale, transfer, issuance or other disposition is made to the Borrower or another Obligor; and (ii) such actions otherwise permitted under this Section 9.09 are in compliance with the Approved Budget (subject to the Permitted Variance).

9.10          Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any (x) Affiliate, officer or director of the Borrower or (y) controlled Affiliate or immediate family member (including spouse, children, parents, siblings, siblings’ spouses and siblings’ children) of any entity or Person referred to in clause (x) unless such arrangement or transaction (a) is an Arm’s Length Transaction, (b) is between or among (i) one or more Obligors, on the one hand, and, on the other hand, one or more Obligors, (ii) one or more Subsidiaries of the Borrower that are not Obligors, on the one hand, and, on the other hand, one or more Subsidiaries of the Borrower that are not Obligors or (iii) one or more Subsidiaries of the Borrower that are not Obligors, on the one hand, and, on the other hand, one or more Obligors (provided that, in the case of this clause (b)(iii), such transaction is either (A) an Arm’s Length Transaction or (B) is permitted under Sections 9.01, 9.03, 9.06, 9.07 or 9.09), (c) constitutes customary compensation and indemnification of, and other employment arrangements with, directors, officers, and employees of any Obligor or its Subsidiaries in the Ordinary Course, or (d) constitutes payment of customary fees, reimbursement of expenses, and payment of indemnification to officers and directors and customary payment of insurance premiums on behalf of officers and directors by the Obligors or their Subsidiaries, in each case, in the Ordinary Course; provided that in connection with any such transaction involving aggregate consideration or payments of at least $250,000, (i) such transaction shall have been approved by a majority of the directors serving on the Borrower’s Board that do not have any material direct or indirect financial interest in or with respect to such transaction, (ii) no Default shall have occurred and be continuing (or would reasonably be expected to occur as a result of such transaction), (iii) such transaction is an Arm’s Length Transaction and (iv) it is of the kind which would be entered into by a prudent Person in the position of the Borrower with another Person that is not an affiliate of the Borrower; and provided, further, no transactions otherwise permitted under this Section 9.10 may be made unless they are in compliance with the Approved Budget (subject to the Permitted Variance).

9.11          Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (a) restrictions and conditions imposed by applicable Laws or by the Loan Documents, (b) limitations associated with Permitted Liens or any document or instrument governing any Permitted Lien, (c) customary provisions in leases, Permitted Licenses and other Contracts restricting the assignment thereof or restricting the assignment or sublease or sublicense of the property leased, licensed or otherwise the subject thereof; (d) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary; (e) restrictions or conditions in any Indebtedness permitted pursuant to Section 9.01 that is incurred or assumed by Subsidiaries that are not Obligors to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents; (f) restrictions or conditions in any Indebtedness permitted pursuant to Section 9.01 that is secured by a Permitted Lien if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (g) customary provisions in contracts for the disposition of any assets; provided that the restrictions in any such contract shall apply only to the assets or Subsidiary that is to be disposed of and such disposition is permitted hereunder; (h) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any Permitted License or any other agreement entered into in the Ordinary Course; and (i) restrictions or encumbrances in any agreement in effect at the time any Person becomes a Subsidiary, so long as (x) such agreement was not entered into in contemplation of such Person becoming a Subsidiary and (y) such restrictions or encumbrances do not extend beyond such Subsidiary or its assets; and provided, further, no agreement may be entered into under this Section 9.11 unless it is in compliance with the Approved Budget (subject to the Permitted Variance).

9.12          Modifications and Terminations of Organic Documents. Such Obligor will not, and will not permit any of its Subsidiaries to:

(a)               waive, amend, terminate, replace or otherwise modify any term or provision of any Organic Document in any manner materially adverse to the rights and remedies or interests of the Administrative Agent and the Lenders hereunder;

(b)               waive, amend, replace or otherwise modify any term or provision of any Permitted License in a manner materially adverse to the rights and remedies of the Administrative Agent and the Lenders hereunder;

(c)               in the case of the Obligors and their respective Subsidiaries, amend, modify or change, or permit the amendment, modification or changing of any documents in respect of the Indebtedness that was outstanding on or prior to the Petition Date other than any amendment, modification or change either (i) expressly permitted under an order entered by the Bankruptcy Court in the Chapter 11 Cases or (ii) that is not adverse to the interests of the Lenders and the Borrowers in any material respect; or

(d)               (x) take or omit to take any action that results in, as applicable, the termination, lapse, pre-term expiration or abandonment of, or permits any other Person to terminate or elect any alternative rights in lieu of termination under, any Material Agreement or (y) take any action that permits any Material Agreement to be terminated by any counterparty thereto prior to its stated date of expiration, in each such case if such action or omission could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, except for the satisfaction of the requirements of Section 6.02(k).

9.13          Sales and Leasebacks. Such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (a) which such Person has sold or transferred or is to sell or transfer to any other Person and (b) which such Obligor or Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.14          Hazardous Materials. Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws and as would not result in Environmental Liability, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. If the Administrative Agent at any time has a reasonable basis to believe that there is any material violation by an Obligor of any Environmental Law or potential Environmental Liability that could be reasonably expected to result in a Material Adverse Effect, Obligor shall cause an environmental assessment of such condition to be prepared in form and substance reasonably acceptable to the Administrative Agent at the Borrower’s sole cost and expense, as the Administrative Agent may reasonably request.

9.15          Loans to Rank Senior. The Obligations of the Obligors under this Agreement are and at all times shall remain first-priority (subject to Liens permitted by Section 9.02) secured obligations of the Borrower and each Subsidiary Guarantor and shall rank senior in right of payments to all present and future subordinated Indebtedness (actual or contingent) and pari passu with all other present and future senior Indebtedness (actual or contingent) of the Borrower and each Subsidiary Guarantor (except as otherwise required by applicable Law and except as otherwise permitted under this Agreement).

9.16          Investment Company Act. No Obligor shall, and no Obligor shall permit any of its Subsidiaries to, be an “investment company” as such term is defined in the Investment Company Act, or subject to regulation under, the Investment Company Act of 1940, as amended.

9.17          Accounting Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or (b) make or change any material tax elections without the prior written consent of Administrative Agent.

9.18          Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (i) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (ii) any other ERISA Event that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Obligor or any of its Subsidiaries shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

9.19          Sanctions; Anti-Corruption Use of Proceeds.

(a)               Neither the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, their respective agents (in their capacity as such) shall (i) conduct any business or engage in any transaction or dealing with any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, in violation of Sanctions; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions in violation of Sanctions; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Sanctions, the Patriot Act or any other Anti-Terrorism Law.

(b)               The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption Law, or (ii) (A) for the purpose of funding any activities or business of or with any other Person, or in any Designated Jurisdiction, in violation of Sanctions or (B) in any manner that would result in a violation of Sanctions by any party to this Agreement.

9.20          [Reserved].

9.21          Settlements. Such Obligor will not, and will not permit any of its Subsidiaries to, initiate or settle any dispute, litigation, arbitration or administrative proceeding involving (i) an amount in dispute or allegation of damages in excess of $250,000 (exclusive of amounts that are covered by applicable insurance policies), (ii) an admission of criminal wrongdoing by the Borrower or any of its Subsidiaries or (iii) non-monetary relief that would reasonably be expected to be materially adverse to the Borrower and its Subsidiaries, taken as a whole, without the written consent of the Administrative Agent, provided that such settlements that are otherwise permitted under this Section 9.21 are in compliance with the Approved Budget (subject to the Permitted Variance).

9.22          Orders. Notwithstanding anything to the contrary herein, no Obligor nor any Subsidiary shall use any portion or proceeds of the Loans or the Collateral, or disbursements set forth in the Approved Budget, for payments or for purposes that would violate the terms of the DIP Order.

9.23          Bankruptcy Actions. The Obligors shall not seek, consent to, or permit to exist, without the prior written consent of the Administrative Agent (at the direction of the Majority Lenders) (which consent shall constitute authorization under this Agreement) any order granting authority to take any action that is prohibited by the terms of this Agreement, the DIP Order or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of the DIP Order or any of the other Loan Documents.

9.24          [Reserved].

9.25          Insolvency Proceeding Claims. Other than as permitted by the Orders or any other Approved Bankruptcy Court Order, the Obligors shall not incur, create, assume, suffer to exist or permit any other claim which is pari passu with or senior to the claim of any Administrative Agent or the Lenders against the Debtors.

9.26          Transfers of Material Assets or Material Intellectual Property. The Obligors shall not transfer any material assets or Material Intellectual Property to any Foreign Subsidiary or non-Obligor.

9.27          Turkish Subsidiary Undertakings. Without the prior consent of the Administrative Agent (acting at the Direction of the Majority Lenders), the Turkish Subsidiaries will not enter into any Contract or otherwise commit or agree to take any action (or fail to take any action) which could reasonably be expected to give rise to any liability or obligation of, or materially adversely impact the rights or interests of, the Borrower and its Subsidiaries (other than any Turkish Subsidiary) or that would be adverse in any material respect to the rights and remedies or interests of the Administrative Agent and the Lenders hereunder.

Section 10.
[RESERVED]

Section 11.
EVENTS OF DEFAULT

11.01      Events of Default. Each of the following events shall constitute an “Event of Default”:

(a)               Principal Payment Default. The Borrower shall fail to pay any principal of the Loan, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise.

(b)               Other Payment Defaults. Any Obligor shall fail to pay interest or any other Obligation when and as the same shall become due and payable and such failure shall continue unremedied for a period of three (3) Business Days.

(c)               Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect in any respect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d)               Covenants.

(i)                 Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.01(a)-(c), (d) and (g), 8.02(a), 8.03 (solely as to the Borrower), 8.11, 8.12, 8.15, 8.19, 8.20, 8.21 or Section 9, or any Turkish Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 9.27, and (A) in each case, if such failure results from any determination by the Administrative Agent or any Lender that all or any part of any certificate or other document delivered to the Administrative Agent or any Lender is not satisfactory or acceptable to the Administrative Agent or any Lender, such failure is not remedied by the Obligors or waived by the Administrative Agent (at the Direction of the Majority Lenders) within two (2) Business Days (other than with respect to Section 8.01(d)) and (B) in the case of Section 8.01(d), such failure shall continue unremedied for a period of five (5) days, in each case after the earlier of (i) receipt by the Borrower of notice from the Administrative Agent or the Majority Lenders of such failure or (ii) knowledge of any Responsible Officer of any Obligor of such default.

(ii)       Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clauses (a), (b), (c) or (d)(i) of this Section 11.01), and such default is not remedied by the Obligors or waived by the Administrative Agent (at the Direction of the Majority Lenders) within thirty (30) days after the earlier of (x) receipt by Borrower of notice from the Administrative Agent or Majority Lenders of such failure or (y) knowledge of any Responsible Officer of any Obligor of such default.

(e)               Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period.

(f)                Other Defaults on Other Indebtedness. Any material breach of, or “event of default” or similar event under, any Contract governing any Material Indebtedness shall occur and the effect of such breach or “event of default” or similar event is to (x) cause such Material Indebtedness to become due prior to its scheduled maturity or (y) enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or prior to the final date of its original term; provided that this Section 11.01(f) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness, (2) any conversion of any convertible Indebtedness or satisfaction of any condition giving rise to or permitting a conversion of any convertible Indebtedness; provided that the Borrower has the right to settle any such Indebtedness into Equity Interests of the Borrower (and nominal cash payments in respect of fractional shares and cash payments in respect of accrued and unpaid interest) in accordance with the terms or conditions thereof and (3) with respect to any Material Indebtedness consisting of Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements and not as a result of any default (or similar event) thereunder by any Obligor or any Subsidiary.

(g)               Chapter 11 Cases. The occurrence of any of the following in any of the Chapter 11 Cases:

(i)                 Other than a motion in support of the DIP Order, the bringing of a motion or taking of any action by any Obligor in the Chapter 11 Cases: (A) to obtain additional financing under Section 364(c) or Section 364(d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (B) to grant any Lien other than Permitted Liens upon or affecting any Collateral; (C) except as provided in the DIP Order, to use cash collateral of the Administrative Agent and the other Secured Parties or Senior Secured Lenders or Prepetition Administrative Agent under Section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent (at the Direction of the Majority Lenders); or (D) any other action or actions adverse to (x) the Administrative Agent and Lenders or the Prepetition Administrative Agent and Prepetition Creditors or their rights and remedies hereunder, under any other Loan Documents, or their interest in the Collateral or (y) the Prepetition Administrative Agent, the Senior Secured Lenders or their rights under the Senior Secured Credit Agreement or the other Senior Secured Loan Documents or their interest in the Prepetition Collateral.

(ii)              (A) The filing of any plan of reorganization or plan of liquidation by any Obligor that is not an Acceptable Plan, or any disclosure statement attendant thereto, or any amendment to any such plan or disclosure statement or any other motion, pleading, agreement or term sheet in support of such a plan by an Obligor to which the Administrative Agent (at the Direction of the Majority Lenders) does not consent or any of the Obligors or their Subsidiaries shall seek, support or fail to contest in good faith the filing or confirmation of any such plan or entry of any such order, (B) the entry of any order terminating any Obligor’s exclusive right to file a plan of reorganization or plan of liquidation, or (C) the expiration of any Obligor’s exclusive right to file a plan of reorganization or plan of liquidation.

(iii)            The entry of an order in any of the Chapter 11 Cases confirming a plan of reorganization or plan of liquidation that is not an Acceptable Plan.

(iv)             (x) The entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents or Approved Bankruptcy Court Orders without the written consent (email shall suffice) of the Administrative Agent (at the Direction of the Majority Lenders) or the filing by an Obligor of a motion to alter, amend, vacate, supplement, modify, or reconsider, any Approved Bankruptcy Court Orders;

(v)               The allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against the Administrative Agent, any Lender or any of the Collateral or against the Prepetition Administrative Agent, any Prepetition Creditor or any Prepetition Collateral;

(vi)             The appointment of a trustee or an examiner with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Obligors (without consent of the Administrative Agent (at the Direction of the Majority Lenders));

(vii)          (A) The dismissal of the Chapter 11 Cases or (B) any Obligor shall file a motion or other pleading seeking the dismissal of the Chapter 11 Cases under Section 1112 of the Bankruptcy Code or otherwise;

(viii)        Any Obligor shall file a motion (without consent of the Administrative Agent (at the Direction of the Majority Lenders)) seeking, or the Bankruptcy Court shall enter an order granting, relief from or modifying the Automatic Stay (A) to allow any creditor (other than the Administrative Agent) to execute upon or enforce a Lien on any Collateral or (B) approving any settlement or other stipulation not approved by the Majority Lenders with any creditor of any Obligor providing for payments as adequate protection or otherwise to such secured creditor; provided that, for the avoidance of doubt, entry of an order granting relief from or modifying the Automatic Stay to permit setoff pursuant to section 553 of the Bankruptcy Code shall not constitute an Event of Default;

(ix)             The entry of an order in the Chapter 11 Cases avoiding or permitting recovery of any portion of the payments made on account of the Obligations owing under this Agreement or the other Loan Documents;

(x)               The failure of any Obligor to perform in any material respect any of its obligations under the Interim Order, the Final Order or any other Approved Bankruptcy Court Order;

(xi)             Except for any First Day Order, entry of any order of the Bankruptcy Court authorizing any claims or charges, other than in respect of this Agreement and the other Loan Documents, or as otherwise permitted under the applicable Loan Documents or permitted under the DIP Orders, entitled to superpriority administrative expense claim status in any Chapter 11 Case pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Secured Parties under this Agreement and the other Loan Documents, or there shall be granted by the Bankruptcy Court (A) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code or (B) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except, in each case, as expressly provided in the Loan Documents or in the DIP Order then in effect (but only in the event specifically consented to by the Administrative Agent (at the Direction of the Majority Lenders)), whichever is in effect;

(xii)          The DIP Order shall cease to create a valid and perfected Lien (which creation and perfection shall not require any further action other than the entry of the DIP Order) on the Collateral or to be in full force and effect, shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal, in the case of modification or amendment, without prior written consent of the Administrative Agent (at the Direction of the Majority Lenders);

(xiii)        Subject to entry of the Final Order, an order in the Chapter 11 Cases shall be entered (A) charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Administrative Agent and the Secured Parties, or (B) limiting the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Prepetition Administrative Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Obligor after the Petition Date, or the commencement of other actions that are materially adverse to the Administrative Agent, the Secured Parties or their respective rights and remedies under the Loan Documents in any of the Chapter 11 Cases or inconsistent with any of the Loan Documents;

(xiv)         Any order having been entered or granted by either the Bankruptcy Court or any other court of competent jurisdiction materially adversely impacting the rights and interests of the Administrative Agent and the Lenders, as determined by the Majority Lenders, without the prior written consent of the Administrative Agent (at the Direction of the Majority Lenders);

(xv)           An order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral by the Obligors authorized by the DIP Order;

(xvi)         Any Obligor shall challenge, support or encourage a challenge of any payments made to the Administrative Agent or any Lender with respect to the Obligations or to the Prepetition Administrative Agent or the Senior Secured Lenders with respect to the Prepetition Obligations, or without the consent of the Administrative Agent (at the Direction of the Majority Lenders), the filing of any motion by the Obligors seeking approval of (or the entry of an order by the Bankruptcy Court approving) adequate protection to any Prepetition Administrative Agent or lender that is inconsistent with the DIP Order;

(xvii)      Except for any First Day Order and without the Administrative Agent’s (at the Direction of the Majority Lenders) and the Majority Lenders’ consent, any Obligor or any Subsidiary thereof shall file any motion or other request with the Bankruptcy Court seeking (A) to grant or impose, under Section 364 of the Bankruptcy Code or otherwise, liens or security interests in any DIP Collateral, whether senior or equal to the Administrative Agent’s liens and security interests; or (B) to modify or affect any of the rights of the Administrative Agent or the Lenders under the DIP Order, the Loan Documents, and related documents by any plan of reorganization confirmed in the Chapter 11 Cases or subsequent order entered in the Chapter 11 Cases;

(xviii)    Any Obligor or any Subsidiary thereof or any Debtor shall take any action in support of any matter set forth in this Section 11.01(g) or any other Person shall do so and such application is not contested in good faith by the Obligors and the relief requested is granted in an order that is not stayed pending appeal;

(xix)         Any Debtor shall be enjoined from conducting any material portion of its business, any disruption of the material business operations of the Debtors shall occur, or any material damage to or loss of material assets of any Debtor shall occur and, in each case and, in each case, such event or circumstance would reasonably be expected to have a Material Adverse Effect;

(xx)           Any Debtor shall deny in writing that such Debtor has liability or obligation under this Agreement for the Obligations or seeks to recover any monetary damages from the Administrative Agent, any Lender, any of the Senior Secured Lenders;

(xxi)         The Bankruptcy Court shall grant relief under any motion or other pleading filed by any Debtor that results in the occurrence of an Event of Default; provided that the Obligors hereby agree that the Administrative Agent shall be entitled to request an expedited hearing on any such motion and hereby consent to such expedited hearing (and the Administrative Agent is authorized to represent to the Bankruptcy Court that the Obligors have consented to such expedited hearing on the motion);

(xxii)      The Bankruptcy Court not approving the roll-up of the Senior Secured Obligations as contemplated in this Agreement or entry of an Order amending, waiving, or modifying such roll-up.

(xxiii)    If the Final Order does not include a waiver, in form and substance satisfactory to the Administrative Agent and the Lenders (which satisfaction may be communicated via an email from any of the DIP Professionals), of (A) the right to surcharge the Collateral under Section 506(c) of the Bankruptcy Code and (B) any ability to limit the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Prepetition Administrative Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Obligor after the Petition Date;

(xxiv)     Any Debtor shall deny in writing such Debtor’s liability or obligations under this Agreement or seeks to recover any monetary damage from the Administrative Agent, any Lender or any of the Prepetition Secured Parties;

(xxv)       Failure of the Borrower or any other Obligor to use the proceeds of the Loans as set forth in and in compliance with the Approved Budget (subject to variances permitted hereunder) and this Agreement;

(xxvi)     Failure of the Borrower to pay the fees of the professional advisors and counsel of the Administrative Agent, Prepetition Administrative Agent and the Lenders pursuant to this Agreement and the DIP Order; or

(xxvii)  Failure of the Borrower or any other Obligor to achieve the milestones set forth in Section 8.21, subject to the terms thereof.

(h)               Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (or the Equivalent Amount in other currencies) (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) shall be rendered against any Obligor or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of forty-five (45) calendar days during which execution shall not be effectively stayed, bonded pending appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(i)                 ERISA. An ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount in excess of $2,000,000 (or the Equivalent Amount in other currencies).

(j)                 Change of Control. A Change of Control shall have occurred.

11.02      Remedies. Subject to the terms of the DIP Orders and the DIP Agent Remedies Notice Period, if any Event of Default occurs and is continuing, the Administrative Agent, upon the Direction of the Majority Lenders shall: (a) terminate, reduce or restrict the right or ability of the Obligors to use any Cash Collateral (subject and subordinate to the Carve-Out and related provisions), except as necessary for the Debtors to pay employee and tax related obligations, and other expenses critical to the administration of the Debtors’ estates strictly in accordance with the Approved Budget (including the Permitted Variance) and this Interim Order, in each case, in accordance with the Approved Budget (including any Permitted Variances) and the DIP Orders; (b) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable; (c) terminate the DIP Facility and any Loan Document as to any future liability or obligation of the Secured Parties but without affecting any of the Obligations or Liens securing such Obligations; (d) invoke the right to charge interest at the Default Rate; and (e) (A) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law or (B) take any and all actions described in the DIP Order.

Section 12.
THE ADMINISTRATIVE AGENT

12.01      Appointment and Duties. Subject in all cases to clause (c) below:

(a)               Appointment of the Administrative Agent. Each of the Lenders hereby irrevocably appoints Oaktree Fund Administration, LLC (together with any successor Administrative Agent pursuant to Section 12.09) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Except as expressly set forth herein (including, for the avoidance of doubt, Sections 12.09(a) and 12.10), the provisions of this Section 12 are solely for the benefit of the Administrative Agent and the Lenders, and no Obligor or any Affiliate thereof shall have rights as a third-party beneficiary of any such provisions.

(b)               Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding in any bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of acquiring, holding, enforcing and perfecting all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Laws or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Obligor with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)               Limited Duties. The Lenders and the Obligors hereby each acknowledge and agree that the Administrative Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto and the Transactions, (ii) [reserved] and (iii) subject only to the notice provisions set forth in Section 12.09, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature, and do not (and are not intended to) create any fiduciary obligations, notwithstanding the use of the defined term “the Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any duty or obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), in each case, regardless of whether a Default has occurred and is continuing, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c). Without in any way limiting the foregoing, the Administrative Agent shall not, except as expressly set forth in this Agreement and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

12.02      Binding Effect. Each Lender agrees that (a) any action taken by the Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (b) any action taken by the Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (c) the exercise by the Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.03      Use of Discretion.

(a)               No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to written instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)               Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Party thereof or (ii) that is, in the opinion of the Administrative Agent, in its sole and absolute discretion, contrary to any Loan Document, Law or the best interests of the Administrative Agent or any of its Affiliates or Related Parties.

12.04      Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). The Administrative Agent and any such Person may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Any such Person and its Related Parties shall benefit from this Section 12 to the extent provided by the Administrative Agent; provided, however, that the exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and of any such sub-agent, and shall apply to their respective activities in connection with their activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.05      Reliance and Liability.

(a)               the Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any notice, request, certificate, consent, statement, instrument, document or other writing (including and electronic message, Internet or intranet website posting or other distribution), telephone message or conversation or oral conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.

(b)               Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Borrower hereby waive and shall not assert (and the Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the fraudulent conduct or behavior of the Administrative Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i)                 shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of, or with the consent of, the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 14.03) or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)              shall not be responsible to any Secured Party for the (a) validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (b) due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)            makes no warranty or representation, and shall not be responsible, to any Secured Party for, and shall not have any duty to ascertain or inquire into, any statement, document, information, certificate, report, representation or warranty made or furnished by or on behalf of any Related Party, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents, including, for the avoidance of doubt, the satisfaction of any condition set forth in Section 6 of this Agreement or elsewhere herein (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent); and

(iv)             shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document or whether any condition set forth in any Loan Document is satisfied or waived, including, without limiting the generality of the foregoing, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders).

For each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

12.06      Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, accept deposits from, act as the financial advisor for or in any other advisory capacity for, or engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting as the Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.07      Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Parties or upon any document solely or in part because such document was transmitted by the Administrative Agent or any of its Related Parties, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08      Expenses; Indemnities.

(a)               Each Lender agrees to reimburse the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements) of the DIP Professionals and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Administrative Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)               Each Lender further agrees to indemnify the Administrative Agent (or any sub-agent thereof) and any Related Parties of the Administrative Agent (or any such sub-agent) (to the extent not paid by any Obligor), from and against such Lender’s aggregate Proportionate Share of the liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent (or any sub-agent thereof) or any Related Parties of the Administrative Agent (or any such sub-agent) in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent (or any sub-agent thereof) or any Related Parties of the Administrative Agent (or any such sub-agent) under or with respect to any of the foregoing; provided that no Lender shall be liable to the Administrative Agent (or any sub-agent thereof) or any Related Parties of the Administrative Agent (or any such sub-agent) to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent (or any sub-agent thereof) or, as the case may be, such Related Party of the Administrative Agent (or any sub-agent thereof), as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

12.09      Resignation of the Administrative Agent.

(a)               At any time upon not less than thirty (30) days’ prior written notice, the Administrative Agent may resign as the “the Administrative Agent” hereunder, in whole or in part (in the sole and absolute discretion of the Administrative Agent). If the Administrative Agent delivers any such notice, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be (i) a Lender holding at least thirty percent (30%) of the outstanding principal amount of the Loans or any Affiliate thereof or (ii) any other financial institution consented to by the Borrower (provided that the consent of the Borrower shall not be required to the extent an Event of Default has occurred and is continuing). If a successor Administrative Agent has not been appointed on or before the effectiveness of the resignation of the resigning Administrative Agent (or such earlier date as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the resigning Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint any Person reasonably chosen by it as the successor Administrative Agent, notwithstanding whether the Majority Lenders have appointed a successor or the Borrower has consented to such successor. Whether or not a successor has been appointed, such resignation shall become effective on the Resignation Effective Date.

(b)               Effective from the Resignation Effective Date, (i) the resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the resigning Administrative Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Administrative Agent was, or because the Administrative Agent had been, validly acting as the Administrative Agent under the Loan Documents or (y) any continuing duties such resigning Administrative Agent will continue to perform, and (iv) subject to its rights under Section 12.04, the resigning Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as the Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Administrative Agent under the Loan Documents.

12.10      Release of Collateral or Obligors. Each Lender hereby consents to the release and hereby directs the Administrative Agent to release, and the Administrative Agent hereby agrees, (or, in the case of Section 12.10(b), release or subordinate) the following:

(a)               [reserved];

(b)               any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by and in accordance with the Loan Documents (including pursuant to a valid waiver or consent) and (ii) all of the Collateral and all Obligors, upon (w) termination of the Commitments; and (x) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made).

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guarantees and Liens when and as directed in this Section 12.10 and deliver to the Borrower, at the expense of the Borrower, any portion of such Collateral so released pursuant to this Section 12.10 that is in possession of the Administrative Agent.

12.11      Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Section 12 and the decisions and actions of the Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (ii) each of the Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

12.12      Agent May File Proofs of Claims

In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relating to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Obligor) shall be entitled and empowered (but not obligated) by intervention or such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 14.03) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Section 14.03.

12.13      Acknowledgements of Lenders.

(a)               If the Administrative Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)               Without limiting immediately preceding clause (a), each Lender, or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case: (i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and (ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.13(b).

(c)               Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)               In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”)irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”). Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or any Erroneous Payment Subrogation Rights or other rights of the Administrative Agent in respect of an Erroneous Payment) result in the Administrative Agent becoming or being deemed to be, a Lender hereunder or the holder of any Loans hereunder.

(e)               The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Obligor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Obligor or from the proceeds of the Collateral.

(f)                To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value” or any similar doctrine.

(g)               Each party’s obligations, agreements and waivers under this Section 12.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 13.
GUARANTY

13.01      The Guaranty. The Subsidiary Guarantors hereby jointly and severally guarantee to the Administrative Agent and the Lenders, and their successors and assigns, the full and punctual payment in full or performance (whether at stated maturity, by acceleration or otherwise) of the Obligations, including (i) principal of and interest on the Loans, (ii) all fees and other amounts and Obligations from time to time owing to the Administrative Agent and the Lenders by the Borrower and each other Obligor under this Agreement or under any other Loan Document, in each case strictly in accordance with the terms hereof and thereof and (iii) the punctual and faithful performance, keeping, observance and fulfillment by the Borrower and Subsidiary Guarantors of all the agreements, conditions, covenants and obligations of the Borrower and Subsidiary Guarantors contained in the Loan Documents (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower or any other Obligor shall fail to pay any amount in full when due or perform any such obligation (whether at stated maturity, by acceleration or otherwise), the Subsidiary Guarantors will promptly pay the same or perform such obligation at the place and in the manner specified herein or in the relevant Loan Document, as the case may be, without any demand or notice whatsoever, and that in the case of any extension of time of payment or performance or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full or performed when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02      Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 shall constitute a guaranty of payment and performance and not of collection and are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by all applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)               at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)               any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)               the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be extended, modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)               any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

13.03      Discharge Only Upon Payment in Full. Subject to any prior release herefrom of any Subsidiary Guarantor by the Administrative Agent in accordance with (and pursuant to authority granted to the Administrative Agent under) the terms of this Agreement or with the consent of the Lenders, each Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) and all other financing arrangements among the Borrower or any Subsidiary Guarantor and the Secured Parties under or in connection with this Agreement and each other Loan Document shall have terminated (herein, the “Termination Conditions”), and until the prior and complete satisfaction of the Termination Conditions all of the rights and remedies under this Guaranty and the other Loan Documents shall survive. Notwithstanding the foregoing, the Administrative Agent hereby agrees to release any Subsidiary of the Borrower from its guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guarantee any Obligations pursuant to Section  8.12(b).

13.04      Additional Waivers; General Waivers.

(a)               Additional Waivers. Notwithstanding anything herein to the contrary, each of the Subsidiary Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:

(i)                 any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii)              (A) notice of acceptance hereof; (B) notice of any other financial accommodations made or maintained under the Loan Documents or the creation or existence of any Guaranteed Obligations; (C) notice of the amount of the Guaranteed Obligations, subject, however, to each Subsidiary Guarantor’s right to make inquiry of the Administrative Agent and the Secured Parties to ascertain the amount of the Guaranteed Obligations at any reasonable time; (D) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Subsidiary Guarantor’s risk hereunder; (E) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (F) notice of any Event of Default; and (G) all other notices (except if such notice is specifically required to be given to such Subsidiary Guarantor under this Guaranty or under the other Loan Documents) and demands to which each Subsidiary Guarantor might otherwise be entitled;

(iii)            its right, if any, to require the Administrative Agent and the Secured Parties to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the Secured Parties now have or may hereafter have against, any other guarantor of the Guaranteed Obligations or any third party, or against any collateral provided by such other guarantors or any third party; and each Subsidiary Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of any other guarantor of the Guaranteed Obligations or by reason of the cessation from any cause whatsoever of the liability of any other guarantor of the Guaranteed Obligations in respect thereof;

(iv)             (A) any rights to assert against the Administrative Agent and the Secured Parties any defense (legal or equitable), set-off, counterclaim, or claim which such Subsidiary Guarantor may now or at any time hereafter have against any other guarantor of the Guaranteed Obligations or any third party liable to the Administrative Agent and the Secured Parties; (B) any defense, set-off, counterclaim or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity or enforceability of the Guaranteed Obligations or any security therefor; (C) any defense such Subsidiary Guarantor has to performance hereunder, and any right such Subsidiary Guarantor has to be exonerated, arising by reason of: (1) the impairment or suspension of the Administrative Agent’s and the Secured Parties’ rights or remedies against any other guarantor of the Guaranteed Obligations; (2) the alteration by the Administrative Agent and the Secured Parties of the Guaranteed Obligations; (3) any discharge of the obligations of any other guarantor of the Guaranteed Obligations to the Administrative Agent and the Secured Parties by operation of law as a result of the Administrative Agent’s and the Secured Parties’ intervention or omission; or (4) the acceptance by the Administrative Agent and the Secured Parties of anything in partial satisfaction of the Guaranteed Obligations; and (D) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Subsidiary Guarantor’s liability hereunder; and

(v)               any defense arising by reason of or deriving from (A) any claim or defense based upon an election of remedies by the Administrative Agent and the other Secured Parties; or (B) any election by the Administrative Agent and the other Secured Parties under any provision of any state or federal bankruptcy, insolvency or similar law to limit the amount of, or any collateral securing, its claim against the Subsidiary Guarantors.

(b)               General Waivers. Each Subsidiary Guarantor irrevocably waives, to the fullest extent permitted by law, any notice not provided for herein.

13.05      Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is at any time rescinded, annulled, avoided, set aside, invalidated, declared to be fraudulent or must be otherwise restored or repaid by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization, equitable cause or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission, repayment or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any state or federal bankruptcy, insolvency or similar law. The provisions of this Section 13.05 shall survive termination of this Guaranty.

13.06      Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that, until the prior and complete satisfaction of all Termination Conditions, they (i) shall not exercise any right of subrogation with respect to the Guaranteed Obligations and (ii) shall not exercise any right to enforce any remedy which the Secured Parties or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any other guarantor of all or any part of the Guaranteed Obligations or any other Person, and each Subsidiary Guarantor waives any benefit of, and any right to participate in, any security or collateral that may from time to time be given to the Secured Parties and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Secured Parties. Should any Subsidiary Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights prior to complete satisfaction of the Termination Conditions, each Subsidiary Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set-off that such Subsidiary Guarantor may have prior to the complete satisfaction of the Termination Conditions, and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until all Termination Conditions are satisfied in full. Each Subsidiary Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the Secured Parties and shall not limit or otherwise affect such Subsidiary Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.06.

13.07      Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Administrative Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition, preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.08      Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent and the Lenders, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.09      Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.10      Contribution with Respect to Guaranteed Obligations.

(a)               To the extent that any Subsidiary Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Subsidiary Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Subsidiary Guarantor if each Subsidiary Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Subsidiary Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Subsidiary Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following the prior and complete satisfaction of the Termination Conditions, such Subsidiary Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Subsidiary Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)               As of any date of determination, the “Allocable Amount” of any Subsidiary Guarantor shall be equal to the maximum amount of the claim, which could then be recovered from such Subsidiary Guarantor under this Agreement without rendering such claim voidable or avoidable under any state or federal bankruptcy, insolvency or similar law or other applicable Law.

(c)               This Section 13.10 is intended only to define the relative rights of the Subsidiary Guarantors, and nothing set forth in this Section 13.10 is intended to or shall impair the obligations of the Subsidiary Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.

(d)               The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Subsidiary Guarantor or Subsidiary Guarantors to which such contribution and indemnification is owing.

(e)               The rights of the indemnifying Subsidiary Guarantors against other Subsidiary Guarantors under this Section 13.10 shall be exercisable only upon the prior and complete satisfaction of the Termination Conditions.

13.11      General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Administrative Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 14.
MISCELLANEOUS

14.01      No Waiver. No failure on the part of the Administrative Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

14.02      Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Loan Documents shall be given or made in writing (including by telecopy or email) delivered, if to the Borrower, another Obligor, the Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement or therein, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

14.03      Expenses, Indemnification, Etc.

(a)               Expenses. Each Obligor, jointly and severally, agrees to promptly pay or reimburse in accordance with the DIP Order, the Administrative Agent and the Lenders for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented out of pocket fees, expenses, charges and disbursements of the DIP Professionals, and any sales, goods and services or other similar Taxes applicable thereto, and reasonable and documented printing, reproduction, document delivery, communication and travel costs) in connection with:

(i)                 the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs);

(ii)              post-closing costs (including costs of the administration of this Agreement and the other Loan Documents);

(iii)            the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated);

(iv)             any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Administrative Agent, any Lender, the Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents, the Prepetition Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case or proceeding commenced by or against the Borrower or any other Person that may be obligated to the Administrative Agent or the Lenders by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that no Person shall be entitled to reimbursement under this clause (iv) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct, or material breach in bad faith or reckless disregard of such Person’s obligations hereunder or under any other Loan Document (in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction);

(v)               any attempt to enforce or prosecute any rights or remedies of the Administrative Agent or any Lender under the Loan Documents in accordance with the terms thereof, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans prior to or during the pendency of one or more Events of Default;

(vi)             any work-out or restructuring of the Obligations prior to or during the pendency of one or more Events of Default;

(vii)          the obtaining of approval of the Loan Documents by the Bankruptcy Court or any other court;

(viii)        the preparation and review of pleadings, documents and reports related to the Chapter 11 Cases and any Successor Cases, attendance at meetings, court hearings or conferences related to the Chapter 11 Cases and any Successor Cases, and general monitoring of the Chapter 11 Cases and any Successor Cases and any action, arbitration or other proceeding (whether instituted by or against the Administrative Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Administrative Agent’s Liens with respect to any Collateral), the Loan Documents, the Prepetition Loan Documents or the Obligations, including any lender liability or other claims;

(ix)             efforts to (A) monitor the Loans or any of the other Obligations, (B) evaluate, observe or assess any of the Obligors or their respective affairs, (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral or (D) settle or otherwise satisfy any taxes, charges or Liens with respect to any Collateral;

(x)               any lien searches or request for information listing financing statements or liens filed or searches conducted to confirm receipt and due filing of financing statements and security interests in all or a portion of the Collateral; and

(xi)             including, as to each of clauses (i) through (x) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 14.03, all of which shall be payable by Borrower to the Administrative Agent or the Lenders, as applicable.

All amounts reimbursable by the Borrower under this Section 14.03 shall constitute Obligations secured by the Collateral. The agreements in this Section 14.03 shall survive the termination of the Commitments and repayment of all other Obligations. All amounts due under this Section 14.03 shall be paid within five (5) Business Days of receipt by the Borrower of a reasonably detailed written invoice relating thereto. If the Borrower fails to pay when due any amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of the Borrower by the Administrative Agent in its discretion by charging any loan account(s) of the Borrower, without notice to or consent from the Borrower, and any amounts so paid shall constitute Obligations hereunder. For the avoidance of doubt, this Section 14.03 shall not apply to Taxes, except any Taxes that represent fees, costs and expenses arising from any non-Tax claim.

(b)               Indemnification. Each Obligor, jointly and severally, hereby indemnifies the Administrative Agent (and any sub-agent thereof), the Lenders and their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind including reasonable and documented out of pocket fees and disbursements of any counsel for each Indemnified Party (limited to one legal counsel in each relevant jurisdiction), that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to (i) Agreement or any of the other Loan Documents or the Transactions, (ii) any use made or proposed to be made with the proceeds of the Loans, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Obligor or any of its Subsidiaries, or (iv) any actual or prospective claim, investigation, litigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether or not such investigation, litigation or proceeding is brought by any Obligor, any of its Subsidiaries, shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is (i) found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (ii) is determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from a claim brought by any Obligor against an Indemnified Party for material breach in bad faith or reckless disregard of such Indemnified Party’s obligations hereunder or under any other Loan Document. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans. The Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party”. None of the Administrative Agent and the Lenders shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans. Notwithstanding the foregoing in this Section 14.03(b), the Obligors shall not be liable for any settlement of any proceeding effected without the Obligors’ consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Obligors’ written consent, or if there is a judgment against an Indemnified Party in any such proceeding, the Obligors shall indemnify and hold harmless each Indemnified Party to the extent and in the manner set forth above. The Obligors shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding against such Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (a) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of, or arise out of, such proceeding and (b) such settlement does not include any statement as to, or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnified Party. This Section shall not apply with respect to (x) Taxes other than Taxes relating to a non-Tax Claim or Loss governed by this Section 14.03(b) and (y) yield protection matters covered by Section 5.01, which shall be governed exclusively by Section 5.01.

14.04      Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Loan Document may be amended, modified, waived or supplemented only by an instrument in writing signed by the Borrower, the Administrative Agent and the Majority Lenders; provided that:

(a)               any such modification or supplement that is disproportionately adverse to any Lender as compared to other Lenders or subjects any Lender to any additional obligation shall not be effective without the consent of such affected Lender;

(b)               the consent of all of the Lenders shall be required to:

(i)                 amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or Commitment, reduce the fees payable hereunder (including the Fees), reduce interest rates (provided that the Majority Lenders may rescind an imposition of default interest hereunder) or other amounts payable with respect to the Loans (excluding mandatory prepayments), extend any date fixed for payment of principal (excluding mandatory prepayments) (it being understood that the waiver of any prepayment of Loans shall not constitute an extension of any date fixed for payment of principal), interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans (excluding mandatory prepayments);

(ii)              [reserved];

(iii)            amend this Section 14.04 or the definition of “Majority Lenders”; or

(iv)             amend the payment waterfall and pro rata sharing provisions set forth in Section 4.01 and Section 4.02.

With respect to any amendment, modification, waiver or supplement, the opportunity to participate on the same terms in such amendment, modification, waiver or supplement shall be offered on the same terms to all Lenders (regardless of whether such Lender’s consent would otherwise be required to effect such amendment, restatement, supplement, exchange, modification or waiver), and all Lenders shall have a reasonable opportunity to participate in such amendment, modification, waiver or supplement on the same terms as each other Lender and shall have the right to receive the same pro rata economics in accordance with its Proportionate Share in such transaction (including any fee, payment or other consideration, including consent or backstop fees) paid to any Lender in its capacity as such.

14.05      Successors and Assigns.

(a)               General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder (except in connection with an event permitted under Section 9.03) without the prior written consent of the Administrative Agent. Any Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Assignments by Lender.

(i)                 Any Lender may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person other than a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) and the other Loan Documents; provided that (A) no such assignment shall be made to any Obligor, any Affiliate of any Obligor, any employees or directors of any Obligor at any time, and (B) no such assignment shall be made without the prior written consent of the Administrative Agent. The consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof. Subject to the recording thereof by the Administrative Agent pursuant to Section 14.05(d), and to receipt by the Administrative Agent of a processing and recordation fee in the amount of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) from and after the date such Assignment and Assumption is recorded in the Register, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e).

(ii)              Assignments shall be subject to the condition that except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date specified in the Assignment and Assumption with respect to such assignment) shall not be less than $1,000,000.

(c)               Amendments to Loan Documents. Each of the Administrative Agent, the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d)               Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. Notwithstanding anything to the contrary, any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register.

(e)               Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Eligible Transferee (other than a natural person or any Obligor or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection therewith. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (A) increase or extend the term of such Lender’s Commitment, (B) extend the date fixed for the payment of principal (excluding mandatory prepayments) of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (C) reduce the amount of any such payment of principal, or (D) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest (other than a waiver of default interest). Subject to Section 14.05(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 or 5.02 (subject to the requirements and limitations therein, including the requirements under Section 5.02(f) (it being understood that the documentation required under Section 5.02(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.05(b); provided that such Participant (1) shall not be entitled to such benefits unless such Participant agrees, for the benefit of the Borrower, to comply with the documentation requirements of Section 5.02(e) as if it were a Lender and complies with such requirements, (2) agrees to be subject to the provisions of Section 5.03 as if it were an assignee under Section 14.05(b) and (iii) shall not be entitled to receive any greater payment under Section 5.01 or 5.02, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)                Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.02 than such Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g)               Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

14.06      Survival. The obligations of the Borrower under Sections 5.01, 5.02, 5.03 14.03, 14.05, 14.06, 14.09, 14.10, 14.11, 14.12, 14.13 and 14.14 and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitments and, in the case of the Lenders’ assignment of any interest in the Commitments or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07      Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08      Counterparts, Effectiveness. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. This Agreement shall become effective when counterparts hereof executed on behalf of the Obligors, the Administrative Agent and the Lender shall have been received by the Administrative Agent.

14.09      Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10      Jurisdiction, Service of Process and Venue.

(a)               Submission to Jurisdiction. Each party hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against such other party in any way relating to this Agreement or any Loan Document or the transactions relating hereto or thereto, in any forum other than the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)               Waiver of Venue, Etc. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such party is or may be subject, by suit upon judgment.

14.11      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12      Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

14.13      Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. To the extent there are any insistencies between the terms of this Agreement or any Loan Agreement and the DIP Order, the provisions of the DIP Order shall govern.

14.14      Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

14.15      No Fiduciary Relationship. The Borrower acknowledges that the Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.16      Confidentiality. The Administrative Agent and each Lender agree to keep confidential, and not disclose to any Person all non-public information provided to them by or on behalf of any Obligor pursuant to this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender, any Affiliate of a Lender subject to an agreement to comply with the provisions of this section, or any Eligible Transferee or other assignee permitted under Section 14.05(b), (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (c) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (collectively, its “Related Parties”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (d) upon the request or demand of any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loans or (xi) to any other party hereto; provided that, in the case of disclosure pursuant to clause (d), (e) and (f) above, the Administrative Agent or applicable Lender, as applicable, shall promptly provide notice to the Borrower to the extent reasonable and not prohibited by Law or any applicable Governmental Authority.

14.17      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Administrative Agent and the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

14.18      Judgment Currency.

(a)               If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b)               The obligations of the Obligors in respect of any sum due to the Administrative Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent in Dollars, the Administrative Agent shall remit such excess to the Borrower.

14.19      USA PATRIOT Act. The Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they are required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Patriot Act.

14.20      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)               the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)               the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

TPI COMPOSITES, INC.

By:	/s/ William E. Siwek
	Name:	William E. Siwek
	Title:	President, Chief Executive Officer

Address for Notices:

TPI Composites, Inc.

9200 E Pima Center Pkwy, Suite 250

Scottsdale, AZ 85258

Attn: Steven Fishbach

Tel.: 480-305-8923

Email: sfishbach@tpicomposites.com

With copies to:

Courtney S. Marcus

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX 75209

Attn: Courtney S. Marcus

Tel.: 214-746-8100

Email: courtney.marcus@weil.com

[Signature Page to Credit Agreement and Guaranty]

GUARANTORS:

TPI INTERNATIONAL, LLC

TPI TURKEY, LLC

TPI APAC, LLC

TPI TURKEY II, LLC

TPI TURKEY IZBAS, LLC

TPI COMPOSITE SERVICES, LLC

TPI MEXICO, LLC

TPI HOLDINGS MEXICO, LLC

TPI MEXICO II, LLC

TPI MEXICO III, LLC

TPI MEXICO IV, LLC

TPI MEXICO V, LLC

TPI MEXICO VI, LLC

PONTO ALTO HOLDINGS, LLC

TPI ARIZONA, LLC

TPI IOWA, LLC

TPI IOWA II, LLC

TPI APAC II, INC.

COMPOSITE SOLUTIONS, INC.

TPI TECHNOLOGY, INC.

TPI TEXAS, LLC

By:	/s/ William E. Siwek
	Name:	William E. Siwek
	Title:	President, Chief Executive Officer

Address for Notices:

TPI Composites, Inc.

9200 E Pima Center Pkwy, Suite 250

Scottsdale, AZ 85258

Attn: Steven Fishbach

Tel.: 480-305-8923

Email: sfishbach@tpicomposites.com

With copies to:

Weil, Gotshal & Manages LLP

200 Crescent Court, Suite 300
Dallas, TX 75209

Attn: Courtney S. Marcus

Tel.: 214-746-8100

Email: courtney.marcus@weil.com

[Signature Page to Credit Agreement and Guaranty]

ADMINISTRATIVE AGENT:

OAKTREE FUND ADMINISTRATION, LLC

By:	/s/ Henry Orren
Name: Henry Orren
Title: Managing Director

By:	/s/ Melanie Kokhan
Name: Melanie Kokhan
Title: Assistant Vice President

Address for Notices:

Oaktree Fund Administration, LLC
333 S. Grand Avenue, 28th Fl.
Los Angeles, CA 90071
Attn: Jordan Mikes
Email: jmikes@oaktreecapital.com

With copies to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attn: Ari Blaut
Email: Blauta@sullcrom.com

[Signature Page to Credit Agreement and Guaranty]

LENDER:

Opps Xb TPIC PT, L.P.
By: Oaktree Fund AIF Series (Cayman), L.P. – Series G
Its: General Partner
By: Oaktree AIF (Cayman) GP Ltd.
Its: General Partner
By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Robert LaRoche
Name: Robert LaRoche
Title: Managing Director

By:	/s/ Ross Rosenfelt
Name: Ross Rosenfelt
Title: Managing Director

By: Oaktree Fund AIF Series, L.P. – Series N
Its: General Partner
By: Oaktree Fund GP AIF, LLC
Its: General Partner
By: Oaktree Fund GP III, L.P.
Its: Managing Member

By:	/s/ Robert LaRoche
Name: Robert LaRoche
Title: Authorized Person

By:	/s/ Ross Rosenfelt
Name: Robert LaRoche
Title: Authorized Person

Address for Notices:
11611 San Vicente Boulevard, Suite 700
Los Angeles, CA 90049
Attn: Jimmy Lee
Tel.: +1 (949) 293-5237
Email: jalee@oaktreecapital.com

[Signature Page to Credit Agreement and Guaranty]

LENDER:

Opps XI TPIC Holdings, L.P.
By: Oaktree Fund AIF Series (Cayman), L.P. – Series O
Its: General Partner
By: Oaktree AIF (Cayman) GP Ltd.
Its: General Partner
By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Robert LaRoche
Name: Robert LaRoche
Title: Managing Director

By:	/s/ Ross Rosenfelt
Name: Ross Rosenfelt
Title: Managing Director

By: Oaktree Fund AIF Series, L.P. – Series N
Its: General Partner
By: Oaktree Fund GP AIF, LLC
Its: General Partner
By: Oaktree Fund GP III, L.P.
Its: Managing Member

By:	/s/ Robert LaRoche
Name: Robert LaRoche
Title: Authorized Person

By:	/s/ Ross Rosenfelt
Name: Ross Rosenfelt
Title: Authorized Person

Address for Notices:

11611 San Vicente Boulevard, Suite 700
Los Angeles, CA 90049

Attn: Jimmy Lee
Tel.: +1 (949) 293-5237
Email: jalee@oaktreecapital.com

[Signature Page to Credit Agreement and Guaranty]

LENDER:

OCM Power V TPIC PT, L.P.
By: Oaktree Fund AIF Series (Cayman), L.P. – Series Q
Its: General Partner
By: Oaktree AIF (Cayman) GP Ltd.
Its: General Partner
By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Andrew Moir
Name: Andrew Moir
Title: Managing Director

By:	/s/ Thomas Banks
Name: Thomas Banks
Title: Vice President

By: Oaktree Fund AIF Series, L.P. – Series V
Its: General Partner
By: Oaktree Fund GP AIF, LLC
Its: General Partner
By: Oaktree Fund GP III, L.P.
Its: Managing Member

By:	/s/ Andrew Moir
Name: Andrew Moir
Title: Authorized Person

By:	/s/ Thomas Banks
Name: Thomas Banks
Title: Authorized Person

Address for Notices:

11611 San Vicente Boulevard, Suite 700
Los Angeles, CA 90049

Attn: Jimmy Lee
Tel.: +1 (949) 293-5237
Email: jalee@oaktreecapital.com

[Signature Page to Credit Agreement and Guaranty]

LENDER:

OPIF TPIC CTB, L.P.

By: Oaktree Fund GP 1A, Ltd.
Its: General Partner
By: Oaktree Fund GP I, L.P.
Its: Director

By:	/s/ Robert LaRoche
Name: Robert LaRoche
Title: Authorized Signatory

By:	/s/ Ross Rosenfelt
Name: Ross Rosenfelt
Title: Authorized Signatory

Address for Notices:
11611 San Vicente Boulevard, Suite 700
Los Angeles, CA 90049

Attn: Jimmy Lee
Tel.: +1 (949) 293-5237
Email: jalee@oaktreecapital.com

[Signature Page to Credit Agreement and Guaranty]

LENDER:

OAKTREE POWER OPPORTUNITIES FUND V
(DELAWARE) HOLDINGS, L.P.

By: Oaktree Power Opportunities Fund V GP, L.P.
Its: General Partner
By: Oaktree Power Opportunities Fund V GP, Ltd.
Its: General Partner
By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Andrew Moir
Name: Andrew Moir
Title: Managing Director

By:	/s/ Thomas Banks
Name: Thomas Banks
Title: Vice President

Address for Notices:

11611 San Vicente Boulevard, Suite 700
Los Angeles, CA 90049
Attn: Jimmy Lee

Tel.: +1 (949) 293-5237
Email: jalee@oaktreecapital.com

With copies to:
1301 Avenue of the Americas, 34th Floor
New York, NY 10019

Attn: Andrew Moir
Tel.: +1 (760) 207-3366
Email: amoir@oaktreecapital.com

[Signature Page to Credit Agreement and Guaranty]

LENDER:

OPPS TPIC HOLDINGS, LLC

By: Oaktree Fund GP, LLC
Its: Manager
By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Robert LaRoche
Name: Robert LaRoche
Title: Authorized Signatory

By:	/s/ Ross Rosenfelt
Name: Ross Rosenfelt
Title: Authorized Signatory

Address for Notices:

333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071

Attn: Robert LaRoche
Tel.: +1 (213) 379-0372
Email: rlaroche@oaktreecapital.com

Oaktree Phoenix Investment Fund, L.P.

By: Oaktree Phoenix Investment Fund GP, L.P.
Its: General Partner

By: Oaktree Phoenix Investment Fund GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Robert LaRoche
Name: Robert LaRoche
Title: Managing Director

By:	/s/ Thomas Banks
Name: Ross Rosenfelt
Title: Managing Director

[Signature Page to Credit Agreement and Guaranty]

Address for Notices:

333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071

Attn: Jordan Mikes
Tel.: +1 (213) 219-4810
Email: jmikes@oaktreecapital.com

[Signature Page to Credit Agreement and Guaranty]